As filed with the Securities and Exchange Commission on April 5, 2011
Registration No. 333-171547
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLT DEFENSE LLC
COLT FINANCE CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3840	32-0031950
Delaware	3840	27-1237687
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Scott B. Flaherty
Chief Financial Officer
547 New Park Avenue	547 New Park Avenue
West Hartford, Connecticut 06110	West Hartford, Connecticut 06110
(860) 232-4489	(860) 232-4489
(Address, Including Zip Code, and Telephone Number,	(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)	Including Area Code, of Agent for Service)

Copies of communications to:

Jeffrey Grody
General Counsel and Secretary
547 New Park Avenue
West Hartford, Connecticut 06110
(860) 232-4489

William J. Miller, Esq.
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Telephone No.: (212) 701-3000
Facsimile No.: (212) 269-5420

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class	Amount	Offering Price	Aggregate	Registration
of Securities to be Registered	to be Registered	Per Unit(1)	Offering Price(1)	Fee(2)(3)
8.75% Senior Notes due 2017	$250,000,000	100.000%	$250,000,000	$29,025.00

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933.

(2)	Calculated pursuant to Rule 457(f)(2) of the Securities Act of 1933. Paid by wire transfer on January 3, 2011.

(3)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED          , 2011

PRELIMINARY PROSPECTUS

COLT DEFENSE LLC
COLT FINANCE CORP.

Offer to Exchange

Outstanding 8.75% Senior Notes due 2017
for
Registered 8.75% Senior Notes due 2017

We are offering to exchange up to $250,000,000 aggregate principal amount of our registered 8.75% senior notes due 2017, or the “registered notes,” for up to a like aggregate principal amount of our outstanding 8.75% senior notes due 2017, or the “outstanding notes.” As of the date of this prospectus, there is outstanding $250,000,000 aggregate principal amount of the outstanding notes. The terms of the registered notes are substantially identical to the terms of the outstanding notes, except that the registered notes are registered under the Securities Act of 1933, as amended, or the “Securities Act,” and the transfer restrictions and registration rights and related additional interest provisions applicable to the outstanding notes do not apply to the registered notes. The registered notes will represent the same debt as the outstanding notes and we will issue the registered notes under the same indenture.

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2011, unless extended.

Terms of the Exchange Offer

•	All outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the registered notes.

•	You may withdraw tendered outstanding notes at any time before the exchange offer expires.

•	The exchange of the outstanding notes for the registered notes will not be a taxable event for federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The exchange offer is subject to customary conditions, including the conditions that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	We can amend or terminate the exchange offer.

The Registered Notes

•	The registered notes are being offered in order to satisfy our obligations under the registration rights agreement entered in connection with the private offering of the outstanding notes.

•	The registered notes will be our general senior unsecured obligations.

•	No public market currently exists for the registered notes. We do not intend to apply for listing of the registered notes on any securities exchange or to arrange for them to be quoted on any quotation system.

Before participating in the exchange offer, please refer to the section in this prospectus entitled “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the registered notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2011

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. We are offering to sell the notes only in places where offers and sales are permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date printed on the front of this prospectus.

In this prospectus, references to, unless otherwise indicated or the content otherwise requires:

•	the terms “the Company,” “Colt,” “we,” “us” and “our,” collectively, refer to Colt Defense LLC, its subsidiaries and predecessors;

•	“Colt Finance Corp.” or “Colt Finance” refers to Colt Finance Corp., a Delaware corporation and a wholly-owned subsidiary of the Company that was incorporated for the purpose of serving as a co-issuer of the notes in order to accommodate the issuance thereof by the Company, and (a) does not have any operations, assets or revenues of any kind other than as may be incidental to its activities as co-issuer of the notes and (b) has no obligations other than the notes; holders of the notes should not expect Colt Finance to participate in servicing the interest and principal obligations on the notes;

•	the term “Colt’s Manufacturing” refers to Colt’s Manufacturing Company LLC, a Delaware limited liability company, an affiliate of one of our sponsors that we do not control;

•	“notes” refers collectively to the outstanding notes and the registered notes; and

•	“indenture” refers to the indenture that applies to both the outstanding notes and the registered notes.

FORWARD-LOOKING STATEMENTS

This prospectus includes statements that are or may be deemed to be “forward looking statements.” One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. One should understand that many factors could cause actual results to differ from those expressed or implied in the forward-looking statements. These factors include those discussed below as well as inaccurate assumptions. Because these forward-looking statements involve risks and uncertainties, you should be aware that there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements including, but not limited to:

•	our dependence on sales to the U.S. Government;

•	changes to U.S. Government spending priorities;

•	our continued eligibility to contract with the U.S. Government or Department of Defense;

•	the selection by the U.S. military of other arms manufacturers to manufacture the M4 carbine or any successor weapons;

•	our inability to compete successfully for contracts that are the subject of competitive solicitations;

•	the loss of any of our top international customers;

•	the potential for a strike, other work stoppages or labor unrest at our manufacturing facilities;

•	our ability to comply with complex procurement laws and regulations;

•	our ability to implement effective business plans in the industries in which we operate;

•	our ability to adapt to technological change;

•	our ability to compete in the industries in which we operate;

•	the potential for our backlog to be reduced or cancelled;

•	the risks of doing business internationally, including conditions that may cause customers to delay placing orders;

•	our ability to implement our acquisition strategy and integrate our acquired companies successfully;

•	the availability and timely delivery of materials to us by our suppliers;

•	our ability to manage costs under our fixed-price contracts effectively;

•	our ability to attract and retain qualified personnel;

•	the ability to protect our intellectual property rights;

•	fluctuations in workers’ compensation and health care costs for our employees;

•	our ability to comply with environmental, health and safety laws and regulations;

•	our ability to maintain and upgrade our manufacturing capabilities to stay competitive;

•	our ability to comply with covenants under our revolving credit facility; and

•	the potential for a fire or other significant casualty to occur at either of our manufacturing facilities.

These factors should not be construed as exhaustive and should be read with other cautionary statements in this prospectus as well as the “Risk Factors” section of this prospectus.

Any forward-looking statements which we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

ii

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

iii

PROSPECTUS SUMMARY

This summary highlights selected information about our business and the exchange offer. It is not complete and may not contain all the information that may be important to you. We urge you to read and review the entire prospectus, including “Risk Factors,” together with the more detailed business information and consolidated financial statements and related notes that are included elsewhere in this prospectus before deciding to participate in the exchange offer. As used herein, “small arms weapons systems” refer to small arms, accessories and related systems that are designed to be carried and used by individual soldiers, government agents and law enforcement personnel; and “law enforcement,” or “LE,” refers to non-military personnel in domestic and foreign government agencies that are responsible for enforcing laws, keeping peace or providing domestic or international security, such as national guard units, foreign security services, corrections officers, the Department of Homeland Security, the U.S. Secret Service, police departments, SWAT teams and other emergency response units.

Overview

We are one of the world’s leading designers, developers and manufacturers of small arms weapons systems for individual soldiers and law enforcement personnel, and have been expanding our portfolio of products and services to meet evolving military and law enforcement requirements around the world. Our products have proven themselves under the most severe battle conditions, including the jungles of Vietnam, the deserts of the Middle East, the urban centers of Iraq and the mountains of Afghanistan.

We have supplied small arms weapons systems to more than 80 countries. We have been the U.S. military’s sole supplier of the M4 carbine, the U.S. Army’s standard issue rifle, and are the Canadian military’s exclusive supplier of the C8 carbine and C7 rifle. We also sell small arms weapons systems to U.S., Canadian and foreign law enforcement agencies. Furthermore, our development and sales of M4 carbines and the more than 45 years of sales of M16 rifles, have resulted in a global installed base of more than 7 million of these small arms weapons systems. Our expertise in developing small arms weapons systems enables us to integrate new technologies and features into the large installed base, and diversify our revenue sources by adding related products and services, investing in new technologies and seeking strategic acquisitions, co-production opportunities and other alliances. We have been a leading supplier of small arms weapons systems to the U.S. military since the Mexican-American War in 1847 and have supplied our products to international customers for nearly as long.

Our facilities in West Hartford, Connecticut and in Kitchener, Ontario, Canada manufacture and sell military rifles, carbines and related products and services as well as law enforcement model products in the United States and internationally.

On December 1, 2010, we ceased operating Colt Rapid Mat LLC, or “Colt Rapid Mat,” a non-core business with a manufacturing facility in Delhi, Louisiana engaged in the manufacture and sale of runway repair systems. No significant proceeds are expected from the liquidation of assets. In addition, there are no material costs or ongoing commitments associated with the closure. We dissolved Colt Rapid Mat as of December 31, 2010.

Substantially all of our operations are conducted through Colt Defense LLC, the co-issuer of the outstanding notes. Colt Finance Corp. was formed solely to be co-issuer of the notes and has no operations or independent sources of income. As of November 10, 2009, the issuance date of the notes, our domestic subsidiary Colt Rapid Mat was a guarantor of the outstanding notes. As discussed elsewhere in this prospectus, Colt Rapid Mat was dissolved as of December 31, 2010. As of the dissolution date, Colt Rapid Mat ceased being a guarantor of the outstanding notes. No other subsidiaries, domestic or foreign, guarantee the outstanding notes.

Additional Information

Colt Defense LLC is a Delaware limited liability company. Colt Finance Corp. is a Delaware corporation. Our principal executive offices are located at 547 New Park Avenue, West Hartford, Connecticut 06110. Our telephone number is (860) 232-4489.

Summary of the Terms of the Exchange Offer

The following is a summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Background	On November 10, 2009, we completed a private placement of $250,000,000 aggregate principal amount of the outstanding notes. In connection with that private placement, we and the initial purchasers entered into a registration rights agreement for the benefit of the holders of the outstanding notes. As described below, under the registration rights agreement, we agreed to, among other things, deliver this prospectus to you and to consummate the exchange offer for the outstanding notes within 540 days following the issue date of the outstanding notes. If we do not consummate the exchange offer for the outstanding notes by such date, we will be required to pay additional interest on the outstanding notes until the exchange offer is completed.

The Exchange Offer	We are offering to exchange the registered notes which have been registered under the Securities Act for a like principal amount of the outstanding notes. You may only tender outstanding notes in minimal denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. See “The Exchange Offer — Terms of the Exchange Offer.”

Registration Rights Agreement	On November 10, 2009, we and the initial purchasers entered into a registration rights agreement for the benefit of the holders of the outstanding notes. The registration rights agreement provides that if we do not consummate the exchange offer for the outstanding notes within 540 days following the issue date of the outstanding notes, we are required to pay additional interest on the outstanding notes at an initial rate of 0.25% per annum. The additional interest will increase by an additional 0.25% per annum with respect to each 90-day period until the exchange offer is consummated, up to a maximum of 1.00% per annum. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes. The registration rights agreement requires us to file a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if:

• the exchange offer is not consummated within 540 days following the issue date of the outstanding notes;

• we are not permitted to consummate the exchange offer because the exchange offer would violate applicable law or SEC policy; or

• you are a broker-dealer and hold outstanding notes acquired directly from us or any of our affiliates.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer.

See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Withdrawal	You may withdraw your tender of outstanding notes in the exchange offer at any time before the expiration of the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Withdrawal of Tenders.”

Exchange Date	The date of acceptance for exchange of the outstanding notes is the exchange date, which will be as soon as practicable following the expiration date of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Issuance of Registered Notes	We will issue registered notes in exchange for outstanding notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer — Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	We issued all of the outstanding notes as global securities in fully registered form without coupons. Beneficial interests in the outstanding notes which are held by direct or indirect participants in The Depository Trust Company through certificate less depositary interests are shown on, and transfers of the outstanding notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. See “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender outstanding notes in the exchange offer, you should contact the registered owner promptly and instruct the registered holder to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes, and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your outstanding notes under the procedures described under “The Exchange Offer — Guaranteed Delivery Procedures.”

Resales	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the registered notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act, if:

• you are not one of our “affiliates” as defined in Rule 405 under the Securities Act;

• you are acquiring the registered notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the registered notes.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the registered notes, or are not acquiring the registered notes in the ordinary course of your business, you will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender outstanding notes in the exchange offer and, in the absence of any exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes.

Our belief that transfers of registered notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

If you are a broker-dealer and receive registered notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activity, you must acknowledge that you will deliver this prospectus in connection with any resale of the registered notes. See “Plan of Distribution.” We do not intend to list the registered notes on any securities exchange or for quotation on an automated dealer quotation system. Accordingly, there can be no assurance that an active market will develop for the registered notes upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.

Consequences of Failure to Exchange	Outstanding notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such outstanding notes:

• except pursuant to an exemption from the requirements of the Securities Act;

• unless the outstanding notes are registered under the Securities Act; or

• if neither such registration nor such exemption is required by law.

Exchange Agent	Wilmington Trust FSB is serving as the exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in the section entitled “Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the registered notes in the exchange offer. See “Use of Proceeds.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

U.S. Federal Tax Considerations	The exchange of the outstanding notes will not be a taxable exchange for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Registered Notes

The following is a summary of the principal terms of the registered notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Registered Notes” section of this prospectus contains a more detailed description of the terms and conditions of the registered notes.

Co-Issuers	Colt Defense LLC and Colt Finance Corp.

Registered Notes Offered	$250.0 million aggregate principal amount of registered 8.75% senior notes due 2017. The registered notes will evidence the same debt as the outstanding notes and will be issued under, and entitled to the benefits of, the same indenture. The registered notes will be identical in all material respects to the outstanding notes for which they have been exchanged, except:

• the registered notes have been registered under the Securities Act and thus generally will not be subject to restrictions on transfer applicable to the outstanding notes or bear restrictive legends;

• the registered notes will bear a different CUSIP number from the outstanding notes;

• registered notes will not be entitled to registration rights; and

• registered notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Maturity	November 15, 2017.

Interest Payment Dates	May 15 and November 15 of each year.

Guarantees	Following the dissolution of Colt Rapid Mat, as discussed elsewhere in this prospectus and as of the date of this prospectus, none of our subsidiaries will guarantee the registered notes. Any subsidiaries that in the future guarantee our indebtedness, including indebtedness under our letter of credit facility, or indebtedness of any subsidiary guarantor, will guarantee the registered notes on a senior unsecured basis. Under certain circumstances, subsidiaries may be released from these guarantees without the consent of the holders of the registered notes. See “Description of the Registered Notes — Subsidiary guarantees.”

Ranking	The registered notes will constitute senior unsecured debt of the Company and will have the same ranking as the outstanding notes. The outstanding notes:

• are our senior unsecured obligations;

• effectively junior in right of payment to our secured debt to the extent of the value of the assets securing such debt;

• rank equally in right of payment with all of our existing and future senior debt;

• are senior in right of payment to all of our existing and future senior subordinated or subordinated debt; and

• are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

As of December 31, 2010,

• we had approximately $249.2 million of total indebtedness (including the outstanding notes), of which $2.4 million ranked senior to the outstanding notes and none of which was subordinated to the notes;

• we had $0.6 million of secured indebtedness represented by letters of credit under our letter of credit facility to which the outstanding notes were effectively subordinated, and had additional commitments under our letter of credit facility available to us of $9.4 million, all of which would be secured if borrowed and effectively senior to the outstanding notes to the extent of the collateral securing such facility; and

• our non-guarantor subsidiaries had $16.1 million of total liabilities (including trade payables and deferred income, but excluding intercompany liabilities), all of which is structurally senior to the outstanding notes.

Optional Redemption	See also “Risk Factors — Risks related to our indebtedness and the notes.” The registered notes will be redeemable at our option, in whole or in part, at any time on or after November 15, 2013, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any, to the date of redemption.

At any time prior to November 15, 2013, we may also redeem some or all of the registered notes at a price equal to 100% of the principal amount of the registered notes plus accrued and unpaid interest, if any, plus a make-whole premium.

At any time prior to November 15, 2012, we may redeem up to 35% of the original principal amount of the registered notes with the proceeds of certain equity offerings at a redemption price of 108.75% of the principal amount of the registered notes, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control	The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your registered notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain Covenants	The indenture governing the notes contains certain covenants limiting our ability and the ability of our restricted subsidiaries to, under certain circumstances:

• incur, assume or guarantee additional indebtedness;

• issue redeemable stock and preferred stock;

• pay dividends or distributions or redeem or repurchase capital stock;

• prepay, redeem or repurchase debt that is junior in right of payment to the notes;

• make loans, investments and capital expenditures;

• incur liens;

• engage in sale/leaseback transactions;

• restrict dividends, loans or asset transfers from our subsidiaries to unaffiliated third parties;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• consolidate or merge with or into, or sell substantially all of our assets to, another person;

• enter into transactions with affiliates; and

• enter into new lines of business.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of the Registered Notes.”

No Prior Public Market	The registered notes will generally be freely transferable but will be a new issue of securities for which there is currently no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the registered notes. We do not intend to make a trading market in the registered notes after the exchange offer. We do not intend to apply for a listing of the registered notes on any securities exchange or an automated dealer quotation system.

Risk Factors	You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before exchanging your outstanding notes for registered notes.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before you decide to participate in the exchange offer. These risks could have a material adverse effect on our business, financial position or results of operations. The following risk factors may not include all of the important factors that could affect our business or our industry or that could cause our future financial results to differ materially from historic or expected results. If any of the following risks occur, you could lose all or part of your investment in, and the expected return on, the notes.

Risks related to our business

We make a significant portion of our sales to a limited number of customers, and a decrease in sales to these customers could have a material adverse effect on our business.

A significant portion of our net sales is derived from a limited number of customers. For the year ended December 31, 2010, our top ten customers represented approximately 91% of our net sales. Our two largest customers accounted for approximately 64% of our net sales for the year ended December 31, 2010. Although we expect sales to our top two customers to decrease as a percentage of total net sales for the year ending December 31, 2011 and thereafter, we expect we will continue to derive a significant portion of our business from sales to these customers. If we were to lose one or more of our top customers, or if one or more of these customers significantly decreased orders for our products, our business would be materially and adversely affected.

We are subject to risks related to a lack of product revenue diversification.

We derive a substantial percentage of our net sales from a limited number of products, especially our M4 carbine and related small arms weapons systems, and we expect these products to continue to account for a large percentage of our net sales in the near term. Continued market acceptance of these products is, therefore, critical to our future success. We cannot predict how long the M4 carbine and related products will continue to be the primary small arms weapons system of choice for the U.S. Government and certain of our other customers. Our business, operating results, financial condition, and cash flows could be adversely affected by:

•	a decline in demand for the M4 carbine and related small arms weapons systems;

•	a failure to achieve continued market acceptance of our key products;

•	export restrictions or other regulatory, legislative or multinational actions which could limit our ability to sell those products to key customers or market segments, especially existing and potential international customers;

•	improved competitive alternatives to our products gaining acceptance in the markets in which we participate;

•	increased pressure from competitors that offer broader product lines;

•	technological change that we are unable to address with our products; or

•	a failure to release new or enhanced versions of our products to our military or other customers on a timely basis.

Any of the above events could impact our ability to maintain or expand our business with certain customers.

In addition, a contractual requirement that the U.S. Army purchase the M4 carbine and critical spare parts exclusively from us expired on June 30, 2009 and our IDIQ contract with the U.S. Army for the M4 carbine expired on December 31, 2010. The Army has recently awarded contracts for spare parts to a competitor following a competitive solicitation. We can give no assurance that the U.S. military will not select other small arms manufacturers to supply the M4 carbine, or spare parts, for use by U.S. military personnel in the future or that such competing manufacturers will not be able to leverage that position to compete with us in other markets. In addition, we can give no assurance that the U.S. military will not purchase other small arms weapons systems, supplied by other manufacturers, in lieu of the M4 carbine.

Our long-term growth plan includes the expansion of our global operations. Such global expansion may not prove successful, and may divert significant capital, resources and management time and attention and could adversely affect our ongoing operations.

Net direct sales to customers outside the United States accounted for approximately 38.6% of our net sales for the year ended December 31, 2010. We intend to continue expanding our international presence, which we expect to grow at a faster rate than our U.S. sales. Expanding our international presence will require our management’s time and attention and may detract from our efforts in the United States and our other existing markets and adversely affect our operating results in these markets. Our products and overall marketing approach may not be accepted in other markets to the extent needed to continue the profitability of our international operations. Any further international expansion will likely intensify our risks associated with conducting international operations, including:

•	difficulty in predicting the timing of international orders and shipments;

•	increased liquidity requirements as a result of bonding or letters of credit requirements;

•	unexpected changes in regulatory requirements;

•	changes in foreign legislation;

•	multinational agreements restricting international trade in small arms weapons systems;

•	possible foreign currency controls, currency exchange rate fluctuations or devaluations;

•	tariffs;

•	difficulties in staffing and managing foreign operations;

•	difficulties in obtaining and managing vendors and distributors;

•	potential negative tax consequences;

•	greater difficulties in protecting intellectual property rights;

•	greater potential for violation of U.S. and foreign anti-bribery and export-import laws; and

•	difficulties collecting or managing accounts receivable.

General economic and political conditions in these foreign markets may also impact our international net sales, as such conditions may cause customers to delay placing orders or to deploy capital to other governmental priorities. These and other factors may have a material adverse effect on our future international net sales.

While part of our strategy is to pursue strategic acquisitions, we may not be able to identify businesses that we can acquire on acceptable terms, we may not be able to obtain necessary financing or may face risks due to additional indebtedness, and our acquisition strategy may incur significant costs or expose us to substantial risks inherent in the acquired business’s operations.

Our strategy of pursuing strategic acquisitions may be negatively impacted by several risks, including the following:

•	We may not successfully identify companies that have complementary product lines or technological competencies or that can diversify our revenue or enhance our ability to implement our business strategy.

•	We may not successfully acquire companies if we fail to obtain financing, or to negotiate the acquisition on acceptable terms, or for other related reasons.

•	We may incur additional expenses due to acquisition due diligence, including legal, accounting, consulting and other professional fees and disbursements. Such additional expenses may be material, will likely not be reimbursed and would increase the aggregate investment cost of any acquisition.

•	Any acquired business will expose us to the acquired company’s liabilities and to risks inherent to its industry. We may not be able to ascertain or assess all of the significant risks.

•	We may require additional financing in connection with any future acquisition. Such financing may adversely impact, or be restricted by, our capital structure and our ability to pay amounts owed under the notes when due and payable. Increasing our indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable, as well as the risk of cross-defaults under other debt facilities.

•	Achieving the anticipated potential benefits of a strategic acquisition will depend in part on the successful integration of the operations, administrative infrastructures and personnel of the acquired company or companies in a timely and efficient manner. Some of the challenges involved in such an integration include:

•	demonstrating to the customers of the acquired company that the consolidation will not result in adverse changes in quality, customer service standards or business focus;

•	preserving important relationships of the acquired company;

•	coordinating sales and marketing efforts to effectively communicate the expanded capabilities of the combined company; and

•	coordinating the supply chains.

Any integration is expected to be complex, time-consuming and expensive and may harm the newly-consolidated company’s business, financial condition and results of operations.

Our dependence on government customers, including foreign governments, could result in significant fluctuations in our period-to-period performance.

Our operating results and cash flow are materially dependent upon the timing of securing government contracts and manufacturing and delivering products according to our customers’ timetables. For example, in March 2010, we were notified of a delay in a large potential contract with an international customer that would delay shipments until 2011 that we had expected to make in 2010. Similar uncertainty and volatility in the timing of orders is likely to continue to affect our net sales. We do not recognize sales until delivery of the product or service has occurred and title and risk of loss have passed to the customer, which may be in a non-U.S. location. This may extend the period of time during which we carry inventory and may result in an uneven distribution of net sales from these contracts between periods. As a result, our period-to-period performance may fluctuate significantly, and you should not consider our performance during any particular period as indicative of longer-term results.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

We license the Colt trademarks and service marks from New Colt Holding Corp. (“New Colt”), an affiliate of one of our sponsors that we do not control. There are events that are outside of our control that pose a risk to these intellectual property rights, including the bankruptcy of New Colt, or the licensing of the trademarks and service marks to manufacturers that tarnish the quality, reputation and goodwill of these marks, actions or omissions by New Colt that abandon or forfeit some or all of its rights to these marks or that diminish the value of the marks, failure by New Colt to take appropriate action to deter infringement of these marks, and certain breaches by New Colt of the agreement governing our license to these marks. Any of the foregoing acts or omissions could impair our use of the Colt trademarks or their value and harm our business.

Despite our efforts to protect our proprietary technology, unauthorized persons may be able to copy, reverse engineer or otherwise use some of our proprietary technology. It also is possible that others will develop and market similar or better technology to compete with us. Furthermore, existing intellectual property laws may afford only limited protection, and the laws of certain countries do not protect proprietary technology as well as United States law. For these reasons, we may have difficulty protecting our proprietary technology against unauthorized copying or use, and the efforts we have taken or may take to protect our proprietary rights may not be sufficient or effective. Significant impairment of our intellectual property rights could harm our business or our ability to compete. Protecting our intellectual property rights is costly and time consuming and we may not prevail. In addition, prosecuting certain claims could depend, in part, on the participation of New Colt, and any delay or refusal to cooperate in such dispute could adversely prejudice our rights. Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Government contracts are subject to competitive bidding, and bidding for such contracts may require us to incur additional costs.

We expect to obtain a greater portion of our U.S. Government and other government contracts in the future through a competitive bidding process than has been the case in the recent past due to the expiration on June 30, 2009 of the U.S. Army’s contractual obligation to purchase the M4 carbine exclusively from us. We may not win all of the contracts for which we compete and, even if we do, these contracts may not result in a profit. We are also subject to risks associated with the substantial expense, time and effort required to prepare bids and proposals for competitively awarded contracts that may not be awarded to us. In addition, our customers may require terms and conditions that require us to reduce our price or provide more favorable terms if we provide a better price or terms under any other contract for the same product. Such “most favored nation” clauses could restrict our ability to profitably compete for government and other contracts.

We may lose money on our fixed unit price contracts, and our contract prices may be adjusted to reflect price reductions or discounts that are requested by our customers.

We provide our products and services primarily through fixed unit price contracts. In a fixed unit price contract, we provide our products and services at a predetermined price, regardless of the costs we incur. Accordingly, we must fully absorb any increases in our costs that occur during the life of the contract, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that we may achieve. Our failure to estimate costs accurately, including as a result of price volatility relating to raw materials, or to anticipate technical problems of a fixed unit price contract may reduce our profitability or cause a loss. From time to time, we have also accommodated our customers’ requests for price reductions or discounts in the past, and customers may continue to make such requests in the future.

We may not receive the full amount of orders authorized under indefinite delivery, indefinite quantity contracts.

Our contracts with the U.S. Government are ordinarily indefinite delivery, indefinite quantity (“IDIQ”) contracts under which the U.S. Government may order up to a maximum quantity specified in the contract but is only obligated to order a minimum quantity. We may incur capital or other expenses in order to be prepared to manufacture the maximum quantity that may not be fully recouped if the U.S. Government orders a smaller amount. The U.S. Government may order less than the maximum quantity for any number of reasons, including a decision to purchase the same product from others despite the existence of an IDIQ contract. Our failure to realize anticipated revenues from IDIQ contracts could negatively affect the results of our operations.

We intend to incur additional costs to develop new products and variations that diversify our product portfolio, and we may not be able to recover these additional costs.

The development of additional products and product variations is speculative and may require additional and, in some cases, significant expenditures for marketing, research, development and manufacturing equipment. The new products or product variations that we introduce may not be successful, or they may not generate an amount of net sales that is sufficient to fully recover the additional costs incurred for their development. In addition, we may not successfully develop technical data packages (“TDPs”) for new products or product variations with proprietary intellectual property rights that are superior to products offered by other companies.

If we lose key management or are unable to attract and retain qualified individuals required for our business, our operating results and growth may suffer.

Our ability to operate our business is dependent on our ability to hire and retain qualified senior management. Our senior management is intimately familiar with our small arms weapons systems and those offered by our competitors, as well as the situations in which small arms weapons systems are utilized in combat and law enforcement activities. Our senior management also brings an array of other important talents and experience to the Company, including managerial, financial, governmental contracts, sales, legal and compliance. We believe their backgrounds, experience and knowledge gives us expertise that is important to our success. Losing the services of these or other members of our management team, particularly if they depart the Company to join a competitor’s business, could harm our business and expansion efforts. The Company’s success also is dependent on its ability to hire and retain technically skilled workers. Competition for some qualified employees, such as engineering professionals, is intense and may become even more competitive in the future. If we are unable to attract and retain qualified employees, our operating results, growth and ability to obtain future contracts could suffer.

Our manufacturing facilities may experience disruptions adversely affecting our financial position and results of operations.

We currently manufacture our products primarily at our facilities in West Hartford, Connecticut and Kitchener, Ontario, Canada. Any natural disaster or other serious disruption at these facilities due to a fire, electrical outage or any other calamity could damage our capital equipment or supporting infrastructure or disrupt our ability to ship our products from, or receive our supplies at, either of these facilities. Any such event could materially impair our ability to manufacture and deliver our products. Even a short disruption in our production output could delay shipments and cause damage to relationships with customers, causing them to reduce or eliminate the amount of products they purchase from us. Any such disruption could result in lost net sales, increased costs and reduced profits.

We lease our West Hartford facility from an affiliate of one of our sponsors. The term of this lease expires October 25, 2012. This lease does not provide for renewal of the term and after the stated lease maturity we may not be able to continue to occupy that property on acceptable terms or be able to find suitable replacement manufacturing facilities on satisfactory terms and conditions. If we must find new facilities, we may be required to incur construction and similar costs, including architect, legal and other costs, which may be significant, and to remediate environmental conditions, which might require us to provide indemnifications and post bonds or other collateral, among other measures. In addition, if we were to relocate a substantial distance from our current facility, we might lose the services of administrative and factory personnel who are familiar with our operations and could experience difficulty attracting qualified replacements on a timely basis or at all. Any disruption in our business or manufacturing operations resulting from the relocation of our West Hartford facility or otherwise could result in lost net sales, increased costs (including increased rent payments) and reduced profits.

Some of our contracts with foreign governments are or will be subject to the fulfillment of offset commitments or industrial cooperation agreements that could impose additional costs on us and that we might not be able to timely satisfy, possibly resulting in the assessment of penalties or even debarment from doing further business with that government.

Some countries that we are or are planning on doing business with impose offset purchase commitments, or industrial cooperation commitments in return for purchasing our products and services. These commitments vary from country to country and generally stipulate us to commit to make direct or indirect purchases, investments or other satisfaction methods of an investment in the local economy. The gross amount of the offset purchase commitment is typically the gross value of the related sales contract to date. Although certain approved purchases qualify for a multiplier of satisfaction, failure to timely satisfy the purchase commitment also can lead to a penalty of additional offset purchase requirements based on a multiplier. Each offset program is measured against a schedule that requires performance within a specified period. Some countries we may do business with require a direct investment in the country, often by in-country manufacture of part or all of the products sold, the transfer of manufacturing technology or both. Others allow for offsets to be satisfied indirectly by our purchasing unrelated products manufactured in-country. Sometimes, offset purchase commitments can be traded to other parties holding credits, but doing so incurs a transaction cost that is typically 3% of the commitment. For certain countries we may do business with in the future, the commitment cannot be traded and must be fulfilled with direct or indirect purchases. Failure to satisfy offset purchase commitments can result in penalties or blacklisting against awards of future contracts. We have paid penalties that were assessed by foreign governments and incurred transaction costs to trade credits to satisfy offset purchase commitments in the past. We may be subject to future penalties or transaction costs or even disbarment from doing business with a government.

Our U.S. and Canadian Government contracts are generally multi-year contracts that are funded by government appropriations annually. A reduction in the defense budget of our government customers would have a material adverse effect on our business.

Our primary contracts with the U.S. Government are indefinite delivery, indefinite quantity contracts under which the customer places orders at its discretion. Although these contracts generally have a four- or five-year term, they are funded annually by government appropriations. Furthermore, our primary contracts with the Canadian Government are funded annually by Canadian Government appropriations. Agreements with other foreign governments may also have similar conditions or may otherwise be dependent on initial or continued funding by such governments. Accordingly, our net sales from year to year with respect to such customers are dependent on annual appropriations and subject to uncertainty. The U.S. or Canadian Government, or a foreign government, may decide to reduce government defense spending in the programs in which we participate. The loss of, or significant reduction in, government funding, for any program in which we participate, could have a material adverse effect on our sales and earnings and thus negatively affect our business. Our most recent IDIQ contract for the M4 carbine expired on December 31, 2010.

In order for us to sell our products overseas, we are required to obtain certain licenses or authorizations, which we may not be able to receive or retain.

Export licenses are required for us to export our products from the United States and Canada and issuance of an export license lies within the discretion of the issuing government. In the United States, substantially all of our export licenses are processed and issued by the Department of Defense Trade Controls (“DDTC”) within the U.S. Department of State. In the case of large transactions, DDTC is required to notify Congress before it issues an export license. Congress may take action to block the proposed sale. As a result, we may not be able to obtain export licenses or to complete profitable contracts due to domestic political or other reasons that are outside of our control. We cannot be sure, therefore, of our ability to obtain the governmental authorizations required to export our products. Furthermore, our export licenses, once obtained, may be terminated or suspended by the U.S. or Canadian Government at any time. Failure to receive required licenses or authorizations or any termination or suspension of our export privileges could have a material adverse effect on our financial condition, results of operations and cash flow.

Our government contracts are subject to audit and our business could suffer as a result of a negative audit by government agencies.

As a U.S. and Canadian Government contractor, we are subject to financial audits and other reviews by the U.S. and Canadian Governments of our costs, performance, accounting and other business practices relating to certain of our significant U.S. and Canadian Government contracts. We are audited and reviewed on a continual basis. Based on the results of their audits, the U.S. and Canadian Governments may challenge the prices we have negotiated for our products, our procurement practices and other aspects of our business practices. Although adjustments arising from government audits and reviews have not caused a material decline in our results of operations in the past, future audits and reviews may have such effects. In addition, under U.S. and Canadian Government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses may not be reimbursable or allowed in our negotiation of fixed-price contracts. Further, as a U.S. and Canadian Government contractor, we are subject to a higher risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities than purely private sector companies, the results of which could cause our results of operations to suffer.

Failure to comply with applicable firearms laws and regulations in the U.S. and Canada could have a material adverse effect on our business.

As a firearms manufacturer doing business in the U.S. and Canada, we are subject to the National Firearms Act and the Gun Control Act in the U.S. and the Firearms Act in Canada, together with other federal, state or provincial, and local laws and regulations that pertain to the manufacture, sale and distribution of firearms in and from the U.S. and Canada. In the U.S., we are issued a Federal Firearms License by, and pay Special Occupational Taxes, to the Bureau of Alcohol, Tobacco, Firearms and Explosives of the U.S. Department of Justice to be able to manufacture firearms and destructive devices in the U.S. Similarly, in Canada, we are issued a Business Firearms License by the Chief Provincial Firearms Officer of Ontario, to enable us to manufacture firearms and destructive devices in Canada. These federal agencies also require the serialization of receivers or frames of our firearm products and recordkeeping of our production and sales. Our places of business are subject to compliance inspections by these agencies. Compliance failures, which constitute violations of law and regulation, could result in the assessment of fines and penalties by these agencies, including license revocation. Any curtailment of our privileges to manufacture, sell, or distribute our products could have a material adverse effect on our business.

Third parties may assert that we are infringing their intellectual property rights.

Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, it is possible that one or more of our products infringe, or any of our products in development will infringe, upon the intellectual property rights of others. We may also be subject to claims of alleged infringement of intellectual property rights asserted by third parties whose products or services we use or combine with our own intellectual property and for which we may have no right to intellectual property indemnification. Our competitors may also assert that our products infringe intellectual property rights held by them. Moreover, as the number of competitors in our markets grows, the possibility of an intellectual property infringement claim against us may increase. In addition, because patent applications are maintained under conditions of confidentiality and can take many years to issue, our products may potentially infringe upon patent applications that are currently pending of which we are unaware and which may later result in issued patents. If that were to occur and we were not successful in obtaining a license or redesigning our products, we could be subject to litigation.

Regardless of the merits of any infringement claims, intellectual property litigation can be time-consuming and costly. Determining whether a product infringes a patent involves complex legal and factual issues that may require the determination of a court of law. An adverse finding by a court of law may require us to pay substantial damages or prohibit us from using technologies essential to our products covered by third-party intellectual property, or we may be required to enter into royalty or licensing agreements that may not be available on terms acceptable to us, if at all. Inability to use technologies or processes essential to our products could have a material adverse effect on our financial condition, results of operations and cash flow.

Labor disruptions by our employees could adversely affect our business.

The United Automobile, Aerospace & Agricultural Implement Workers of America (“UAW”) represents our West Hartford work force pursuant to a collective bargaining agreement that expires on March 31, 2011. It is possible that a new agreement to replace the expiring agreement will not be reached without a work stoppage or strike or will not be reached on terms satisfactory to us. Labor organizing activities could result in additional employees becoming unionized. Any prolonged work stoppage or strike at either of our manufacturing facilities or unexpected increases in labor costs could materially harm our results of operations. Additionally, the workforce of Colt’s Manufacturing Company LLC (“Colt’s Manufacturing”), an affiliate of one of our sponsors that we do not control, shares space with us at our West Hartford manufacturing facility, and is subject to the same UAW collective bargaining agreement as our West Hartford employees. Labor stoppages may occur in the future. Union action asserted against Colt’s Manufacturing could also adversely affect our operations.

Significant risks are inherent in the day-to-day operations in our business.

The day-to-day activities of our business involve the operation of machinery and other operating hazards, including worker exposure to lead and other hazardous substances. As a result, our operations can cause personal injury or loss of life, severe damage to and destruction of property and equipment, and interruption of our business. In addition, our weapon systems are designed to kill and therefore can cause accidental damage, injury or death or can potentially be used in incidents of workplace violence.

We could be named as a defendant in a lawsuit asserting substantial claims upon the occurrence of any of these events. Although we maintain insurance protection in amounts we consider to be adequate, this insurance could be insufficient in coverage and may not be effective under all circumstances or against all hazards to which we may be subject. If we are not fully insured against a successful claim, there could be a material adverse effect on our financial condition and result of operations.

Our West Hartford, Connecticut facility is inspected from time to time by the U.S. Occupational Safety and Health Administration and similar agencies. We have been cited for violation of U.S. occupational safety and health regulations in the past and could be cited again in the future. A violation of these regulations can result in substantial fines and penalties. We are subject to similar regulations at our Canadian manufacturing facility.

Environmental laws and regulations may subject us to significant costs and liabilities.

We are subject to various U.S. and Canadian environmental, health and safety laws and regulations, including those related to the discharge of hazardous materials into the air, water or soil and the generation, storage, treatment, handling, transportation, disposal, investigation and remediation of hazardous materials. Certain of these laws and regulations require our facilities to obtain and operate under permits or licenses that are subject to periodic renewal or modification. These laws, regulations or permits can require the installation of pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws, regulations or permit conditions can result in substantial fines or penalties.

Certain environmental laws impose strict as well as joint and several liability for the investigation and remediation of spills and releases of hazardous materials and damage to natural resources, without regard to negligence or fault on the part of the person being held responsible. In addition, certain laws require and we have incurred costs for, the investigation and remediation of contamination upon the occurrence of certain property transfers or corporate transactions. We are potentially liable under these and other environmental laws and regulations for the investigation and remediation of contamination at properties we currently or have formerly owned, operated or leased and at off-site locations where we may be alleged to have sent hazardous materials for treatment, storage or disposal. We may also be subject to related claims by private parties alleging property damage or personal injury as a result of exposure to hazardous materials at or in the vicinity of these properties. Environmental litigation or remediation, new laws and regulations, stricter or more vigorous enforcement of existing laws and regulations, the discovery of unknown contamination or the imposition of new or more stringent clean-up requirements may require us to incur substantial costs in the future. As such, we may incur material costs or liabilities in the future.

As a U.S. and Canadian Government contractor, we are subject to a number of procurement rules and regulations.

We must comply with and are affected by laws and regulations relating to the award, administration, and performance of our U.S. and Canadian Government contracts. Government contract laws and regulations affect how we do business with our customers and vendors and, in some instances, impose added costs on our business. In many instances, we are required to self-report to the responsible agency if we become aware of a violation of applicable regulations. In addition, we have been, and expect to continue to be, subjected to audits and investigations by government agencies regarding our compliance with applicable regulations. A violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on future contracts. These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks, filing false claims, or failing to comply with other applicable procurement regulations. Additionally, the failure to comply with the terms of our government contracts also could harm our business reputation. It also could result in payments to us being withheld. If we violate specific laws and regulations, it could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on contracts, which could have a material adverse effect on our net sales and results of operations.

Our contracts with foreign governments often contain ethics and other requirements that subject us to some of the same risks. Violation of those contractual terms could interfere with our ability to collect payment under the contract. Also, we and our representatives are required to comply with numerous regulations, including the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions.

The defense industry is highly competitive, and this competitiveness may limit our ability to win and retain government contracts.

We face significant domestic and international competition for government contracts. Some competitors have greater financial, technical, marketing, manufacturing and distribution resources than we do, or may have broader product lines. Our ability to compete for government contracts depends on our ability to offer better product performance than our competitors at a lower cost and on the readiness and capacity of our facilities, equipment and personnel to produce quality products on a consistent and timely basis. In addition, some of our competitors may operate in less regulated countries or environments and therefore have advantages over us in certain situations.

Our government and other contracts contain termination provisions such that they can be cancelled at any time at the government’s sole discretion.

We are subject to business risks specific to companies engaged in supplying defense-related equipment and services to the U.S. Government and other governments. These risks include the ability of the U.S. Government and other government counterparties to suspend or permanently prevent us from receiving new contracts or from extending existing contracts based on violations or suspected violations of procurement laws or regulations, terminate our existing contracts or not purchase the full agreed-upon number of small arms weapons systems or other products to be delivered by us.

U.S. Government and other government counterparties may terminate contracts with us either for their convenience or if we default by failing to perform. Termination for convenience provisions generally would enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed, prior to termination. Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. Government or other government counterparties in procuring undelivered items from another source. In addition, a termination arising out of our default could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders.

Misconduct by employees or agents could harm us and is difficult to detect and deter.

Our employees or agents may engage in misconduct, fraud or other improper activities that could have adverse consequences on our prospects and results of operations, including engaging in violations of the U.S. Arms Export Control Act or Foreign Corrupt Practices Act or numerous other state and federal laws and regulations, as well as the corresponding laws and regulations in the foreign jurisdictions into which we sell products. Misconduct by employees or agents, including foreign sales representatives, could include the export of defense articles or technical data without an export license, the payment of bribes in order to obtain business, failures to comply with applicable U.S. or Canadian Government or other foreign government procurement regulations, violation of government requirements concerning the protection of classified information and misappropriation of government or third-party property and information. The occurrence of any such activity could result in our suspension or debarment from contracting with the government procurement agency, as well as the imposition of fines and penalties, which would cause material harm to our business. It is not always possible to deter misconduct by agents and employees and the precautions we take to detect and prevent this activity may not be effective in all cases.

Our sponsors control us and may have conflicts of interest with us or you now or in the future.

Through their respective affiliates Sciens Capital Management LLC and funds managed by an affiliate of The Blackstone Group, L.P., beneficially own a substantial portion of the Company’s limited liability company interests. Under the terms of the Company’s limited liability company agreement, our sponsors and our union have the right to appoint our Governing Board and our sponsors, subject to maintaining certain equity ownership levels, have specified veto or approval rights which may be exercised in their discretion. As such, our sponsors have the ability to prevent specified transactions that might be in the best interests of the noteholders or to cause the Company to engage in transactions in which the sponsors have interests that might conflict with the interests of the noteholders. Members of the Company’s Governing Board are not required to abide by the same standard of care under the Delaware Limited Liability Company Act as the standard of care required of directors of a Delaware corporation. Additionally, Sciens Capital and The Blackstone Group are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that may directly or indirectly compete with or otherwise be adverse to us. They may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

We may have to utilize significant cash to meet our unfunded pension obligations, and post-retirement health care liabilities and these obligations are subject to increase.

Our union employees at our West Hartford facility participate in our defined benefit pension plan. We also have a salaried pension plan, the benefits of which were frozen on January 1, 2009. At December 31, 2010, our aggregate unfunded pension liability totaled $2.0 million. Declines in interest rates or the market values of the securities held by the plans, or other adverse changes, could materially increase the underfunded status of our plans and affect the level and timing of required cash contributions. To the extent we use cash to reduce these unfunded liabilities, the amount of cash available for our working capital needs would be reduced. Under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded tax-qualified pension plan under limited circumstances. In the event our tax-qualified pension plans are terminated by the PBGC, we could be liable to the PBGC for the underfunded amount and, under certain circumstances, the liability could be senior to the notes.

We also have a post-retirement health plan for our union employees. The post-retirement health plan is unfunded. We derive post-retirement benefit expense from an actuarial calculation based on the provisions of the plan and a number of assumptions provided by us including information about employee demographics, retirement age, future health care costs, turnover, mortality, discount rate, amount and timing of claims, and a health care inflation trend rate. In connection with the renewal of our collective bargaining agreement in 2004, we capped the monthly cost of providing retiree health care benefits at approximately $206 (not in thousands) per employee per month. In connection with the renegotiation of our union contract effective April 2007, the cap was raised to approximately $250 (not in thousands) per employee per month. For the year ended December 31, 2010, the cost per employee per month was $212 (not in thousands). The unfunded post-retirement health care benefit obligation was $12.2 million at December 31, 2010.

Because we are not currently subject to the reporting requirements of the Securities Exchange Act of 1934 or the Sarbanes-Oxley Act of 2002, we have not, either alone or with our auditors, performed an evaluation or an audit of our internal controls over financial reporting

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. The Company is not currently required to comply with Section 404 but will be required to do so prior to the filing of our annual report on Form 10-K for the year ended 2012. In preparation for compliance with Section 404 and the rules promulgated thereunder, we may identify deficiencies with respect to our internal controls over financial reporting, and any such deficiencies may be material.

We face risks associated with international currency exchange.

While we transact business primarily in U.S. dollars and bill and collect most of our sales in U.S. dollars, a portion of our net sales results from goods that are purchased, in whole or in part, from foreign customers, primarily in Canadian dollars and Euros, thereby exposing us to some foreign exchange fluctuations. In the future, customers may make or require payments in non-U.S. currencies, such as the Canadian dollar and the Euro or other currencies.

Fluctuations in foreign currency exchange rates could affect the sale of our products or the cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not freely traded. We do not enter into any market risk sensitive instruments for trading purposes. We cannot predict the impact of future exchange rate fluctuations on our operating results.

Risks related to our indebtedness and the notes

If you fail to exchange outstanding notes, existing transfer restrictions will remain in effect and the notes may be more difficult to sell.

If you fail to exchange outstanding notes for registered notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and to react to changes in our business.

We now have, and will continue to have, a substantial amount of indebtedness, which requires significant principal and interest payments. As of December 31, 2010, we had approximately $249.2 million of debt outstanding. Such amounts do not include $9.4 million of borrowings available under our letter of credit as of December 31, 2010. As of December 31, 2010, we had a total deficit of approximately $144.3 million.

Our significant amount of indebtedness could have important consequences to holders of the notes. For example, it could:

•	make it more difficult for us to pay our debts, including payment on the notes, as they become due, especially during general negative economic and market industry conditions because if our net sales decrease due to general economic or industry conditions, we may not have sufficient cash flow from operations to make our scheduled debt payments;

•	increase our vulnerability to adverse economic, regulatory and general industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry in which we operate and, consequently, place us at a competitive disadvantage to our competitors with less debt;

•	limit our ability to obtain additional debt or equity financing, particularly in the current economic environment; and

•	increase our cost of borrowing.

Despite our current levels of debt, we may still incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and our letter of credit facility do not fully prohibit us or our subsidiaries from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. For example, we have up to $9.4 million of availability under our letter of credit facility. All of those borrowings are secured indebtedness.

Although covenants under the indenture governing the notes and the letter of credit facility limit our ability to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we add new debt to our current debt levels, the related risks that we now face could intensify, making it less likely that we will be able to fulfill our obligations to holders of the notes. The subsidiaries that guarantee the notes are also guarantors under the letter of credit facility.

We may not be able to generate enough cash to service our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on, or to refinance, our debt and to fund planned capital expenditures and pursue our acquisition strategy will depend on our ability to generate cash. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, our business may not generate sufficient cash flows from operations to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In addition, we will be permitted to make certain distributions to our members, including distributions in amounts based on their allocated taxable income and gains. Any such payments may reduce our ability to make payments on our debt, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We may not be able to take any of these actions, these actions may not be successful enough to permit us to meet our scheduled debt service obligations or these actions may not be permitted under the terms of our existing or future debt agreements, including the letter of credit facility or the indenture that will govern the notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The letter of credit facility and the indenture that govern the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our letter of credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

Covenant restrictions under our indenture and the letter of credit facility may limit our ability to operate our business.

The letter of credit facility and the indenture governing the notes contain, among other things, covenants that may restrict our and the guarantors’ ability to finance future operations or capital needs or to engage in other business activities. The letter of credit facility and the indenture restrict, among other things, our ability and the ability of the guarantors to:

•	pay dividends or distributions, redeem or repurchase equity, prepay, redeem or repurchase subordinated debt;

•	make certain loans, investments or capital expenditures;

•	incur or assume additional debt or provide guarantees in respect of obligations of other persons or issue certain disqualified stock;

•	incur liens on assets;

•	merge or consolidate with or into, or sell all or substantially all of our assets to, another person;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into transactions with affiliates; and

•	restrict dividends, loans or asset transfers from our subsidiaries to unaffiliated third parties

A breach of any of these covenants would result in a default under our indenture. If an event of default under the indenture occurs, the trustee under the indenture could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. If an event of default under the letter of credit facility occurs, our issuing banks could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

The notes are effectively subordinated to our and our subsidiary guarantors’ indebtedness under our letter of credit facility and letters of credit under such facility to the extent of the value of the assets securing such indebtedness.

The notes will not be secured by any of our or our subsidiary guarantors’ assets. As a result, the notes and the subsidiary guarantees, if any, will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our letter of credit facility, and any letters of credit, to the extent of the collateral securing such indebtedness. As of December 31, 2010, we had $0.6 million in letters of credit outstanding under our letter of credit facility, resulting in total unused credit availability of approximately $9.4 million. In addition, we may incur additional secured debt in the future. The effect of this is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of our, or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of the collateral that secures our secured indebtedness will be available to pay obligations on the notes offered hereby only after all indebtedness under our letter of credit facility and related letters of credit, as applicable, has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding.

The notes are structurally subordinated to the obligations of our non-guarantor subsidiaries. Your right to receive payment on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Following the dissolution of Colt Rapid Mat, and as of the date of this prospectus, none of our subsidiaries will guarantee the notes. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes are effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and any claims of third party holders of preferred equity interests, if any, in our non-guarantor subsidiaries.

As of December 31, 2010, the non-guarantor subsidiaries represented approximately 52% of our operating income and 26% of the Company’s assets and had approximately $16 million of outstanding total liabilities, including trade payables, but excluding intercompany liabilities, all of which is structurally senior to the notes.

In addition, the indenture governing the notes, subject to some limitations, permits our non-guarantor subsidiaries to incur additional indebtedness and does contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by such subsidiaries.

We may not be able to finance a change of control offer required by the indenture.

If we were to experience specific kinds of change of control events, we are required to offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. If a change of control were to occur, we may not have sufficient funds to purchase the notes. In fact, we expect that we would require third-party debt or equity financing to purchase all of such notes, but we may not be able to obtain that financing on favorable terms or at all. Further, our ability to repurchase the notes may be limited by law.

Any of our future senior secured indebtedness, including our letter of credit facility, would likely restrict our ability to repurchase the notes, even when we are required to do so by the indenture in connection with a change of control. A change of control could therefore result in a default under such senior secured indebtedness and could cause the acceleration of our debt. The inability to repay such debt, if accelerated, and to purchase all of the tendered notes, would constitute an event of default under the indenture.

Any of our future senior secured indebtedness, including our letter of credit facility, would likely restrict our ability to repurchase the notes, even when we are required to do so by the indenture in connection with a change of control. A change of control could therefore result in a default under such senior secured indebtedness and could cause the acceleration of our debt. The inability to repay such debt, if accelerated, and to purchase all of the tendered notes, would constitute an event of default under the indenture.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale that potentially constitutes a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all of our assets to another person may be uncertain.

The guarantees may not be enforceable because of fraudulent conveyance laws.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may avoid or otherwise decline to enforce the notes or a subsidiary guarantor’s guarantee, or may subordinate the notes or such guarantee, if any, to our or the applicable subsidiary guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the notes were issued, or when the applicable subsidiary guarantor entered into its guarantee, or, in some states, when payments became due under the notes or such guarantee, the issuer or the applicable subsidiary guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that we or a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an issuer or a subsidiary guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also avoid the notes or a guarantee, without regard to the above factors, if the court found that the notes were issued or the applicable subsidiary guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by us or a subsidiary guarantor pursuant to the notes or its guarantee could be avoided and required to be returned to us or such subsidiary guarantor or to a fund for the benefit of our or such guarantor’s creditors, and accordingly the court might direct you to repay any amounts that you had already received from us or such subsidiary guarantor.

To the extent a court avoids the notes or any of the guarantees as fraudulent transfers or holds the notes or any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against us or the applicable subsidiary guarantor. If a court were to take this action, our or the applicable guarantor’s assets would be applied first to satisfy our or the applicable guarantor’s other liabilities, if any, and might not be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

In the future, you will have the benefit of any guarantees of the subsidiary guarantors. However, any such guarantees by the guarantors will be limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See

“— The guarantees may not be enforceable because of fraudulent conveyance laws.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Registered Notes — Subsidiary guarantees.”

The registered notes may not have an active trading market and the price may be volatile, so you may be unable to sell your registered notes at the price you desire or at all.

We cannot ensure that a liquid market will develop for the registered notes, that you will be able to sell any of the registered notes at a particular time, if at all, or that the prices that you receive when you sell will be favorable. Prior to this offering, there has been no public market for the outstanding notes. We do not intend to apply (and are not obligated to apply) for listing of the registered notes on any securities exchange or any automated quotation system. Therefore, we cannot assure you as to the liquidity of any trading market for the registered notes. Future trading prices of the registered notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the registered notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires registered notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the registered notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes as contemplated by this prospectus, we will receive from you the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. The issuance of the registered notes will not result in any change in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges on an historical basis:

	Year Ended December 31,
	2010		2009		2008	2007		2006

Ratio of earnings to fixed charges(1)	—	(2)	2.51	x	3.37x	—	(3)	4.62x

(1)	Refer to Exhibit 12 filed with the registration statement of which this prospectus forms a part for the computation of this ratio.

(2)	Our earnings were insufficient to cover our fixed charges in 2010 by $7.9 million.

(3)	Our earnings were insufficient to cover our fixed charges in 2007 by $4.5 million.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization on a consolidated basis as of December 31, 2010.

You should read this table in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

December 31, 2010
($ in thousands)

Cash and cash equivalents:	$61,444

Debt:
Letter of credit facility(a)	—
Capital leases	2,377
Equipment indebtedness	—
Senior notes(b)	246,838

Total debt	249,215

Total deficit	(143,559)

Total capitalization	$105,656

(a)	This letter of credit facility provides for up to $10 million of letter of credit availability. For a more complete description of our letter of credit facility see “Description of Other Indebtedness.” As of December 31, 2010, $0.6 million in letters of credit were issued and undrawn.

(b)	The notes were issued at a price of 98.591% of the principal amount thereof, resulting in approximately $246.5 million of gross proceeds. The approximately $3.5 million discount will accrete over the life of the notes and be amortized into interest expense.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth historical consolidated financial data as of and for the dates indicated. We have derived the historical consolidated statement of operations data for the years ended December 31, 2010, 2009 and 2008 and the historical consolidated balance sheet data as of December 31, 2010 and 2009 from our audited consolidated financial statements, which are included elsewhere in this prospectus. We have derived the historical consolidated statement of operations data for the years ended December 31, 2007 and 2006 and the historical consolidated balance sheet data as of December 31, 2008, 2007 and 2006 from our audited historical consolidated financial statements that are not included in this prospectus. You should read this selected consolidated financial information together with our consolidated financial statements and notes hereto, “Management’s discussion and analysis of financial condition and results of operations” and other financial information included elsewhere herein.

	For the Year Ended December 31,
	2010	2009	2008	2007	2006
	($ in thousands)

Statement of operations data:
Net sales	$175,805	$270,163	$269,119	$177,447	$133,436
Cost of sales	131,383	183,765	179,797	125,780	87,544

Gross profit	44,422	86,398	89,322	51,667	45,892

Selling and commissions	9,344	8,653	5,142	4,751	3,711
General and administrative	16,157	13,359	13,162	10,886	9,562
Amortization of purchased intangibles	548	525	593	600	624
Common Unit compensation expense (benefit)(a)	—	—	45	25,157	(683)

Operating income	18,373	63,861	70,380	10,273	32,678

Other expense (income):
Interest expense	24,598	18,845	19,266	14,064	6,088
Other expenses, net	1,657	13,466	872	717	137

	26,255	32,311	20,138	14,781	6,225

(Loss) income from continuing operations before provision for foreign income taxes	(7,882)	31,550	50,242	(4,508)	26,453

Provision for foreign income taxes(b)	2,659	2,320	1,097	1,538	111

(Loss) income from continuing operations (b)	(10,541)	29,230	49,145	(6,046)	26,342

Discontinued Operations:
(Loss) from discontinued operations	(665)	243	(4,914)	(699)	(1,115)
(Loss) on disposal of discontinued operations	(208)	—	—	—	—
Net (loss) income	(11,414)	29,473	44,231	(6,745)	25,227

Less: net (loss) income attributable to non-controlling interest	(84)	75	(47)	(47)	(49)

Net income (loss) attributable to Colt Defense LLC members	$(11,330)	$29,398	$44,278	(6,698)	25,276

	For the Year Ended December 31,
	2010	2009	2008	2007	2006
	($ in thousands)

Balance sheet data (at period ended):
Cash and cash equivalents	$61,444	$72,705	$29,248	$270	$233
Accounts receivable, net	15,218	20,328	7,735	15,115	7,562
Inventories	31,641	35,448	26,997	21,062	13,211
Property and equipment, net	21,741	17,919	13,736	13,844	8,575
Total assets	164,259	184,102	107,120	86,697	59,316
Total debt and capital lease obligations	249,215	250,058	195,100	197,558	87,791
Total deficit	(143,559)	(113,887)	(133,260)	(149,646)	(61,332)

(a)	Such non-cash charge relates to the adjustment required to record a compensation charge related to an increase from our 2006 valuation of the fair market value of our Common Units to our 2007 valuation of the fair market value of our Common Units.

(b)	As a limited liability company, the Company is treated as a partnership for U.S. federal and state income tax reporting purposes and, therefore, is not subject to U.S. federal or state income taxes. The taxable income (loss) of the Company is reported to the members for inclusion in their individual tax returns. Colt Canada files separate income tax returns in Canada. Distributions to members equal to 45 percent of taxable income are made in any year in which U.S. taxable income is allocated to the Company’s members and to the extent the Company’s Governing Board determines that sufficient funds are available.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition together with “Selected Historical Consolidated Financial Data” and the audited and historical consolidated financial statements and related notes included elsewhere in this prospectus. Actual results may differ materially from those contained in any forward-looking statements. Certain monetary amounts, percentages and other figures included in this section have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

2010 Highlights

Our 2010 net sales of $175.8 million represented a 35% decline from 2009. Adjusted EBITDA from continuing operations declined by 66% from $67.6 million to $22.9 million and net income decreased from profit of $29.5 million to a loss of $11.4 million. Sales and net income were affected by a number of factors, including a $70.8 million decrease in sales of carbines to the U.S. Government from the comparable period in 2009, as the U.S. Government continued to evaluate its carbine procurement strategy. Also contributing to this decline from 2009 was a $32.4 million decrease in sales of law enforcement model carbines, including sales of Match Target(R) rifles to Colts Manufacturing, an affiliated entity. These declines were partially mitigated by a $7.7 million increase in international weapon systems sales. The 2009 surge in demand for law enforcement model carbines, which was influenced by the anticipated change in the U.S. Government’s regulation of firearms ownership, was not sustained in the market.

Overview of Our Business

We are one of the world’s leading designers, developers and manufacturers of small arms weapons systems for individual soldiers and law enforcement personnel, and have been expanding our portfolio of products and services to meet evolving military and law enforcement requirements around the world. Our products have proven themselves under the most severe battle conditions, including the jungles of Vietnam, the deserts of the Middle East, the urban centers of Iraq and the mountains of Afghanistan.

We have supplied small arms weapons systems to more than 80 countries. We are currently the U.S. military’s sole supplier of the M4 carbine, the U.S. Army’s standard issue rifle, the Canadian military’s exclusive supplier of the C8 carbine and C7 rifle, and have supplied small arms weapons systems to U.S., Canadian and international law enforcement agencies. Furthermore, our development and sales of M4 carbines and the more than 45 years of sales of M16 rifles, have resulted in a global installed base of more than 7 million of these small arms weapons systems. Our expertise in developing small arms weapons systems enables us to integrate new technologies and features into the large installed base, and diversify our revenue sources by adding related products and services, investing in new technologies and seeking strategic acquisitions, co-production opportunities and other alliances. Widely recognized brand name loyalty and weapons already in stock play a significant role in the selection process of our customers. We have been a leading supplier of small arms weapons systems to the U.S. military since the Mexican-American War in 1847 and have supplied our products to international customers for nearly as long.

Our facilities in West Hartford, Connecticut and in Kitchener, Ontario, Canada manufacture and sell military rifles, carbines and related products and services as well as law enforcement model products in the United States and internationally.

On December 1, 2010, we ceased operating Colt Rapid Mat, a non-core business with a manufacturing facility in Delhi, Louisiana engaged in the manufacture and sale of runway repair systems. No significant proceeds are expected from the liquidation of assets. In addition, there are no material costs or ongoing commitments associated with the closure. We dissolved Colt Rapid Mat as of December 31, 2010.

Substantially all of our operations are conducted through Colt Defense LLC, the co-issuer of the outstanding notes. Colt Finance Corp. was formed solely as a finance company to be co-issuer of the notes and has no operations or independent sources of income. As of November 10, 2009, the issuance date of the notes, our domestic subsidiary Colt Rapid Mat was a guarantor of the outstanding notes. As discussed elsewhere in this prospectus, Colt Rapid Mat was dissolved as of December 31, 2010. As of the dissolution date, Colt Rapid Mat ceased being a guarantor of the outstanding notes. No other subsidiaries, domestic or foreign, guarantee the outstanding notes.

Overview of Our Operations

In reading our financial statements, you should be aware of the following factors that we believe are important in understanding our financial performance.

Net Sales

Net sales are gross sales net of discounts. Our revenues are derived primarily from sales of our products. We are primarily dependent on sales to the U.S. Government. Our net sales to the U.S. Government, which includes foreign military sales through the U.S. Government, accounted for 55% of net sales in 2010, 61% of net sales in 2009 and 75% of net sales in 2008. For products sold directly to foreign countries, we generally receive a higher comparable price than the price paid by the U.S. Government. In addition, we generally have greater selling and commission expenses attributable to direct foreign sales. We provide our products on an exclusive basis to the Canadian Government. Sales to our direct foreign customers represented 39% of total sales in 2010, 22% in 2009 and 18% in 2008. No sales to any one direct foreign customer exceeded 10% of consolidated net sales in 2010, 2009 and 2008.

Cost of Sales

Our cost of sales consists of direct labor and benefits, materials, subcontractor costs and manufacturing overhead, including depreciation and amortization, utilities cost, and maintenance and repairs.

Selling and Commissions Expense

Selling expense consists of primarily commissions, salaries, travel, trade shows, marketing materials, and customer training. In addition, we pay commissions to independent foreign sales representatives on most direct foreign sales, which generally are a percentage of the selling price. Foreign sales usually yield higher gross profit percentages, which offset the higher cost of commissions.

General and Administrative Expense

General and administrative expense consists of research and development (“R&D”), payroll and related costs as well as general office administration expenses. These costs do not increase proportionately with increases in sales.

Impairment of Goodwill

We review goodwill annually as well as whenever indicators of impairment are deemed to exist. We measure for potential impairment using comparable industry operating metric multipliers. During the fourth quarter of 2008, we determined that the goodwill associated with the acquisition of Colt Rapid Mat had been impaired due to declining sales and failure to obtain any commitments for significant sales contracts. Accordingly, we wrote-off $2,631 which represented all of the goodwill associated with the acquisition. This impairment is included in loss from discontinued operations. There were no impairment indicators of any other goodwill during 2010, 2009 or 2008.

Income Taxes

As a limited liability company, we are treated as a partnership for U.S. federal and state income tax reporting purpose and therefore, we are not subject to U.S. federal or state income taxes. Our taxable income (loss) is reported to our members for inclusion in their individual tax returns. Colt files separate income tax returns in Canada. Any year in which U.S. taxable income is allocated to the members and to the extent the Governing Board determines that sufficient funds are available; pro rata distributions to members equal to 45% of the highest taxable income allocated to any one unit shall be made. Any such distribution is subject to the discretion of our Governing Board.

Certain Significant Transactions and Events

Senior Note Offering

On November 10, 2009, we issued the outstanding notes. These notes were issued at a discount of $3.5 million from their principal value. Concurrently with the issuance of the outstanding notes we entered into the senior secured credit facility. This senior secured credit facility was converted into a $10.0 million letter of credit facility on November 1, 2010. Proceeds from the offering of the outstanding notes were used to repay the then outstanding balances of our prior senior secured credit facility and senior subordinated notes ($189.3 million), settle outstanding interest rate swap agreements ($5.4 million), pay a prepayment premium on our senior subordinated notes ($0.6 million) and pay financing costs ($12.8 million). The balance of the proceeds was available for general corporate purposes. As of December 31, 2010, we had letters of credit outstanding under our letter of credit facility of $0.6 million.

Exchange Offer

This prospectus relates to our offer to exchange registered notes, which have been registered under the Securities Act for a like principal amount of the outstanding notes. Under the registration rights agreement, we are obligated to, among other things, consummate an exchange offer for the outstanding notes within 540 days following the issue date of the outstanding notes.

Leveraged Recapitalization

On July 9, 2007, we completed a leveraged recapitalization (the “Leveraged Recapitalization”), during which we entered into a $150 million senior secured credit facility (the “Existing Senior Secured Credit Facility”), consisting of a $15 million revolving credit facility (the “Revolving Credit Facility”) and a $135 million term loan facility (the “Term Loan Facility”); issued $56 million of unsecured senior subordinated debt; sold Common Unit limited liability company interests of the Company (the “Common Units”) for $29.9 million in cash; and made a special distribution of $131.2 million to our Common Unit holders. The Existing Senior Secured Credit Facility was amended on September 2, 2008 whereby the Revolving Credit Facility was increased from $15 million to $20 million. All amounts under the Existing Senior Secured Credit Facility were repaid in November 2009.

Employee Union Matters

In February 2010, we extended our collective bargaining agreements, which were scheduled to expire in March 2010, by one year to March 2011. This agreement applies to 62% of our U.S. work force. The contract and contract extension provided for percentage increases in labor rates of 2.5% in 2010 3.5% in 2009 and 3.25% in 2008 as well as increases in employee pension benefits per year of service of $0.50 (not in thousands) in 2008, 2009 and 2010. In addition, the monthly cap on post retirement healthcare benefits was increased from approximately $206 (not in thousands) per retiree per month to approximately $250 (not in thousands) per retiree per month. Any renewal or extension of our current contract that is not on similar terms could adversely affect our labor costs.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The application of GAAP requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We base these estimates on historical experience and on various other assumptions that we consider reasonable under the circumstances. Note 2 of our financial statements contain a summary of our significant accounting policies, many of which require the use of estimates and assumptions. We believe that of our significant accounting policies, the following are noteworthy because they are based on estimates and assumptions that require more complex, subjective judgments by management, and can materially affect reported results. Changes in these estimates or assumptions could materially affect our financial condition and results of operations.

Revenue Recognition and Allowance for Doubtful Accounts

Net sales are gross sales net of discounts. Our revenues are derived primarily from sales of our products. We recognize revenue when evidence of an arrangement exists, delivery of the product or service has occurred, title and risk of loss have passed to the customer, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured.

Our contracts with the U.S. Government to produce the M4 carbine have been multi-year sole source negotiated contracts in which we have provided cost and pricing data to support our prices. In developing our contract estimates, we consider our current manufacturing costs (consisting primarily of material, labor and overhead), plus as applicable, our estimates of future cost increases over the life of the contract. These contracts are subject to post-award audit and the imposition of retroactive price adjustments and penalties in the event we failed to disclose material events or made errors in the calculation of our costs. Historically, we have not experienced such adjustments.

These contracts are not subject to price adjustment for subsequent changes in our cost of materials, labor or overhead. Contracts with the U.S. Government for other rifles and spare parts are subject to firm fixed pricing. Sales of law enforcement model rifles are based on purchase orders.

The majority of our contracts with the Canadian Government are sole source contracts because of our Canadian operation’s status as Canada’s strategic source of small arms. We provide full cost backup to the Canadian Government using negotiated labor and overhead rates to support our pricing. In developing our contract estimates, we consider our current manufacturing costs (consisting primarily of material, labor and overhead), plus as applicable, our estimates of future cost increases over the life of the contract. These contracts are not subject to price adjustment for subsequent changes in our costs. However, they may be subject to re-pricing resulting from changes in negotiated labor and overhead rates. Contracts won competitively with the Canadian Government are firm fixed and are not subject to adjustment. All contracts contain discretionary audit clauses, which allow the Canadian Government to recover monies where extraordinary profits have been realized. Canadian sales of law enforcement model rifles are based on contracts that are competitively bid using firm, fixed prices, which are not subject to adjustment. Contracts received through the Canadian Commercial Corporation are subject to discretionary audit. We review the revenue recognition on all of these contracts on a quarterly basis and if necessary provide reserves against our contracts; however, we have not incurred any such contract losses for any period presented.

Extension of credit is based on an evaluation of each customer’s financial condition and, generally, collateral is not required. We regularly monitor credit risk exposure related to our customers other than the U.S. and Canadian governments and take steps to mitigate the likelihood of such exposure resulting in a loss. Direct sales to international customers are often secured by a letter of credit. Our collection experience has been very good historically. We maintained an allowance for doubtful accounts of $0.02 million at December 31, 2010 and $0.5 million at December 31, 2009. At least quarterly, we perform detailed reviews of our receivables to determine if impairment has occurred and to assess the adequacy of the allowance for credit losses, based on historical and anticipated trends and other factors affecting credit quality. Credit losses are provided for in the financial statements, primarily on a specific identification basis.

Goodwill and Intangible Assets Valuation (Possible Impairment)

At December 31, 2010, we had goodwill of $11.6 million and intellectual property (intangible assets) deemed to have finite lives with a net carrying value of $7.5 million, which are amortized over 15-30 year lives. We test goodwill for impairments annually during the fourth quarter, or immediately if conditions indicate that either a goodwill or intellectual property impairment could exist. Goodwill is tested for impairment using a two-step process. In the first step, the fair value of the reporting unit is compared to its carrying value. We determine the fair value of each of our reporting units based on a market approach. Using this approach, we select public companies that are comparable to ours and review their revenue and EBITDA to determine comparable multiples which we use to value our business. The three sets of comparable companies consist of small capitalization arms manufactures, U.S. prime contractors and European defense contractors. If the fair value of the reporting unit exceeds the carrying value of its net assets, goodwill is considered not impaired and no further testing is required. If the carrying value of the net assets exceeds the fair value of the reporting unit, a second step of the impairment test is performed in order to determine the implied fair value of a reporting unit’s goodwill. Determining the implied fair value of goodwill requires a valuation of the reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of its goodwill, goodwill is deemed impaired and is written down to the extent of the difference. The estimate of our fair value requires an evaluation of an appropriate capitalization rate based on the price earnings ratios of similar companies that are public and transactions involving public and nonpublic companies that are similar and prevailing conditions in the equity and debt markets.

For definite-lived assets, impairment testing is performed whenever events or changes in circumstances (“Triggering Events”) indicate that the carrying amount may not be recoverable. We will recognize an impairment loss if the carrying value exceeds its fair value. As of December 31, 2010, we have not had a Triggering Event.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include risk-adjusted discount rates and a determination of appropriate market comparables. We base our fair value estimates on assumptions we believe to be reasonable but that are also unpredictable in nature and inherently uncertain. Actual future results may differ from those estimates.

As of December 31, 2010, the fair value of our reporting units was substantially in excess of carrying value.

During 2008, we wrote-off $2.6 million, which represented all of the goodwill of Colt Rapid Mat associated with its acquisition after determining the goodwill had been impaired due to declining sales and failure to obtain any commitments for significant sales contracts. The impairment charge of $2.6 million is included in loss from discontinued operations. Any change in the remaining useful lives of the intangible assets could have a significant impact on our reported results of operations.

Common Unit Compensation Expense (Benefit)

We have incurred expense for financial reporting purposes related to (1) options to purchase Common Units granted to employees and directors and (2) members’ Common Units held by employees from the exercise of options using non-recourse notes. Common Units held by employees from the exercise of options using non-recourse notes are “in substance options” and are therefore subject to variable accounting. Compensation expense is based on the fair value of Common Units on the date the options were granted. Compensation expense is recognized ratably over the period during which the employee is required to provide service in exchange for the award. However, we may record additional stock-based compensation expense on certain option grants using variable accounting when a re-pricing or change in terms of the option occurs. Additionally, we are required to record as stock based compensation for dividends paid to employees related to members’ units when the consideration is in non-recourse notes.

In 2007, substantially all options to purchase Common Units outstanding were exercised and all non-recourse notes held by employees were repaid. The only remaining outstanding options to purchase Common Units became fully vested in 2008. Accordingly, no further option-related compensation expense was recorded in 2009 or 2010. We did not grant any options in 2009 or 2010.

Fair Value Measurements

We adopted the authoritative guidance for fair value measurements and the fair value option for financial assets and financial liabilities as of January 1, 2008. To date, our financial instrument impacted by this guidance has been limited to our long-term debt interest rate swaps. Prior to 2009, we entered into cash flow hedge transactions designated to eliminate the variability of cash flows related to interest payments on our then existing LIBOR based Term Loan Facility. In connection with the refinancing of our credit facilities in November 2009, all of our interest rate swap agreements were terminated prior to their maturity. Settlement costs of $5.4 million were incurred in connection with this termination and the losses in accumulated comprehensive income were related to debt prepayment expense. We had no derivative type instruments outstanding at December 31, 2010.

As of December 31, 2010, we did not have any significant non-recurring measurements of nonfinancial assets and nonfinancial liabilities. The carrying values for cash, accounts receivable, accounts payable, accrued liabilities and other current assets and liabilities approximate their fair values due to their short maturities.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs used to measure fair value fall into the following hierarchy:

Level 1:  Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:  Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that were observable for the asset or liability.

Level 3:  Unobservable inputs for the asset or liability.

During 2010 and 2009, we did not have any financial assets and liabilities reported at fair value and measured on a recurring basis or any significant non recurring measurements of nonfinancial assets and nonfinancial liabilities.

Retirement Benefits

Our pension and other post-retirement benefit costs and obligations are dependent on various assumptions. Our major assumptions relate primarily to discount rates, salary growth, long-term return on plan assets and medical cost trend rates. We base the discount rate assumption on current investment yields of high quality fixed income investments during the retirement benefits maturity period. The salary growth assumptions reflect our long-term actual experience and future and near-term outlook. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment, as well as target asset allocations.

Our medical cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. Actual results that differ from our assumptions are accumulated and are amortized generally over the estimated future working life of the plan participants.

Our major assumptions vary by plan and the weighted-average rates used. Each assumption has different sensitivity characteristics, and, in general, changes, if any, have moved in the same direction over the last several years. For fiscal 2011, changes in the weighted-average rates for the benefit plans would have the following impact on our net periodic benefit cost:

•	A decrease of 25 basis points in the long-term rate of return on assets would have increased our net 2011 benefit cost by approximately $0.05 million; and

•	A decrease of 25 basis points in the liability discount rate would have increased our 2011 net benefit cost by approximately $0.06 million.

Material Industry Trends and Uncertainties and Company Outlook

We believe the competitive and evolving nature of the small arms weapons systems industry for military and law enforcement personnel provides both challenges to, and opportunities for, the continued growth of our business. We constantly review our financial results and strive to find ways to curtail expenses. For example, in February 2010, we instituted a one-week a month “furlough” program at our West Hartford production facility that lasted through August, and in June we executed a 135 salaried and bargaining unit employee headcount reduction. To the extent that production requirements increase, we believe that we will be able to respond quickly to any such changes.

Our right to receive all orders for M4 carbines on a sole-source, non-competitive basis expired in July 2009. Since then, the U.S. Government has continued to purchase M4 carbines from Colt under the terms of an indefinite delivery, indefinite quantity, or “IDIQ” contract that expired on December 31, 2010. During 2010, 83% of our net sales to the U.S. Government were conducted through our M4 carbine IDIQ contract compared to 92% in 2009 and 74% in 2008. U.S. Government procurement of the M4 carbine in 2011 and beyond, including spare parts is expected to be on a competitive basis. We expect to see reduced U.S. Government procurement of M4 carbines over the next few fiscal years as the U.S. Army conducts a competitive evaluation of offerings for a new carbine to potentially replace the M4. In addition, budget pressures and a reduced war effort could further limit demand for our M4 carbine. The U.S. Government’s purchasing decisions with respect to the M4 carbine will influence our revenues and cash flows.

As a result of the competitive and evolving nature of this industry, our revenue growth, profitability and backlog have been or may be negatively impacted, or we may be impacted in multiple ways, including but not limited to the following:

•	if we lose one or more of our top customers (including the U.S. Government, our largest current customer) or if one or more of these customers significantly decreases orders for our products;

•	if the U.S. military selects other small arms manufacturers to supply the M4 carbine for use by U.S. military personnel or we are not able to continue to successfully compete in international sales;

•	general economic and political conditions in the foreign markets where we currently, or may seek to, do business may impact our international net sales, as such conditions may cause customers to delay placing orders or to deploy capital to other governmental priorities;

•	we may not be able to identify businesses that we can acquire on acceptable terms; we may not be able to obtain necessary financing or may face risks due to indebtedness; and our acquisition strategy may incur significant costs or expose us to numerous risks inherent in the acquired business’s operations; and

•	other factors, including those that may impact our prospective industry trends and uncertainties, that are described in “Risk Factors” elsewhere in this prospectus.

Any of the foregoing may negatively impact our backlog, which we view as a key indicator of our future performance. At December 31, 2010 our backlog was $165.7 million compared to $153.6 million as of December 31, 2009. Our backlog includes only orders for which funding is authorized by the customer. Backlog does not include the portion of an IDIQ contract for which a specific, contractually binding purchase order has not been received, or unexercised options associated with existing firm contracts. Because the value of these arrangements is subject to the customer’s future exercise of an indeterminate quantity of delivery orders, we recognize these contracts in backlog only when specific, contractually binding purchase orders are received.

At December 31, 2010, we had $61 million of cash and cash equivalents. We believe we currently have sufficient cash reserves to meet our working capital needs for fiscal 2011.

Key Performance Measures

Our management reviews and analyzes several key performance indicators in order to manage our business and assess the quality and potential variability of our earnings and cash flows. These key performance indicators include:

•	Net sales;

•	Net sales growth;

•	Gross profit as a percentage of net sales;

•	Operating income as a percentage of net sales;

•	Adjusted EBITDA from continuing operations (Adjusted EBITDA); and

•	Adjusted EBITDA from continuing operations as a percentage of net sales (Adjusted EBITDA margin).

For the years ended December 31, 2010, 2009 and 2008, these key performance measures were ($ in thousands):

	Year Ended December 31,
	2010	2009	2008

Net sales	$175,805	$270,163	$269,119
Net sales growth	(34.9)%	0.4%	51.7%
Gross profit as a percentage of net sales	25.3%	32.0%	33.2%
Operating income as a percentage of net sales	10.5%	23.6%	26.2%
Adjusted EBITDA(a)	$22,935	$67,600	$74,155
Adjusted EBITDA margin(b)	13.0%	25.0%	27.6%

(a)	Adjusted EBITDA is used by management as the primary measure of the operating performance of our segments. Adjusted EBITDA consists of net income (loss) from continuing operations before interest, income taxes depreciation and amortization of intangible assets and other income or expenses. See “Item 8 — Financial Statements — Notes to the Audited Consolidated Financial Statements — Note 13 — Segment Information and Notes to the Audited Condensed Consolidated Financial Statements” for discussion of our operating segments and a reconciliation of Adjusted EBITDA to net loss/income.

(b) Adjusted EBITDA margin is Adjusted EBITDA as a percentage of sales.

Results of Operations

The following table sets forth our results of operations in dollars and as a percentage of total net sales for the periods presented ($ in thousands): 86,3988,653

	Year Ended December 31,
	2010	%	2009	%	2008	%

Statement of Operations Data:
Net sales	$175,805	100.0%	$270,163	100.0%	$269,119	100.0%
Cost of sales	131,383	74.7	183,765	68.0	179,797	66.8

Gross profit	44,422	25.3	86,398	32.0	89,322	33.2

Selling and commissions	9,344	5.3	8,653	3.2	5,142	1.9
General and administrative	16,157	9.2	13,359	4.9	13,162	4.9
Amortization of purchased intangibles	548	0.3	525	0.2	593	0.2
Common unit compensation expense	—	0.0	—	0.0	45	0.0

	26,049	14.8	22,537	8.3	18,942	7.0

Operating income	18,373	10.4	63,861	23.7	70,380	26.2

Other expense (income):
Interest expense	24,598	14.0	18,845	7.0	19,266	7.2
Other expenses, net	1,657	0.9	13,466	5.0	872	0.3

	26,255	14.9	32,311	12.0	20,138	7.5

(Loss) income from continuing operations before provision for foreign income taxes	(7,882)	(4.5)	31,550	11.7	50,242	18.7

Provision for foreign income taxes	2,659	1.5	2,320	0.9	1,097	0.4

(Loss) income from continuing operations	(10,541)	(6.0)	29,230	10.8	49,145	18.3
Discontinued Operations:
(Loss) from discontinued operations	(665)	(0.4)	243	0.1	(4,914)	(1.9)
(Loss) on disposal of discontinued operations	(208)	(0.1)	—	0.0	—	0.0
Net (loss) income	$(11,414)	(6.5)%	$29,473	10.9%	$44,231	16.4%

Less: net (loss) income attributable to non-controlling interest	(84)		75		(47)

Net (loss) income attributable to Colt Defense LLC members	$(11,330)		$29,398		$44,278

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Net Sales

Sales

The following table shows net sales for the year ended December 31, 2010 and December 31, 2009 by product category ($ in thousands):

	Year Ended December 31,
			%
	2010	2009	Change

Weapon systems	$120,737	$215,393	(43.9)%
Spares / other	55,068	54,770	(.5)%

Total	$175,805	$270,163	(34.9)%

Net sales for 2010 were $175.8 million, a decrease of $94.4 million, or 34.9%, from $270.2 million in 2009.

Weapon system sales declined in 2010 compared to the same period in 2009 by $94.7 million.

Contributing to this decline was a $70.8 million decrease in sales of carbines to the U.S. Government from the comparable period in 2009, as the U.S. Government continued to evaluate its carbine procurement strategy. Also contributing to this decline from 2009 was a $32.4 million decrease in sales of law enforcement model carbines, including sales of Match Target® rifles to Colt’s Manufacturing, an affiliated entity. These declines were partially mitigated by a $7.7 million increase in international weapon systems sales. The 2009 surge in demand for law enforcement model carbines, which was influenced by the anticipated change in the U.S. Government’s regulation of firearms ownership, was not sustained.

Cost of Sales/Gross Profit

Gross margin in 2010 decreased to 25.3% from 32.0% in 2009. This margin erosion was primarily due to the slowdown of volume and related production in our West Hartford plant which negatively impacted overall gross margin resulting in higher per unit manufacturing costs. Commencing in February, we instituted a one-week a month “furlough” program at our West Hartford production facility. In June we executed a 135 salaried and bargaining unit employee headcount reduction. Starting in September, substantially all furloughs at the West Hartford facility ended. The full year impact of the aforementioned slowdown in volume and production was $11.9 million.

Selling and Commissions Expense

During 2010, selling and commission expenses increased by $0.7 million to $9.3 million primarily due to a rise of $0.6 in selling expenses attributed to a headcount increase in our sales force. In addition, commission expense was $0.1 higher in 2010 compared to 2009.

General and Administrative Expense

During 2010, general and administrative costs, increased by $2.8 million over 2009. This increase was principally driven by R&D initiatives associated with new product enhancements and development projects. In addition, our legal and accounting fees increased year over year as result of our initial regulatory filings, increased patent work and an audit performed by the Internal Revenue Service.

Interest Expense

Our interest expense in 2010 was $24.6 million, an increase of $5.8 million from $18.8 million in 2009. The average borrowings were $250 million for the year 2010 as compared to $203.4 million for the same period a year ago. The average effective rate of interest for 2010 was 10.4% compared to 9.3% for 2009. Higher borrowings and interest expense are the result of the issuance of our senior notes, which occurred in the fourth quarter of 2009.

Other Expense, net

Net other expenses of $1.7 million in 2010 were $11.8 million lower than 2009. During 2009, we incurred $11.7 million of debt prepayment expenses compared to $1.2 million in 2010 related to the revolver amendment on November 1, 2010.

Income Taxes

We are not subject to U.S. federal or state income taxes. For 2010, we had foreign income tax expense of $2.7 million compared to $2.3 million for 2009. The effective tax rate for 2010 was 33.7% compared to an effective tax rate of 7.4% for 2009. The income tax we incurred results from Canadian federal and provisional income taxes as well as withholding tax required on the royalty and interest income received from our Canadian subsidiary. The difference between our consolidated effective tax rate and the U.S. Federal statutory tax rate, results primarily from U.S. income (loss) being taxable to our members, the difference between the U.S. and Canadian statutory rates, Canadian non-deductible expenses, and withholding taxes on Canadian interest and royalty expenses.

Discontinued Operations

We dissolved Colt Rapid Mat as of December 31, 2010. In 2010, we recognized a loss from this discontinued operation of $665 thousand and a loss on disposal of $208 thousand. The loss on disposal is primarily due to the disposal of our non-controlling interest and the liquidation of our assets. During 2009, we recognized income from this discontinued operations of $243 thousand.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Net Sales

The following table shows net sales for the year ended December 31, 2009 and December 31, 2008 by product category ($ in thousands):

	Year Ended December 31,
			%
	2009	2008	Change

Weapon systems	$215,393	$229,779	(6.3)%
Spares / other	54,770	39,340	39.2%

Total	$270,163	$269,119	0.4%

Net sales for 2009 were $270.2 million, an increase of $1.1 million, or 0.4%, from $269.1 million in 2008.

The $14.4 million decline in weapon systems sales in 2009 as compared to 2008 was primarily driven by a $31.6 million decline in sales of carbines to the U.S. Government partially offset by a $24.8 million increase in sales of law enforcement model carbines, including sales of Match Target® rifles to Colt’s Manufacturing, an affiliated entity. The $15.4 million increase in spares / other sales in 2009 as compared to 2008 was primarily influenced by an $18.5 million increase in accessory sales which were partially offset by a $4.3 million decline in spare part sales to the U.S. Government.

Cost of Sales/Gross Profit

Cost of sales was $183.8 million for 2009, an increase of $4.0 million, or 2.2%, compared to $179.8 million for 2008. Gross profit in 2009 was $86.4 million, which was lower by $2.9 million, or 3.2%, compared to $89.3 million for 2008. As a percentage of net sales, gross profit decreased to 32.0% for 2009 from 33.2% for 2008. Gross margin for 2009 was slightly lower than gross margin for 2008, primarily as a result of the change in sales mix.

Selling and Commissions Expense

Selling and commissions expense of $8.7 million, during 2009, increased by $3.6 million, or 70.6%, from $5.1 million in 2008. In the first quarter of 2008, we shipped a large non-commissionable, international order. In 2009, there were no comparable non-commissionable orders shipped. In addition, $0.5 million is attributable to increased travel in connection with international sales and industry trade shows. As a percentage of net sales, selling and commission expenses were 3.2% for 2009, compared to 1.9% for 2008.

General and Administrative Expense

General and administrative expense for 2009 was $13.4 million, an increase of $0.2 million from $13.2 million in 2008. This increase was attributable to higher payroll costs and higher R&D costs associated with new product enhancement and development projects.

Interest Expense

Interest expense for 2009 was $18.8 million, a decrease of $0.5 million, or 2.6%, from $19.3 million for 2008. The average borrowings were $203.4 million for 2009 as compared to $196.7 million for 2008. The average effective rate of interest for 2009 was 9.3% compared to 9.8% for 2008. A lower average rate in 2009 was primarily responsible for the decrease in interest expense and partially offset by the impact of higher outstanding indebtedness during the last two months of 2009 attributable to the issuance of the outstanding notes.

Other Expense, net

Other expense, net was $13.5 million for 2009, compared to $0.9 million for the comparable period in 2008. Debt prepayment expense for 2009 was $11.7 million. This expense was incurred in connection with repayment of our then Existing Senior Secured Credit Facility and Senior Subordinated Notes with proceeds from our Senior Note Offering. Debt prepayment expenses consisted of costs incurred to settle outstanding interest rate swaps, pay a prepayment premium on our Senior Subordinated Notes and write off deferred financing costs associated with the debt paid off. There was no debt prepayment expense in 2008.

In addition during 2009, we incurred $2.1 million of costs in connection with contemplated merger and acquisition activities which were not consummated. The largest item in 2008 consisted of a $1.0 million charitable contribution.

Income Taxes

We are not subject to U.S. federal or state income taxes. For 2009, we had foreign income tax expense of $2.3 million compared to $1.1 million for 2008. The effective tax rate for 2009 was 7.4% which was slightly higher than the effective tax rate of 2.2% for 2008. The income tax we incurred results from Canadian federal and provisional income taxes as well as withholding tax required on the royalty and interest income received from our Canadian subsidiary. The difference between our consolidated effective tax rate and the U.S. Federal statutory tax rate, results primarily from U.S. income being taxable to our members, the difference between the U.S. and Canadian statutory rates, Canadian non-deductible expenses, and withholding taxes on Canadian interest and royalty expenses.

Discontinued Operations

In 2010, we dissolved Colt Rapid Mat. During 2009, we recognized income from this discontinued operations of $243 thousand. In 2008, we recognized a loss from this discontinued operation of $4.9 million, which included a goodwill impairment charge of $2.6 million.

Liquidity and Capital Resources

Our primary liquidity requirements are for debt service, capital expenditures and working capital. We have historically funded these requirements through internally-generated operating cash flow. Our cash requirements for working capital are principally to fund accounts receivable and inventory. U.S. Government receivables, which historically constitute the majority of our accounts receivable, are generally collected within 20 days as compared with 30 to 50 days for direct foreign sales receivables. We have not experienced any significant credit losses. We generally ship our inventory upon the completion of manufacturing and testing and normally have minimal finished products in inventory at any given time. Accordingly, our cash generated from operating activities is generally a reflection of our operating results adjusted for non-cash charges or credits such as depreciation and Common Unit compensation and the timing of the collection of accounts receivable and our investment in inventory. Historically, tax distributions to our members have been made in amounts equal to 45% of our taxable income, as defined, for the applicable period. Our Governing Board may also from time to time declare special distributions to our members. In addition, our cash requirements and liquidity could be impacted by potential acquisitions.

On November 1, 2010, the senior secured credit facility was amended to provide for a $10.0 million letter of credit facility. The letter of credit facility exists for the sole purpose of supporting the Company’s letter of credit requirements. The letter of credit facility contains no financial condition covenants. Under the letter of credit facility, we continue to be subject to a covenant limiting our maximum capital expenditures made in the ordinary course of business in any year to $10.0 million, with provisions to carryover up to $5.0 million of the unused amount to the succeeding year. As of December 31, 2010, we are in compliance with this covenant. The letter of credit facility matures on January 31, 2014.

In March 2010, we learned that a large potential contract with an international customer had been delayed and that shipments on that order would not begin before 2011. We have subsequently received a purchase order from this customer and expect to make deliveries under this contract in 2011 and 2012. We believe our existing cash balances and forecasted operating cash flows are sufficient to meet our obligations for 2011.

Cash Flows

The following table sets forth our consolidated cash flows for the years ended December 31, 2010, 2009 and 2008 ($ in thousands):

	Year Ended December 31,
	2010	2009	2008

Cash provided by operating activities	$1,672	$34,150	$52,092
Cash used in investing activities	(6,961)	(7,369)	(3,166)
Cash (used in) provided by financing activities	(6,212)	(16,353)	(20,251)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for 2010 was $1.7 million, compared to $34.2 million in 2009. This unfavorable variance was driven primarily by a net loss of $11.4 million in 2010 compared to net income of $29.5 million in 2009. Working capital in 2010 decreased generating cash of $5.1 million as opposed to a $12.6 million working capital increase during in 2009. The principal cause for this variance was the result of the decline in sales together with the impact of the semi-annual interest payment on the note.

Net cash provided by operating activities for 2009 was $34.2 million, compared to net cash provided by operating activities for 2008 of $52.1 million. Net income was $14.8 million less in 2009 than in 2008 and accounts receivable were significantly higher at the end of 2009 as compared to 2008. The increase in operating cash flow in 2008 was due to a significant increase in 2008 sales and related gross profit as compared to 2007 and timing of accounts receivables billing and collection resulting in unusually low levels of accounts receivable at December 31, 2008 due primarily to the early receipt of U.S. Government receivables in December 2008.

Cash Flows Used in Investing Activities

Net cash used in investing activities for all periods presented are principally for capital expenditures. These capital expenditures reflect our ongoing initiative to upgrade our machinery and equipment, expand our manufacturing capacity and improve our overall manufacturing efficiency.

Capital Expenditures

We have purchased or acquired under capitalized leases state-of-the-art machinery and equipment primarily to modernize our West Hartford, Connecticut manufacturing facility. Such expenditures are as follows ($ in thousands):

Year	Capital Expenditures

2008	3,200
2009	6,768
2010	7,440

Total capital expenditures for 2010, which were $0.7 million over the prior year, included $4.6 million for the purchase of equipment associated with contracts awarded for new products including the M240 machine gun and M249 barrel. The balance of our planned capital expenditures is for maintaining existing manufacturing capabilities.

Cash Flows Used in Financing Activities

Net cash used in financing activities in 2010 was ($6.2) million as compared to $16.4 million of cash provided by financing activities in 2009. Tax distributions paid to members accounted for the principal use of cash used in financing activities in 2010 and 2009.

Net cash provided by financing activities for 2009 was $16.4 million as compared to $20.3 million of cash used in financing activities for 2008. Tax distributions paid to members accounted for the principal use of cash used in financing activities. The decline in distributions was due to lower taxable income in 2009 as compared to 2008.

Net cash provided by (used in) financing activities consisted of the following ($ in millions):

	Year Ended December 31,
	2010	2009	2008

Net borrowings (repayments)(a)	$(1.1)	$54.9	$(3.4)
Tax distributions to members(b)	(5.0)	(14.7)	(16.2)
Deferred financing costs(a)	—	(12.8)	(0.3)
Debt prepayment expense(a)	—	(6.0)	—
Purchase of Common Units(c)	—	(5.0)	—
Debt issuance costs	(0.1)	—	—
Net repayments from discontinued operations	—	—	(0.4)

Total	$(6.2)	$16.4	$(20.3)

(a)	During 2009, we completed a refinancing of our debt by issuing new outstanding notes and entering into the senior secured credit facility.

(b)	Tax distributions were made to our members equal to 45% of our taxable income.

(c)	During 2009, we purchased $5 million of Common Units from an officer of our company.

On November 10, 2009, we issued $250 million of the outstanding notes. Concurrently with the issuance of the outstanding notes we entered into the senior secured credit facility. This senior secured credit facility was converted into a $10.0 million letter of credit facility on November 1, 2010. Proceeds from the 2009 offering of outstanding notes were used to repay the outstanding balances of our then outstanding senior secured credit facility and senior subordinated notes ($189.3 million), settle outstanding interest rate swap agreements ($5.4 million), pay a prepayment premium on our senior subordinated notes ($0.6 million) and pay financing costs ($12.8 million). The balances of the proceeds were available for general corporate purposes.

At December 31, 2010, we had cash and cash equivalents balance of $61.4 million. This credit facility required us to maintain on-going covenant compliance measured on a quarterly basis. During 2010, we amended the senior secured credit facility to increase the maximum permitted quarterly consolidated leverage ratio from 4.5 to 1 to 5.5 to 1 through the first three quarters of 2010. On November 1, 2010, the senior secured credit facility was amended and became a $10.0 million letter of credit facility. The letter of credit facility exists for the sole purpose of supporting the Company’s letter of credit requirements. The letter of credit facility contains no financial condition covenants. Under the letter of credit facility, we continue to be subject to a covenant limiting our maximum capital expenditures made in the ordinary course of business in any year to $10.0 million, with provisions to carryover up to $5.0 million of the unused amount to the succeeding year. As of December 31, 2010, we are in compliance with this covenant. The letter of credit facility matures on January 31, 2014. See “— Senior secured credit facility and Letter of credit facility” below.

At December 31, 2010, we had backlog of $165.7 million compared to a backlog of $153.6 million as of December 31, 2009. We believe we currently have sufficient cash reserves to meet our working capital needs for 2011.

Outstanding Notes

The $250 million senior unsecured outstanding notes bear interest at 8.75% and mature November 15, 2017. Interest is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2010. We issued the outstanding notes at a discount of $3.5 million from their principal value. This discount will be amortized as additional interest expense over the life of the indebtedness.

No principal repayments are required until maturity. However, in the case of a change in control of our company, we are required to offer to purchase the outstanding notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest. In addition, the outstanding notes may be redeemed at our option under certain conditions as follows:

•	at any time prior to November 15, 2012, we may redeem up to 35% of the notes with the proceeds of certain equity offerings at a redemption price equal to 108.75% of their principal amount together with accrued unpaid interest to the date of redemption; and

•	at any time prior to November 15, 2013, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes together with accrued and unpaid interest plus a make whole premium, as defined in the indenture; and

•	on and after November 15, 2013, we may redeem all or, from time to time, a part of the notes at the following redemption process (expressed as a percentage of principal amount of the notes to be redeemed) plus accrued and unpaid interest, including additional interest, if any on the notes to the applicable redemption date if redeemed during the twelve month period beginning on November 15 of the years indicated below:

Year	Percentage

2013	104.375%
2014	102.187%
2015 and thereafter	100.000%

The outstanding notes do not have any financial condition covenants which require us to maintain compliance with any financial ratios or measurements, however, there are cross default provisions with our senior secured credit facility. The outstanding notes do contain covenants that, among other things, limit our ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens and engage in certain transactions with our affiliates. Under certain circumstances, we are required to make an offer to purchase our notes offered hereby at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase with the proceeds of certain asset dispositions. In addition, the indenture restricts our ability to pay dividends or make other restricted payments (as defined in the indenture) to our members, subject to certain exceptions, unless certain conditions are met, including that (1) no default under the indenture shall have occurred and be continuing, (2) we shall be permitted by the indenture to incur additional indebtedness and (3) the amount of the dividend or payment may not exceed a certain amount based on, among other things, our consolidated net income. Such restrictions are not expected to affect our ability to meet our cash obligations for the next 12 months.

Letter of Credit Facility

From November 10, 2009 through October 31, 2010, the Company was party to a $50.0 million senior secured revolving credit facility. On November 1, 2010, the senior secured credit facility was amended to provide for a $10.0 million letter of credit facility. The letter of credit facility exists for the sole purpose of supporting the Company’s letter of credit requirements. Loans under the letter of credit facility bear interest at our option at a rate equal to LIBOR plus 3.75% or an alternate base rate plus 2.75% (with the base rate defined as the higher of (a) the prime rate or (b) the Federal funds rate plus 0.50% or (c) the one-month LIBOR rate plus 1.00%). The letter of credit facility matures January 31, 2014. Obligations under this facility are secured by substantially all of our assets.

At December 31, 2010, we had $0.6 million of standby letters of credit outstanding against the letters of credit facility.

In addition, the amendment to the senior secured credit facility limited the Company’s ability to borrow term loans or obtain revolving loans, other than to reimburse the amount of any draft paid under any letter of credit without lender agreement and eliminated all financial maintenance covenants.

Contractual Obligations and Commitments

We have contractual obligations and commercial commitments that may affect our financial condition. The following table identifies material obligations and commitments as of December 31, 2010 ($ in thousands):

		Payments Due by Period
		Less than	13-35	36-60	More than
	Total	1 Year	Months	Months	5 Years

Long-term debt principal payments(a)	$250,000	$—	$—	$—	$250,000
Interest payments	151,655	21,950	43,900	43,756	42,049
Capital lease obligations, including interest	2,569	1,374	1,195	—	—
Operating leases	2,063	1,068	995	—	—
Payments to pension trust(b)	14,538	1,325	2,948	3,312	6,953
Postretirement healthcare payments(b)	9,573	893	1,905	1,957	4,818
Purchase obligations(c)	950	950	—	—	—

Total contractual obligations	$431,348	$27,560	$50,943	$49,025	$303,820

(a)	Includes $250 million of outstanding notes which were issued at a discount of $3.5 million.

(b)	Payments to the pension trust and post retirement plan are required pursuant to our plan.

(c)	We had unconditional purchase obligations related to capital expenditures for machinery.

We have certain Industrial Cooperation Agreements, which stipulate terms of cooperation for commitment of offsetting business over five to six years for the foreign governments that are party to the related sales contracts. We generally settle our offset purchase commitments under Industrial Cooperation Agreements through on-going business and/or cooperating with other contractors on their spending during the related period. Additionally, we identify future purchases and other satisfaction plans for the remainder of the offset purchase commitment period and should there be a projected net purchase commitment after such consideration, we accrue the estimated cost to settle the offset purchase commitment.

Our remaining gross offset purchase commitment is the total amount of offset purchase commitments reduced for claims submitted and approved by the governing agencies. At December 31, 2010 and 2009, our remaining gross offset purchase commitments totaled $25.8 million and $23.2 million, respectively. We have evaluated our settlement of our remaining gross offset purchase commitments through probable planned spending and other probable satisfaction plans to determine our net offset purchase commitment. We have accrued $412 and $0 as of December 31, 2010 and 2009, respectively, based on our estimated cost of settling the remaining net offset purchase commitment.

Off-balance Sheet Arrangements

As of December 31, 2010, our only off-balance sheet arrangements were our operating leases, standby letters of credit, and Industrial Cooperation Agreements. None of our operating leases have any contingent rents. At December 31, 2010, remaining gross offset commitments under the Industrial Cooperation Agreements totaled $25.8 million.

Pension Plans and Post-retirement Health Care Obligations

We have two domestic defined benefit plans that cover a significant portion of our salaried and hourly paid employees. As a result of an amendment to the benefit plan for salaried employees, future accrued benefits for all salaried employees were frozen as of January 1, 2009. We derive pension benefit expense from an actuarial calculation based on the defined benefit plans’ provisions and management’s assumptions regarding discount rate, rate of increase in compensation levels and expected long-term rate of return on assets. Management determines the expected long-term rate of return on plan assets based upon historical actual asset returns and the expectations of asset returns over the expected period to fund participant benefits based on the current investment mix of our plans. Management sets the discount rate based on the yield of high quality fixed income investments expected to be available in the future when cash flows are paid. The rate of increase in compensation levels is established based on management’s expectations of current and foreseeable future increases in compensation. In addition, management also consults with independent actuaries in determining these assumptions. The excess of the projected benefit obligations over assets of the plans is $2.0 million at December 31, 2010. We anticipate we will make a contribution of approximately $1.3 million to our pension plan in 2011.

We also have a post-retirement health plan for our domestic union employees. The post-retirement health plan is unfunded. We derive post-retirement benefit expense from an actuarial calculation based on the provisions of the plan and a number of assumptions provided by us including information about employee demographics, retirement age, future health care costs, turnover, mortality, discount rate, amount and timing of claims, and a health care inflation trend rate. In connection with the renewal of our collective bargaining agreement in 2004, we capped the monthly cost of providing retiree health care benefits at approximately $206 (not in thousands) per employee per month. In connection with the renegotiation of our union contract effective April 2007, the cap was raised to approximately $250 (not in thousands) per employee per month. For the year ended December 31, 2010, the cost per employee per month was $212 (not in thousands). The unfunded post-retirement health care benefit obligation was $12.2 million at December 31, 2010. We anticipate we will make a contribution of approximately $0.9 million to our post-retirement health plan in 2011.

401K Plan

We have a domestic contributory savings plan (the 401K Plan) under Section 401(k) of the Internal Revenue Code covering substantially all U.S. employees. The 401K Plan allows participants to make voluntary contributions of up to 15% of their annual compensation, on a pretax basis, subject to IRS limitations. We match 50% of elective deferrals up to the first 6% of eligible deferred compensation. The employer match contribution in 2010 was $0.3 million.

In addition, we have a defined contribution pension plan (the Canadian Plan) for our employees in Canada, whereby the employees must make a minimum of 1% contribution but can contribute up to 2.5% of their gross earnings. The Canadian Plan requires employer matching. There is a 700 hours worked eligibility requirement. There is no vesting period. In Canada, we also have a profit sharing plan, which provides for a contribution calculated at up to 7% of the net operating earnings, minus the employer contributions to the Canadian Plan. The funds are distributed proportionately based on annual remuneration. We incurred expenses related to these plans of $0.5 million in 2010.

Impact of Inflation

Although inflationary increases in certain costs, particularly labor, outsourced parts and raw materials, could potentially have an impact on our operating results, inflation has not significantly impacted our overall operations in the last three years. Our collective bargaining agreement that became effective April 1, 2007 provided for labor rate increases of 3.25% in 2008 and 3.5% in 2009 and 2.5% in 2010. We monitor the other components of our product cost, including outsourced parts and raw materials on a continuous basis.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to fluctuation in foreign currency exchange rates and interest rates.

Foreign Currency Exposure

We are subject to foreign currency exchange risks relating to receipts from customers, payments to suppliers and some intercompany transactions. As a matter of policy, we do not engage in currency speculation and therefore, we have no derivative financial instruments to hedge this exposure. In our Statements of Operations, we have foreign currency losses of $0.7 million in 2010, $0.3 million in 2009 and $0.7 million in 2008. Our Statements of Changes in Deficit have a foreign currency translation gain of $1.3 million in 2010, a foreign currency translation gain of $2.7 million in 2009 and a foreign currency translation loss of $3.2 million in 2008. The foreign currency amounts reported in the Statement of Operations and Statement of Changes in Deficit may change materially should our international business continue to grow or if changes in the Canadian dollar or Euro versus the U.S. dollar fluctuate materially.

Interest Rate Exposures

We have no variable rate debt outstanding at December 31, 2010.

Recently Issued Accounting Standards

Milestone Method of Revenue Recognition — In April 2010, the FASB issued authoritative guidance which allows entities to make a policy election to use the milestone method of revenue recognition and provides guidance on defining a milestone and the criteria that should be met for applying the milestone method. The scope, of this guidance, is limited to the transactions involving milestones relating to research and development deliverables. The guidance includes enhanced disclosure requirements about each arrangement, individual milestones and related contingent consideration, substantive milestones and factors considered in that determination. The amendments are effective prospectively to milestones achieved in fiscal years, and interim periods within those years, beginning after June 15, 2010. Early application and retrospective application are permitted. We have evaluated this guidance and have determined that it will not have an impact on the determination or reporting of our financial results.

Improving Disclosures about Fair Value Measurements — In January 2010, the FASB issued new guidance to enhance disclosure requirements related to fair value measurements by requiring certain new disclosures and clarifying certain existing disclosures. This new guidance requires disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 recurring fair value measurements and the reasons for the transfers. In addition,the new guidance requires additional information related to activities in the reconciliation of Level 3 fair value measurements. The new guidance also expands the disclosures related to the disaggregation of assets and liabilities and information about inputs and valuation techniques. The new guidance related to Level 1 and Level 2 fair value measurements was effective for interim and annual reporting periods beginning after December 15, 2009 and the new guidance related to Level 3 fair value measurements was effective for fiscal years beginning after December 15,2010 and interim periods during those fiscal years. The adoption of these changes had no impact on the consolidated financial statements.

Revenue Arrangements with Multiple Deliverables — In September 2009, the accounting standard for the allocation of revenue in arrangements involving multiple deliverables was amended. Current accounting standards require companies to allocate revenue based on the fair value of each deliverable, even though such deliverables may not be sold separately either by the company itself or other vendors. The new accounting standard eliminates i)the residual method of revenue allocation and ii) the requirement that all undelivered elements must have objective and reliable evidence of fair value before a company can recognize the portion of the overall arrangement fee that is attributable to items that already have been delivered. This revised accounting standard will be effective for us beginning January 1, 2011 via prospective transition. Early adoption and retrospective transition are permitted. The adoption of this guidance will not have an impact on our consolidated financial statements.

BUSINESS

Company overview

We are one of the world’s leading designers, developers and manufacturers of small arms weapons systems for individual soldiers and law enforcement personnel, and have been expanding our portfolio of products and services to meet evolving military and law enforcement requirements around the world. Our products have proven themselves under the most severe battle conditions, including the jungles of Vietnam, the deserts of the Middle East, the urban centers of Iraq and the mountains of Afghanistan.

We have supplied small arms weapons systems to more than 80 countries. We have been the U.S. military’s sole supplier of the M4 carbine, the U.S. Army’s standard issue rifle, and are the Canadian military’s exclusive supplier of the C8 carbine and C7 rifle. We also sell small arms weapons systems to U.S., Canadian and foreign law enforcement agencies. Furthermore, our development and sales of M4 carbines and the more than 45 years of sales of M16 rifles, have resulted in a global installed base of more than 7 million of these small arms weapons systems. Our expertise in developing small arms weapons systems enables us to integrate new technologies and features into the large installed base, and diversify our revenue sources by adding related products and services, investing in new technologies and seeking strategic acquisitions, co-production opportunities and other alliances. We have been a leading supplier of small arms weapons systems to the U.S. military since the Mexican-American War in 1847 and have supplied our products to international customers for nearly as long.

Our current core product line includes:

•	proprietary military products, including the M4 and C8 carbines, M16 and C7 rifles and new products such as our IAR, CM901TM, SCW and APC;

•	military products manufactured under license such as M249 machine gun barrels and the M240 machine gun;

•	the M203 and Eagle grenade launcher;

•	proprietary products designed for law enforcement uses, including our LE 6920 and LE 6940 Law Enforcement Carbines, AR-15A2 Government Carbine, AR-15A3 Tactical Carbine, Colt Accurized Rifle and 9mm Submachine Gun; and

•	conversion and upgrade kits, spare parts and accessories, such as rail systems and sights.

Industry overview

We compete in the global market for small arms weapons systems designed for military and law enforcement personnel. Our end customers include U.S. and foreign militaries, as well as law enforcement and security agencies. The funding for our core products is primarily linked to spending trends of U.S. and foreign militaries, and national and border security and law enforcement agencies. We believe global spending for small arms weapons systems and other related soldier-centric products will continue to grow over the next several years in large part due to upgrades and modernizations by foreign militaries and a continued emphasis on national security and anti-terrorism initiatives. Internationally, we believe the cooperative effort to combat terrorism and other illegal activities will cause governments and militaries to continue to enhance and modernize their military and law enforcement capabilities. We also believe that the proliferation of asymmetric, non-conventional warfare, such as that taking place in Iraq and Afghanistan, will keep the focus on enhanced capabilities for the individual service member, and will likely assist in the health of our markets in the U.S. and worldwide. This growth trend is likely to be tempered by continued downward pressure on global military budgets.

Competitive strengths

We believe that the following strengths contribute to our competitive position within the market for small arms weapons systems:

Global brand name with strong recognition, reputation and affinity.  The Colt name, the Colt logo and the Rampant Colt logo are among the world’s most recognized trademarks associated with firearms. These marks, when used with our products and services, connote quality, value, reliability, performance and integrity, particularly within the military and law enforcement markets. Our brand is enhanced by our extensive use of these trademarks in the U.S. and around the world for nearly 175 years, which has fostered brand affinity and awareness among our customer base. As a result, we have preserved a strong brand image that has succeeded in distinguishing our products from the competition on a global basis and that, we believe, represents a significant competitive advantage.

We expect our strong brand and long standing association with the military and law enforcement market for small arms weapon systems will also facilitate the implementation of our growth strategy. We believe we will be able to leverage our brand and the global acceptance of our products to continue to expand our sales of small arms weapons systems in U.S. and foreign military and law enforcement markets. A strong brand will also assist us in selling complementary product lines, technologies and services that we may acquire or develop internally or with others.

Leading global supplier of small arms weapons systems.  We have been the sole supplier of the M4 carbine to the U.S. military and are the exclusive supplier of military rifles and carbines to the Canadian Department of National Defense. We have sold more than 700,000 M4 carbines to the U.S. military, illustrating the U.S. Government’s commitment to, and satisfaction with, this battlefield-proven weapons system. Our strategic source relationships with the Canadian Government and the global installed base of more than 7 million M4, M16 and related small arms weapons systems provide us with an opportunity to:

•	further penetrate the global military and law enforcement related markets with our advanced M4, M16 and C7 and C8 family of weapons;

•	provide related after-market products and accessories, including upgrades, spare parts, replacement kits and logistic support and remanufacture, refurbishment and conversion of small arms weapons systems;

•	acquire knowledge of combat force requirements and the performance of weapons on the battlefield to develop additional advanced soldier-centric small arms weapons systems; and

•	use our U.S. and foreign government relationships and knowledge to market additional products and related services that better equip, train and deploy individual forces.

The M4 is a modular weapon platform that can be deployed in multiple configurations and with a variety of accessories, including:

•	war-fighting variants such as a marksman rifle or close quarter battle carbine, featuring situation-optimized barrel lengths;

•	electronic accessories such as lasers, illuminators or a combination of laser and optics;

•	optical accessories such as infrared and thermal sights;

•	firepower enhancements such as grenade launchers or sound suppression systems; and

•	other accessories such as flashlights, slings, bipods or bayonets.

Proprietary technology.  We use our proprietary intellectual property, consisting of patents, manufacturing processes, proprietary know-how and other trade secrets and confidential information to develop a technical data package (“TDP”), which is a blueprint for manufacturing our small arms products. Our ownership of, and ability to incorporate and further develop, the intellectual property in our TDPs provide us with competitive advantages in maintaining the high quality standard of our existing products, realizing additional manufacturing efficiencies, developing upgrades and improvements for our existing products and developing the next generation of products. Although the U.S. military is no longer obligated to purchase the M4 carbine solely from us, we continue to own the TDP for the M4 carbine.

Any competitor seeking to supply the M4 carbine to the U.S. Government will be required to demonstrate that it is able to reliably and consistently manufacture these products to exacting military specifications, which we believe is a significant barrier to entry for most small arms manufacturers. We believe that few small arms manufacturers have our extensive knowledge base and engineering and product development capabilities to develop variations and incorporate other products or improvements for the M4 carbine. Furthermore, any alternative manufacturer supplying the M4 carbine to the U.S. military will be required to fund a 5% royalty to us that is payable with respect to certain components of each M4 carbine supplied to the U.S. military, which we believe represents a pricing advantage for us and an additional barrier to entry by competitors.

Engineering and product development excellence.  We believe that our focus on engineering excellence and our investment in research and development, including innovative technologies is critical to our ability to maintain an industry leadership position in the design and development of small arms weapons systems. Our track record of engineering expertise has recently resulted in the award to us of three contracts from the U.S. Army for three products that previously had been exclusively manufactured by one of our key competitors: in 2008, an $11 million contract for M240 machine gun barrels, a $126 million contract for the M240B machine gun, and in 2009 a $25 million contract for M249 machine gun barrels. Contracts do not become backlog until specific purchase orders are received by the Company.

Well-positioned to benefit from international market opportunities.  We are favorably positioned to increase our market share in the multi-billion dollar foreign military and law enforcement markets, as numerous countries have announced plans to upgrade their small arms weapons systems. We believe our strong competitive position is due in large part to the following:

•	the large installed base of our battlefield-proven products, their quality and reliability, and our ability to offer related products and services;

•	our more than 150 years of experience with the customs, practices and logistical and legal frameworks associated with supplying small arms weapons systems to the international market;

•	our manufacturing, logistics, research and design capabilities enable us to customize our existing product line to effectively address specific international customer requirements;

•	our familiarity with U.S. foreign military sales (“FMS”) procedures;

•	our willingness and ability to support the increasing desire of international customers to establish in-country manufacturing license and similar co-production arrangements; and

•	our network of foreign sales representatives that provides us with effective presence, marketing and after-market support capabilities.

Superior manufacturing capability and quality.  Our facilities satisfy the high manufacturing standards demanded by the U.S. Department of Defense, the Canadian Department of National Defense and other foreign governments, and have been registered under the internationally recognized ISO 9001:2008 standards. Our products are manufactured using proprietary manufacturing processes and are subject to stringent quality assurance and endurance testing requirements, including on-site quality control by U.S. Department of Defense representatives. We believe that other manufacturers’ products are not made with the same regard to our rigorous quality of materials, processes and testing.

We have nearly completed a comprehensive modernization of our manufacturing processes by installing capital equipment that relies on computerized, numerically controlled (CNC) machining and turning equipment. We believe that our ongoing capital improvement program has yielded significant benefits, including:

•	increasing the consistently superior quality of our products;

•	increasing our production capacity and ability to efficiently produce our existing product line; and

•	expeditiously introducing additional product lines, such as the M240 and M249 machine gun barrels and the M240 machine gun, while maintaining superior levels of quality control.

Strong customer relationships.  We maintain senior level relationships with the U.S. Department of Defense, one of the largest purchasers of small arms weapons systems in the world, Canada and other foreign customers, as well as domestic and international law enforcement agencies. Since 1976, we have served as Canada’s Small Arms Center for Excellence, the Canadian Government’s center to test, improve and develop small arms, and its representative at NATO small arms conferences, giving us unique knowledge of the current trends, challenges and issues facing our foreign military customer base.

Business strategy

The major elements of our strategy that take advantage of our competitive strengths are:

Continuing our leadership in small arms weapons systems.  We intend to continue to address the existing and changing needs of the individual members of the military and law enforcement agencies by:

•	producing and delivering a broad range of quality proprietary small arms such as our M4 carbine and its variations, and our C7 and C8 family of weapons;

•	continuing our leadership in the research and development of small arms weapons systems;

•	diversifying our product line by developing new products, including the next generation of small arms weapons systems, by incorporating our TDPs and developing other technologies;

•	diversifying our product line through offering accessories and related components, such as replacement barrels, rail systems, sights and other products that enhance the capability and functionality of our existing core product lines, including contract manufacturing of third parties’ proprietary products; and

•	providing superior aftermarket service.

Pursuing international opportunities.  We continue to increase our sales to the foreign military and law enforcement markets. In 2010, we have shipped our products to nearly 40 countries. We intend to leverage the global installed base of more than 7 million M4 carbines and M16 rifles and the battlefield-proven reliability and visibility afforded by the prominent role that our small arms weapons systems have played in the multi-national engagements in Iraq and Afghanistan, to capitalize on global small arms replacement and upgrade programs. Our implementation of this strategy has yielded significant positive results for us in Europe, Southeast Asia, the Americas and the Middle East.

Continuing to pursue opportunities with U.S. law enforcement agencies.  We believe that U.S. law enforcement agencies, which tend to look to U.S. military products when determining their weapons of choice, represent a growth opportunity for our products. We believe that law enforcement agencies benefit by acquiring small arms weapons systems that are similar to small arms weapons systems deployed by the U.S. military due to several factors, including the following:

•	familiarity with the M4 weapons systems, including the components and accessories, weight and functionality lessens required training and maintenance resources;

•	use of similar systems provides synergy for skill training as the individual completes courses and training in his or her military and civilian positions;

•	use of our weapon systems in actual battle conditions provides independent evidence about the quality and functionality of our weapon systems; and

•	highly-customizable modular weapon platform provides access to a wide selection of components and accessories, from more value-oriented offerings to battlefield-proven high-end products.

We believe that the proven quality, capability and reliability of our small arms weapons systems position us to increase sales of law enforcement model products and services, including upgrades and spare parts, especially as law enforcement agencies continue to replace shotguns and older model rifles with newer soldier-centric styled semi-automatic weapons. We have sold our products, including the M4 carbine and its variations, to law enforcement agencies around the country, including the Federal Bureau of Investigation, the Bureau of Alcohol, Tobacco, Firearms and Explosives, the New York City Police Department and the New Jersey and Pennsylvania State Police Departments.

Pursuing strategic acquisitions.  We intend to seek select domestic and international acquisition opportunities. Our acquisition focus will be on companies that have complementary product lines or technological competencies or that serve the same end users.

Improving manufacturing efficiencies.  We initiated a capital improvement program pursuant to which we have made aggregate capital expenditures of $29.9 million from 2005 through 2010. This capital improvement program and our manufacturing and engineering expertise enable us to continue to reduce our production costs and increase our manufacturing capabilities. Our capital improvement program has allowed us to achieve a four-year compound annual growth rate (CAGR) through 2009 in the number of rifles and carbines manufactured at our West Hartford facility of approximately 25%, while during the same period, the number of direct manufacturing employees at that facility increased at a CAGR of less than 7%.

History

We trace our history to Colonel Sam Colt, who launched a company that is part of American folklore. A post-Civil War slogan stated, “Abe Lincoln may have freed all men, but Sam Colt made them equal.” Sam Colt’s success story began with the issuance of a U.S. patent in 1836 for the Colt small arms, which was equipped with a revolving cylinder containing five or six bullets. Colt’s revolver provided its user with greatly increased firepower, since prior to his invention, only one- and two-barrel flintlock pistols were available. As a direct result of his invention and the marketing and sales success that followed, Sam Colt and his small arms played a prominent role in the history of a developing America. So popular was the Colt revolver during the latter half of the 1800s, that it was perhaps the best-known small arm, not only in this country, but also in Canada, Mexico, and many European countries. To this day, we believe the name Colt suggests small arms to most Americans.

Products

Our name, products and services connote quality, value, reliability, performance and integrity in the U.S., Canada and around the world. We believe these strengths will facilitate the implementation of our growth strategy and allow us to continue to expand our sales of small arms weapons systems and related products.

Our product line includes:

•	military and law enforcement small arms weapons systems such as rifles, carbines, grenade launchers, and submachine guns; and

•	a range of weapons-related products and accessories.

Below is a brief description of some of our significant products.

Military products

M4 5.56mm carbine.  The M4 carbine, first approved for use by the U.S. military in 1993 due to its size and performance, is not only well suited for special operations and elite battle units of the U.S. military and similar units of other militaries but for general purpose forces as well. The M4 is a fully/semi-automatic, air-cooled, magazine-fed, gas-operated carbine. The M4 carbine is based on simplicity of operation, maximum interchangeability of parts and ease of maintenance. This combination of favorable characteristics has contributed to a durable, high performance system with low life cycle maintenance costs. The M4 carbine features a four-position sliding butt stock allowing it to adapt to soldiers of different sizes and physical characteristics as well as various firing positions. The M4 carbine is the first military weapon to fully utilize the flat top upper receiver, which provides the user flexibility in accessorizing.

Variations of this carbine offered include the C8 carbine, and the C8SFW. Additionally, we offer a variation that is fully automatic.

M4 Commando.  The M4 Commando, a derivative of the M4 carbine, is a more compact form of our 5.56mm family of weapons, and we believe it is particularly useful for close-quarters combat, where lightness and ease of handling are of greater concern. We offer variations of this carbine including the C8CQB (Close Quarter Battle) carbine.

Infantry Automatic Rifle.  The IAR is a newly designed weapon system. The IAR is a gas-operated, air-cooled, magazine-fed, fully automatic weapon with a firing rate of 700-1000 rounds per minute. The new, heavier barrel design along with an integrated heat sink increases stability, accuracy and heat dissipation. The IAR shares common features with the M4 carbine and the M16 rifle, and is immediately familiar to soldiers trained in operating the M4 and M16 family of weapons. It uses the same wide variety of ammunition and shares the same magazine and certain other parts with the M4 and M16 family of weapons, thereby reducing training and logistics requirements. We also offer a variation of this rifle through Colt Canada known as the Light Support Weapon rifle.

CM901 Multi-caliber, Modular Weapon System.  The CM901TM is a newly designed weapon system that can change calibers from 5.56mm up to and including 7.62 x 51mm NATO. By simply disengaging the take-down and pivot pins on the universal lower receiver, the user can quickly change from a 5.56mm Close Quarter Battle short barrel configuration to a full length 7.62 x 51mm Extended Range Carbine configuration in seconds. The CM901TM has a free-floating barrel system to improve operator accuracy and hit probability. The CM901TM is designed to accept all legacy M4/M16 Colt upper receiver assemblies and therefore is compatible with a large portion of the U.S. Government’s inventory and familiar in functionality to the soldier.

Sub Compact Weapon (SCW).  The new Colt Sub Compact Weapon (SCW) is the most compact of Colt’s 5.56mm family of weapons. The SCW features Colt’s patented one-piece monolithic upper receiver and a Colt collapsible folding buttstock for maneuverability in confined spaces such as vehicles and aircraft. The SCW has been engineered to provide the same dependable reliability and effectiveness as the Colt M4 in a more compact design.

Advanced Piston Carbine (APC).  The new Colt P0923 is an advanced modular, 5.56mm, piston-operated, lightweight, one-piece upper receiver, magazine fed carbine capable of firing in automatic and semi-automatic modes. The Colt P0923 incorporates a unique articulating link piston (ALP) operating system that reduces the inherent stress in the piston stroke by allowing for deflection and thermal expansion. The P0923 is specifically designed for ease of cleaning, disassembly, and assembly of parts.

9mm Submachine Gun.  The 9mm Submachine Gun (“SMG”) is a lightweight, compact weapon encompassing the same straight-line construction and design as the M4 carbine. This straight-line construction, coupled with the low recoil associated with 9mm ammunition provides highly accurate fire with less muzzle climb, especially in full automatic fire.

The operation and training for the SMG is similar to that of the M4 carbine and M16 rifle family of weapons, thus reducing training and logistics requirements. The SMG is well-suited for military organizations that require a lightweight, compact weapon required to turn out sustained and controlled fire in close confrontations. The SMG is also well-suited in military and law enforcement situations where maximum concealability and lower velocity are required. Furthermore, due to its lack of over-penetration, its use is desirable in urban environments, on boats and ships, in and around buildings, and in airfields.

M16 5.56mm Rifle.  The M16 is a fully/semi-automatic, air-cooled, magazine-fed, gas-operated rifle. This rifle has been produced since the 1960s, and until the transition to the M4 carbine, was the standard weapon of issue for the U.S. Army. The M16A4 Rifle version features a removable carrying handle with an integral rail-mounting system. When the carrying handle is removed, any accessory device with a rail grabber, such as an optical sight, can be mounted on the weapon. We also offer the C7 Rifle which a variation of the Colt M16.

M203 Grenade Launcher.  The M203 grenade launcher is a lightweight, single-shot, breech-loaded 40mm weapon designed for attachment to M4 carbines, M16 rifles and law enforcement model rifles, creating a versatile combination weapon system capable of firing 5.56mm rifle ammunition as well as a whole range of 40mm high explosive and special purpose ammunition (including non-lethal ammunition). It has a maximum effective range of 400 meters with low recoil. We also offer the M203A1 grenade launcher, which can be attached to the C8 carbine and the C7 rifle as a variation of this product.

EAGLE 40mm Grenade Launcher.  The EAGLE grenade launcher is a lightweight, single-shot, 40mm weapon designed specifically to work with the new generation of weapons equipped with one piece upper receivers, including the CM901. The EAGLE is a side opening launcher that will accommodate the whole range of 40mm high explosive and special purpose ammunition (including non-lethal ammunition). The launcher can be configured for left or right-handed shooters. It has a maximum effective range of 400 meters with low recoil. It is also available as a stand-alone unit.

Military products under license

M240 Machine Gun.  The M240 is a belt-fed, gas operated medium machine gun that utilizes the 7.62 x 51mm NATO cartridge. Colt manufactures the M240 under license for sales exclusively to the U.S. Government.

Law enforcement model rifles

AR-15A2 Government Carbine.  The AR-15A2 Government Carbine is a lightweight, compact, semi-automatic rifle that offers 5.56mm semi-automatic firepower with high mobility. We believe it is particularly suited to law enforcement requirements outside the range and accuracy of handguns.

Law Enforcement Model Carbines.  The LE6940 and LE6920 are specially designed law enforcement model weapons that feature many of the combat proven advantages of the military M4 carbine and are designed for tactical deployment and traditional patrol. They are produced for law enforcement in a semi-automatic only mode. The Law Enforcement Model Carbines come with a step-cut barrel that allows them to accept the M203 grenade launcher for nonlethal options for crowd control and criminal apprehension such as through the use of tear gas, rubber munitions and bean bags.

Colt Accurized Rifle.  The Colt Accurized Rifle features a free-floating, 24” (61 cm) stainless steel barrel that delivers increased accuracy in a semiautomatic platform. Included, as part of the design, is an all-aluminum tubular handguard with twin sling swivel studs that allows for easy target sling and bipod attachment. Also, the Colt Accurized Rifle utilizes an enhanced trigger grip for smoother and more consistent trigger pull. We believe the Colt Accurized Rifle delivers the highest industry standard for rapid, accurate and multiple shot deployment.

Spare parts, replacement kits and components

We produce and provide spare parts and replacement kits for our small arms weapon systems. We believe this market will increase as weapons usage increases in part due to the heightened state of alert and activity surrounding the support of homeland defense initiatives. We believe this activity translates to near-term higher weapons usage both domestically and abroad, resulting in increased deliveries of our spare parts and kits business.

Accessories

Due to the flexibility of our small arms weapons systems, we offer our customers procurement services whereby we will accessorize to the customer’s specifications the small arms we sell, thus offering a vehicle to leverage our core product platforms. The M4 carbines and M16 rifles are the platform for the U.S. military’s current generation modular weapon system, which incorporates a rail adapter system into the weapons. These rail systems provide multiple mounting surfaces for the M4 carbines and M16 rifles to mount various accessory devices, including flashlights, optical sights, thermal sights, backup iron sights, laser sighting and targeting devices. Accordingly, there is a large base of components using the rail adapter system and a significant investment by the U.S. military and foreign countries in these components.

Other products and services

Law enforcement sales and training.  We provide assorted tactical and firearms training for the law enforcement community. Some of the training courses currently being offered include “Armorer for Pistol and Tactical Rifle,” “Tactical Pistol and Tactical Rifle (Live Fire),” “Tactical Movement/High Risk Entries” and “Covert Movement,” among others.

Match Target®.  We supply Match Target® rifles, a commercial version of our military and law enforcement model rifles, to Colt’s Manufacturing at a price that is intended to permit us and Colt’s Manufacturing to share the profit margin that would ordinarily be generated by a sale from manufacturer to distributor.

Colt Rapid Mat

On December 1, 2010, we ceased operating Colt Rapid Mat, a non-core business with a manufacturing facility in Delhi, Louisiana engaged in the manufacture and sale of runway repair systems. No significant proceeds are expected from the liquidation of assets. In addition, there are no material costs or ongoing commitments associated with the closure. We dissolved Colt Rapid Mat as of December 31, 2010.

Research and development

We are dedicated to developing new products and enhancing existing products. We work closely with military ground troops and those to whom they report to continuously improve our weapon systems in order to meet their requirements. Our ability to compete for new contracts depends, to a large extent, on the success of our research and development programs at creating innovations and improvements. Our product engineering department consists of a design group that supports existing products and also designs new products; a model shop equipped with sophisticated multi-axis equipment and software to enable three dimensional models to be imported from the design group to be quickly converted into hardware; a test and support group that is responsible for engineering support of current products as well as planning and carrying out developmental testing and testing of competitive products; and an engineering services group that is responsible for developing and maintaining all drawings and bills of material. This group also is responsible for ongoing independent research and development activities. This group includes engineers, technicians, technologists, CAD draftsmen, designers and support personnel.

We believe our research and development expertise will enable us to compete for new contracts based on the success and innovation of our research and development programs.

We believe our weapons expertise is transferable to cooperative research and development projects that involve fine element analysis, metallurgy, ballistics, testing and quality, which can be used to complement the development of new soldier system products.

Research and development expenditures for our continuing operations were approximately $4.5 million in 2010, $2.6 million in 2009 and $2.5 million in 2008.

Co-production programs

We have in the past entered into co-production transactions with partners in foreign countries, such as the Canadian Government, and we continue to be willing to enter into new relationships. We believe that our experience with co-production relationships and our willingness to consider new arrangements of this type favorably position us for product sales to foreign governments that wish to develop in-country manufacturing capability as part of a contract to purchase small arms weapons systems. All manufacturing license agreements that we might enter into require approval by the U.S. State Department.

Acquisitions

We intend to seek select domestic and international acquisition opportunities. Our acquisition focus is expected to:

•	include companies that have complementary product lines or technological competencies and are in related or adjacent areas;

•	respond to the needs of our core customers; and

•	utilize our expertise in government procurement to field new technologies and understand the needs of the war-fighting forces.

Customer and customer concentration

We provide small arms weapons systems to a customer base that we divide into the following categories:

•	U.S. Government (including FMS sales by the U.S. Government);

•	direct sales to foreign governments; and

•	domestic law enforcement agencies and select distributors of law enforcement model weapons systems.

Our customers are sophisticated users of our products. Our sales process often responds to government requests for proposals where the product, price and terms are evaluated. Sales to our domestic and foreign government customers are often dependent on the amount of governmental budget allocations for sufficient spending.

A significant portion of our net sales is derived from a limited number of customers. For the year ended December 31, 2010, our top ten customers represented approximately 91% of our net sales. Our two largest customers accounted for approximately 64% of our net sales for the year ended December 31, 2010. Although we expect sales to our top two customers to decrease as a percentage of total net sales for the year ending December 31, 2011, we expect we will continue to derive a significant portion of our business from sales to these customers.

As stated above, a significant amount of our net sales is derived from contracts with the Department of Defense or other agencies of the U.S. Government. U.S. Government business is performed under fixed-price contracts. Our primary contracts with the U.S. Government are indefinite delivery, indefinite quantity contracts under which the customer places orders at its discretion. Although these contracts generally have a four-year term, they are funded annually by government appropriations and are subject to annual price negotiations. We are not a party to any cost-plus contracts. Under U.S. Government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses, and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes.

The U.S. Government also regulates the methods under which costs are allocated to U.S. Government contracts. We are subject to a variety of audits performed by U.S. Government agencies. These include pre-award audits that are performed upon the submission of a proposal to the U.S. Government. During the performance of certain contracts, the U.S. Government has the right to request and to examine labor charges, material purchases and overhead charges to any active contract. Upon a contract’s completion, the U.S. Government may perform a post-award audit of all aspects of contract performance to ensure that we have performed the contract in a manner consistent with our proposal.

U.S. Government contracts are, by their terms, subject to termination by the U.S. Government for either its convenience or default by the contractor. Termination for convenience is at the U.S. Government’s discretion and occurs when there is a determination that termination of the contract is in the U.S. Government’s interest, such as when there is a change in the U.S. Government’s needs. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the U.S. Government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses, and a reasonable profit on the costs incurred. If a contract termination is for default, however, the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government. In these circumstances, the U.S. Government is not liable for the contractor’s costs with respect to unaccepted items, and is entitled to repayment of advance payments and progress payments, if any, related to the terminated portion of the contract. The contractor may be liable for excess re-procurement costs incurred by the U.S. Government in procuring undelivered items from another source and/or damages.

We are a designated strategic source of supply for small arms in Canada and have a significant volume of recurring business, including the sale of new small arms, upgrades of small arms already in service, conversion programs, repair and overhaul, engineering support, technical publication support and spare parts. We supply our products to Canada on a sole source basis to the Canadian Department of National Defense and other agencies. Since 1976, our Canadian subsidiary and its predecessor has served as the Government of Canada’s Strategic Source for Small Arms Work, which requires it to work closely and cooperate with the Department of National Defense and Canadian Forces regarding its strategic source of supply for the design, development, manufacture, testing and overhaul of small arms, including but not limited to the C7 and C8 family of weapons, as well as maintain the Small Arms Center for Excellence, the Canadian Government’s center to test, improve and develop small arms.

Marketing and distribution

Our marketing strategy is a customer-based approach that takes advantage of direct interaction with the end user. This enables us to respond to the feedback and guidance of weapon operators on a real-time basis. We continuously analyze the defense and law enforcement markets to anticipate the needs of our existing users.

Our current position as the sole supplier of the M4 weapon system to the U.S. military provides us with product information and feedback to be able to satisfy U.S. Government requirements and also the requirements of law enforcement and international customers. The prevailing strategy to counter insurgent/terrorist activity is the use of mobile military units with lightweight weapons that can be deployed and maneuvered quickly. The M4 carbine and its derivatives are lightweight weapons that are well accepted by our customers. Domestic sales of law enforcement model rifles are made and distributed either directly to the end user, such as the FBI, the Bureau of Alcohol, Tobacco, Firearms and Explosives, the New York City Police Department and the New Jersey and Pennsylvania State Police Departments, or to our distributors.

The contracting process with our customers often takes anywhere from six to twelve months to complete and sometimes longer; however our enhanced delivery capabilities allow us to deliver law enforcement models of our weapons to our customers within 60 to 90 days. Widely recognized brand name loyalty and weapons already in stock, play a significant role in the selection process of our customers. For a description of international sales, see “— Export sales” below.

Export sales

Our products are sold into the international marketplace through two distribution channels, direct foreign sales and FMS sales.

Direct foreign sales are sales transactions that we initiate, negotiate and fulfill directly with the customer in question, which is almost always a military or law enforcement unit of a foreign government. We maintain an international network of commission-based sales representatives who assist us with direct foreign sales by promoting our products in their assigned territories, locating sales opportunities, submitting bids and quotes, finalizing sales contracts and associated paperwork and providing delivery and after-sale support. Before we engage new sales representatives, we vet them to assure that their names do not appear on lists of parties engaged in unauthorized or illegal activity. Direct foreign sales also are analyzed for compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”). Additionally, all of our relevant personnel are trained in applicable export laws and regulations, particularly the International Traffic in Arms Regulations (“ITAR”), to assure that all direct foreign sales and all exports of technical data and defense services occur in conformity with all legal requirements.

Our products also enter the international market via the U.S. Government FMS program. FMS sales are sales negotiated between the U.S. Government and the foreign customer. In an FMS sale, product is purchased from us by the U.S. Government and resold by it to the foreign customer. Accordingly, our sale is to the U.S. Government, not to the end customer, and these sales are made at the same price at which we sell to the U.S. Government. We and our sales representatives ordinarily play no role in creating FMS sales or in immediate after-sale customer support. Our foreign sales representatives do not earn commissions on FMS sales.

Manufacturing; capital expenditures program

Our facilities operate on production plans that are intended to maximize our output and efficiency. In addition, our facilities organize manufacturing operations around production work cells to maximize productivity and minimize bottlenecks. Production work cells are supported by dedicated machinery, which eliminates long set-up and change-over times.

We have two manufacturing facilities for the production of small arms weapons systems at which we can produce small arms efficiently and effectively to meet the needs and requirements of our customers. Our primary manufacturing facility is located in West Hartford, Connecticut. This factory was the first defense manufacturer in Connecticut to achieve the revised ISO 9001:2000 Standard. Our other manufacturing facility for the production of small arms weapons systems is located in Kitchener, Ontario. Both of these facilities are certified and registered ISO 9001:2008.

On December 1, 2010, we ceased operating Colt Rapid Mat, a non-core business with a manufacturing facility located in Delhi, Louisiana engaged in the manufacture and sale of runway repair systems. There was no buyer for this business and no significant proceeds are expected from the sale of assets. In addition, there were no material costs or on going commitments associated with the closure.

In 2005, we commenced the implementation of our capital improvement program to upgrade our West Hartford manufacturing facility. From January 1, 2005 through December 31, 2010, we have spent approximately $29.9 million to fund capital expenditures, including the purchase of significant new manufacturing equipment. We intend to continue to fund capital expenditures relating to our manufacturing equipment, among other things, particularly as we diversify our product lines.

Quality assurance

Total quality assurance is integral to our manufacturing process and we believe that our quality assurance system differentiates us from our competitors and us. Our on-site metallurgical laboratory ensures the grade and quality of the materials that are identified for a specific process and plays an important role in our ability to assure consistent quality. Since proper heat treating and chemical finishes are critical to the battlefield performance of military grade small arms, we continuously monitor our manufacturing processes within the strict guidelines of our ISO 9001:2008 quality management system. After assembly, we test every rifle and carbine for reliability, durability and accuracy in our on-site range. Workstations in the test range are equipped with computers to measure and rate each weapon as it is tested. Our quality assurance system has enabled us to produce large volumes of consistently high-quality product.

Raw materials

The raw materials in our products consist primarily of metals, principally steel and aluminum, and polymers. We purchase bar steel and aluminum forgings for machining operations that we conduct at our facilities but most of our purchased inventory consists of parts that are already fully or partially machined or processed. The critical machined and processed purchased parts are manufactured pursuant to the proprietary specifications contained in the TDPs for our products. We have more than one source of supply for all inputs into our manufacturing process, except for government specified accessories that are available only from sole sources. We have not experienced any significant delays in obtaining timely deliveries of essential raw materials, and have not been materially adversely affected by price fluctuations relating to essential raw materials.

Backlog

As of December 31, 2010, we had a backlog of $165.7 million, of which we expect to deliver approximately 76% within the next twelve months. This backlog provides management with a useful tool to project sales and plan its business on an ongoing basis. Our total backlog represents the estimated remaining sales value of work to be performed under firm, funded contracts. For additional discussion on backlog, see “Management Discussion and Analysis of Financial Condition and Results of Operations — Material Industry Trends and Uncertainties and Company Outlook” appearing elsewhere in this prospectus.

Competition

The market for small arms is highly competitive and we face a different array of competitors.

Our principal competitor for U.S. Government legacy business is FN Manufacturing LLC, the U.S. subsidiary of FN Herstal, S.A., which historically has supplied the M240 Machine Gun and M249 SAW to the Government and which has been the Government’s principal supplier of the M16 rifle in recent years. We also face competition for legacy U.S. Government business from smaller companies that compete for small business set-aside contracts. For new U.S. weapons systems, we compete against FN Manufacturing, Heckler & Koch, General Dynamics and also against various domestic commercial “black rifle” manufacturers that have not yet been awarded significant U.S. military contracts. Although we anticipate that robust competition for U.S. military contracts will continue to exist, entrance barriers are high due to rigorous production and quality standards to which defense contractors are subject. Accordingly, we believe that our ability to ship large quantities of high-quality product on time and consistently, provides us with a competitive advantage over potential new entrants into this market.

Prior to June 30, 2009, we were by contract the exclusive supplier of the M4 carbine to the U.S. Armed Forces. Although the U.S. Government has been free to purchase the M4 carbine from another manufacturer since June 30, 2009, it continued to place orders with us under existing contracts. Any alternative manufacturer supplying the M4 carbine to the U.S. Armed Forces would have to pay a 5% royalty to us on a portion of each M4 carbine supplied to the U.S. Armed Forces. In addition, under its agreement with us, the

U.S. Government remains obligated to purchase its FMS requirements for M4 carbines exclusively from us until 2037, subject to certain exceptions.

In Canada, we are the exclusive supplier of the C7 rifle and C8 carbine to the Canadian Department of National Defense and are a center of excellence with respect to other small arms projects for the Canadian Government.

Outside Canada and the United States, our principal competitors for foreign military and law enforcement sales are foreign small arms manufacturers. In addition to FN Herstal, S.A. and Heckler & Koch, we compete for rifle and carbine sales against Israel Weapon Industries Ltd (IWI), Singapore Technologies Kinetics (STK), various manufacturers of the Russian Kalashnikov rifle and, in many countries, a legacy indigenous manufacturer, which is often government owned or sponsored.

Our primary competition in the U.S. for sales of law enforcement model rifles and carbines is domestic rifle manufacturers that have carved out niches for themselves in the commercial “black rifle” market. The most significant of these are the Freedom Group and Smith & Wesson

Intellectual property

We own or license common law and registered trademarks that are used to identify our products and services. Certain of our trademarks are registered in the United States and/or in certain foreign jurisdictions. We license the right to use the Colt trademark and related marks from New Colt, as described below.

Our technology is protected as patents, know-how, trade secrets and other intellectual property rights. This technology is used to develop a TDP, which is a blueprint for manufacturing our small arms products. We own the TDP to manufacture the M16 rifle and a separate TDP to manufacture the M4 carbine. We have made improvements to our M4 and M16 designs, and we make significant efforts to acquire and protect our intellectual property rights in these and other products, including without limitation their designs and technical data. We also develop and maintain a TDP for each of the other weapon types and models that we develop for production, including the IAR, CM901, M4 Commando, 9mm SMG, SCW, ACP, C7 5.56mm Rifle, C8 5.56mm Carbine, CQB and SFW rifles, and support weapons such as the M203 40mm GL, Eagle 40mm LVGL, Light Support Weapon (LSW) and 7.62mm Chain Gun.

Although we own the TDPs for the M16 rifle and the M4 carbine, the U.S. Government has been granted certain rights to use these TDPs for its own requirements. In the case of the M16 rifle, we have granted the U.S. Government a non-exclusive, royalty-free license to use the TDP directly or through others to make M16 rifles and repair parts in the United States for certain Government uses, and to use and sell those items throughout the world for military use (including the right to make FMS sales of M16 rifles). In the case of the M4 carbine, we have granted the U.S. Government a non-exclusive license to use the TDP to make or have M4 carbines and repair parts made for it in the United States for military use after June 30, 2009, but the U.S. Government remains obligated to make FMS purchases of the M4 carbine from us, subject to certain exceptions, until 2037. The M4 license requires payment of a 5% royalty on a portion of the purchase price of the M4 carbine if it is made by another manufacturer.

We are party to a manufacturing license agreement with the Canadian government that grants the Canadian government an exclusive license to use the M16 and M4 TDPs to make various rifles, including the C7 rifle and C8 carbine, and repair parts in Canada, or to have them made in Canada, solely for use by the Canadian military, and a corresponding nonexclusive license permitting sales of Canadian-made product to other nations. This license agreement expires in 2014. Royalties of between 5% and 7% (depending on the countries to which applicable products are shipped) on the purchase price of these products are payable on certain rifles, carbines and repair parts manufactured by the Canadian government under the license agreement.

We have an exclusive, worldwide, license right from New Colt to use the widely recognized Colt® brand name for the sale of small arms, spare parts and other products and services for military use and to use the Colt® brand name for the sale of firearms, except handguns, plus spare parts and related products, for law enforcement use. This license also includes the use of the (Rampant Colt Logo) and the Colt Logo trademarks. The trademark license is fully paid up for its initial 20-year term, and may be extended indefinitely at our option for successive five-year periods upon payment of $250,000 for each additional five-year period.

We maintain and protect our intellectual property rights through the prosecution of patents and trademarks, the protection of our know-how and trade secrets and other measures. From time to time, we pursue litigation or other legal means to enforce or protect our intellectual property rights.

Environmental laws and regulations

We are subject to various federal, state, local, provincial and foreign laws and regulations governing the protection of human health and the environment, including those regulating releases and discharges to the air, water or soil, the management of wastes, the control of noise and odors, and the generation, storage, handling, use, transportation and disposal of hazardous materials. Certain of these laws and regulations require us to obtain and operate under permits that are subject to periodic renewal or modification. While we strive to operate in compliance with the requirements of these laws and permits, we cannot assure you that we are or have been at all times in the past in complete compliance with all such requirements. We are subject to potentially significant fines or penalties if we fail to comply with the requirements and conditions of such laws and permits and we are not insured for costs arising from such noncompliance events. These laws and permits can require the installation of pollution control equipment or operational changes to limit actual or potential impacts to the environment. Although we have made and will continue to make capital expenditures in order to comply with the requirements of environmental laws and permits, we do not expect material capital expenditures for environmental controls for the remainder of 2010. However, environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.

We are also subject to environmental laws requiring the investigation and cleanup of environmental contamination. Certain of these laws impose strict as well as joint and several liability, including liability for investigation and cleanup costs and natural resources damage, associated with contamination at our current or former facilities, in some circumstances even if such contamination was caused by a third party, such as a prior owner or operator. We may be subject to liability if contamination is discovered at a landfill or other off-site disposal location where we have disposed of wastes, notwithstanding that our historic disposal practices may have been in accordance with all applicable requirements. We can also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous materials located at or released from such properties. While we have not incurred material costs for environmental compliance, environmental litigation or remediation in the past, new laws and regulations, stricter or more vigorous enforcement of existing laws and regulations, the discovery of unknown contamination or the imposition of new or more stringent clean-up requirements may require us to incur substantial costs in the future. As such, there is no assurance that we will not incur material costs in the future.

Employees

As of December 31, 2010, we had approximately 457 employees, of which 353 employees are located in the U.S. and 104 employees are located in Canada. In the U.S., approximately 62% of our workforce is represented by a union and are covered by a collective bargaining agreement that expires on March 31, 2011. None of our Canadian employees are subject to collective bargaining agreements. Of our total workforce, 368 were directly or indirectly involved in the production process.

We believe that our relations with our employees are good. The union has the right to designate up to two members of our Governing Board, with a single vote between them. There are currently two union designated representatives on our Governing Board.

Our union employees at our West Hartford, Connecticut facility are members of a single bargaining unit with the employees of Colt’s Manufacturing, an affiliated entity. Seniority, “bumping” and other rights and obligations continue to treat union employees of the two companies in essentially the same manner as was the case prior to 2003, when the companies were not separate. The impact of cross-company seniority and bumping rights causes layoffs and recalls at one company to affect the other company. In addition, due to the existence of a single bargaining unit and a single collective bargaining agreement with Colt’s Manufacturing, we have exposure to labor relations issues at Colt’s Manufacturing.

Our properties

Our principal properties include the facility housing our corporate headquarters in West Hartford, Connecticut and our facility in Kitchener, Ontario, Canada. The West Hartford location is also our primary engineering, manufacturing and research and development facility. We lease this approximately 310,000 square foot facility pursuant to a lease expiring October 25, 2012. See “Certain Relationships and Related Party Transactions.” Our Kitchener, Ontario, Canada facility is approximately 43,000 square feet in size and is utilized for manufacturing, engineering and research and development.

On December 1, 2010, we terminated the lease of the manufacturing facility in Delhi, Louisiana that had been operated by Colt Rapid Mat.

We believe that our properties, both owned and leased, are in good condition and are suitable and adequate for our operations, and our manufacturing facilities have the capacity to meet existing and planned production requirements.

Legal proceedings

From time to time we are involved in legal proceedings arising in the ordinary course of our business. We believe that we have adequately reserved for these liabilities. There is no litigation pending that is likely to substantially negatively affect our financial condition, results of operations and cash flows.

As a U.S. and Canadian government contractor, we are subject to numerous regulatory and contractual requirements pertaining to nearly every aspect of our operations, including purchasing, accounting, employment, and subcontracting among others. Many of the agencies with regulatory or contractual authority over particular aspects of our government contracting activities are permitted or required to audit our operations as part of their responsibilities. As a result, we are routinely audited by U.S. and Canadian government agencies in the ordinary course of our business. In addition, our government contracts, or the regulations that are incorporated into them, often require that we voluntarily report violations of law that come to our attention and it is our policy to do so whenever required. There are no material proceedings pending in connection with our activities as a contractor to the U.S. and Canadian governments.

As a company that manufactures and sells military and law enforcement products domestically and overseas, we are subject to numerous U.S., Canadian and foreign statutes and regulations, including in particular regulations administered by the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives, and the ITAR and FCPA. We employ attorneys and other individuals whose responsibilities include legal compliance to advise us on our compliance obligations on a continuous basis. Those individuals attend external educational programs as required in order to stay current in the respective fields and they conduct internal training of relevant employees. In addition, we have written policies in place in every area with respect to which a written policy is required or, in our view, appropriate. There are no material proceedings pending with regard to our compliance with applicable statutes and regulations.

MANAGEMENT

Officers and members of Governing Board

Set forth below is information concerning our executive officers and members of our Governing Board as of December 31, 2010.

Name	Age	Position

Gerald R. Dinkel	64	Chief Executive Officer and Manager
Maj. Gen. James R. Battaglini, USMC (ret.)	60	Executive Vice President, Business Development
Scott B. Flaherty	45	Chief Financial Officer
J. Michael Magouirk	49	Chief Operating Officer
Jeffrey G. Grody	55	General Counsel and Secretary
Cynthia J. McNickle	44	Chief Accounting Officer
Marc C. Baliotti	40	Manager
Gen. the Lord Guthrie of Craigiebank	71	Manager
Michael Holmes	45	Manager
Lt. Gen. William M. Keys, USMC (ret.)	73	Manager
Vincent Lu	46	Manager
John P. Rigas	47	Manager
Daniel J. Standen	42	Manager
Gen. Gordon R. Sullivan, USA (ret.)	73	Manager
Philip A. Wheeler	68	Manager

Gerald R. Dinkel has been our Chief Executive Officer since October 2010 and a Manager since November 2010. Prior to joining our company, Mr. Dinkel served until April 2010 as President and Chief Executive Officer of White Electronic Designs Corporation, a Nasdaq-listed defense technology company acquired by Microsemi Corporation in April 2010. Prior to his service at White Electronics, Mr. Dinkel was a Senior Adviser with Washington DC-based Renaissance Strategic Advisors. From 2000 to 2007, he was President and Chief Executive Officer of Cubic Corporation’s defense segment. Before joining Cubic Corporation, Mr. Dinkel was an executive at Westinghouse Electronic Systems. Mr. Dinkel holds a Bachelor of Science degree in electrical engineering from the Rose-Hulman Institute of Technology in Indiana. Mr. Dinkel is qualified to serve as a Manager and member of our Governing Board due to his extensive experience working for defense contractors.

James R. Battaglini, Major General, United States Marine Corps (ret.), has been our Executive Vice President, Business Development since November 2008, before which he served as our Chief Operating Officer since August 2004. Prior to joining our company, he held various staff and leadership positions as an infantry officer in the United States Marine Corps for over 33 years, before retiring from active service in 2004. His leadership positions in the United States Marine Corps included: Commanding General, Third Marine Division in Okinawa, Japan from July 2001 until June 2002; Commanding General, 1st Marine Expeditionary Brigade/Deputy Commanding General, I Marine Expeditionary Force from July 1999 until July 2001; and Commanding General, Marine Corps Recruit Depot, Parris Island, South Carolina, from September 1997 until June 1999. In his last active duty assignment from June 2002 until August 2004, he served as Director, Expeditionary Warfare Division, Warfighting Requirements and Programs (N7), Navy Staff, Pentagon. Maj. General Battaglini is also a highly decorated Marine Officer whose awards include the Defense Superior Service Medal, the Legion of Merit with Gold Star, Bronze Star with Combat “V,” Meritorious Service Medal with three gold stars, Navy and Marine Corps Commendation Medal, Combat Action Ribbon, and various unit awards. Maj. General Battaglini received his BS degree from Mount Saint Mary’s College, Emmitsburg, Maryland in 1971 where he majored in accounting. He also earned Masters degrees in

Management from Salve Regina Newport College in 1990 and in National Security and Strategic Studies from the Naval War College in 1991.

Scott B. Flaherty has been our Chief Financial Officer since October 2010. He served as our Chief Corporate Development Officer from May 2009 to October 2010. Prior to joining our company in 2009, Mr. Flaherty was a Managing Director at Banc of America Securities LLC where he ran the origination effort, within the equity capital markets group for various industry verticals. Prior to joining Banc of America Securities in 2001, Mr. Flaherty was an investment banker at Credit Suisse First Boston. He worked as an engineer at the Pratt and Whitney division of the United Technologies Corporation from 1987 to 1995. Mr. Flaherty received a BS from Worcester Polytechnic Institute and an MBA from the Leonard N. Stern School of Business at New York University.

J. Michael Magouirk has been our Senior Vice President, Operations and Chief Operating Officer since November 2008. He is responsible for the day-to-day operation of the Company, including maintaining quality and delivery performance. He joined Colt’s Manufacturing Company in April 2000 following his retirement from the U.S. Marine Corps, and joined Colt Defense upon the reorganization of our predecessor company in 2002. Mr. Magouirk’s initial position at our Company was as Executive Director of Human Resources and Labor Relations. In 2008, he was selected as an Industry Fellow by the Industrial College of the Armed Forces, a school for Senior Military Officers and other Executive Branch executives. Mr. Magouirk graduated from that program as a Distinguished Graduate with an M.S. in National Resource Strategy. Mr. Magouirk enlisted in the U.S. Marine Corps in February 1980 and was commissioned a Warrant Officer in 1989 until his retirement in 2000. Mr. Magouirk also holds a BS/BA in Management from East Carolina University and an MS/BA from Boston University.

Jeffrey G. Grody has been our General Counsel since September 2005 and our Secretary since November 2010. Prior to joining our company in 2005, Mr. Grody was a partner at the law firm of Day, Berry & Howard LLP, where he chaired the 35-lawyer Business Law Department. Mr. Grody began practicing law in Hartford, Connecticut after graduating from Columbia Law School in 1980 and Princeton University, magna cum laude, in 1977. He is a member of the Connecticut bar.

Cynthia J, McNickle has been our Chief Accounting Officer since November 2010. Prior to joining our Company, Ms. McNickle was the Corporate Controller and Secretary of Axsys Technologies, Inc., a Nasdaq-listed defense technology company which was acquired by General Dynamics. Prior to joining Axsys Technologies in 2000, Ms. McNickle held various positions at The Hartford Life Company, Aetna Insurance, Black & Decker and Kostin, Ruffkess & Co, CPAs. Ms. McNickle is a Certified Public Account and received her Bachelor of Science and her Masters of Business Administration from the University of Connecticut.

Marc C. Baliotti has been a Manager of Colt since 2009. He is a Managing Director of GSO Capital Partners, the credit investment business of The Blackstone Group, and focuses on investing in middle market private equity and private debt. Mr. Baliotti joined GSO Capital in 2005 and, prior to that, he was a Principal of AIG Highstar Capital. Before he joined AIG Highstar, Mr. Baliotti worked at DLJ Merchant Banking Partners and for one of its portfolio companies, Advanstar Communications. Mr. Baliotti graduated, With Distinction, from the U.S. Naval Academy with a BS in Economics. He received an MBA from Villanova University while on active duty in the U.S. Navy. Mr. Baliotti is qualified to serve as a Manager and member of our Governing Board due to his experience with private equity backed middle market companies and the credit markets.

Lord Guthrie of Craigiebank, General (ret.), has been a Manager of Colt since December 2004. In addition to serving on our Governing Board, he also serves as a nonexecutive Director of N.M. Rothschild & Sons, a merchant bank, and Favermead, Ltd., a property management company, both headquartered in London, England. He is currently Colonel of the Life Guards, Gold Stick to Her Majesty Queen Elizabeth II and Colonel Commandant of the Special Air Service, or SAS. He served the Welsh Guard and the SAS throughout Europe, Malaysia and East Africa for over 40 years. Apart from holding several senior staff appointments and commanderships, he was Chief of the Defense Staff and the Principal Military Advisor to two U.K. prime ministers and three U.K. Secretaries of State for Defense. He retired from the British Army in 2001.

Lord Guthrie is qualified to serve as a Manager and member of our Governing Board due to his extensive experience with the British Armed Services.

Michael Holmes has been a Manager of Colt since 2008 and has been a Colt employee since 1991. Currently, Mr. Holmes is the Shop Chairman of the UAW, which represents our West Hartford workforce. Mr. Holmes has been an active member of the UAW throughout his career at our Company and has served the UAW in several capacities, including two terms as a “top committee” member and service on the Joint Training, and Sub-Contracting Committees. He has also served as a Department Steward and has participated in past negotiations over UAW’s collective bargaining agreement. Mr. Holmes is qualified to serve as a Manager and member of our Governing Board due to his leadership position with the Company’s union and by virtue of his designation by the union as its representative on the Company’s Governing Board pursuant to the Company’s limited liability company agreement.

William M. Keys, Lieutenant General, United States Marine Corps (ret.), was our President and Chief Executive Officer and Manager from 2002 to October 2010, when he retired as President and Chief Executive Officer, and has served since December 1999 as President, Chief Executive Officer and Director of Colt’s Manufacturing. During his 34-year career as a U.S. Marine Corps Infantry officer, he served two tours in Vietnam and commanded at every level of operational command from platoon to division. Lt. General Keys is a highly decorated Marine officer who was awarded numerous medals and citations, including the Navy Cross, Distinguished Service Medal/1*, Defense Distinguished Service Medal, Silver Star Medal, Legion of Merit with Combat, Bronze Star with Combat “V,” Defense Meritorious Service Medal, Combat Action Ribbon, Presidential Unit Citation, Navy Unit Commendation, Meritorious Unit Commendation, National Defense Service Medal, Vietnam Service Medal with four bronze stars, Republic of Vietnam Cross of Gallantry with Palm and Silver Star, Republic of Vietnam Armed Forces Honor Medal (First Class), Republic of Vietnam Meritorious Unit Citation (Gallantry Cross Color), Republic of Vietnam Meritorious Unit Citation (Civil Actions Color), and the Republic of Vietnam Campaign Medal. He served as the Commanding General, 2d Marine Division, during Desert Storm. His last active duty assignment was as the Commanding General, Marine Forces Atlantic with Command of all Operational Forces of Fleet Marine Forces Atlantic, II Marine Expeditionary Force, Camp Lejeune, North Carolina and the Component Commander of all Marine forces in Europe and Central and South America. Lt. General Keys graduated from the U.S. Naval Academy with a BS degree in June 1960. He also earned an MS degree in Management/Business from American University in 1972 and received an Honorary Doctorate for his service in Desert Storm from Washington and Jefferson College in 1991. Mr. Keys is qualified to serve as a Manager and member of our Governing Board due to his lengthy experience in the United States Marine Corps and his tenure as the Company’s Chief Executive Officer.

Vincent Lu has been a Manager of Colt since 2009.  He is a Managing Director of GSO Capital Partners, the credit investment business of The Blackstone Group. Mr. Lu joined Blackstone in 2001 and prior to that, worked in the investment banking and leveraged finance groups at J.P. Morgan and Warburg Dillon Read. Mr. Lu received a joint BS/BA degree from Duke University, where he graduated magna cum laude and was elected to Phi Beta Kappa, and received an MBA from the Wharton School of the University of Pennsylvania, where he graduated as a Palmer Scholar. Mr. Lu is qualified to serve as a Manager and member of our Governing Board due to his experience with private equity backed middle market companies and the credit markets.

John P. Rigas has been a Manager of Colt since 2003.  He is the Chairman and Chief Executive Officer of Sciens Capital Management, an alternative asset management firm headquartered in New York City. He has been employed as an executive of Sciens Capital Management or its predecessors since 1988. Prior to 1988, he was an analyst at E.F. Hutton & Company. Mr. Rigas is qualified to serve as a Manager and member of our Governing Board due to his seventeen years of experience with the Company as an owner and director and his experience with the private equity and debt markets, particularly for companies in the defense industry.

Daniel J. Standen has been a Manager of Colt since 2007. He has been a partner of Sciens Capital Management, an alternative asset management firm headquartered in New York City, since 2000. He has been employed as an executive of Sciens Capital Management or its predecessors since 1999. Prior to 1999, he was an associate in the Mergers & Acquisition/Capital Markets group of Clifford Chance LLP. Mr. Standen received JD and LLM degrees from Duke University School of Law and a BA from New York University. Mr. Standen is qualified to serve as a Manager and member of our Governing Board due to his fifteen years of experience with the Company and his experience with the private equity and debt markets.

Gordon R. Sullivan, General, United States Army (ret.), has been a Manager of Colt since April 2005. He has been President of the Association of the United States Army since 1998. He has also served as a Director of Newell Rubbermaid Inc., a manufacturer of consumer products, since March 2005, Shell Oil Company U.S., a petroleum company, from 1995 to March 2005, Electronic Warfare Associates, Inc., an information technology company, since November 2002, and the Institute for Defense Analyses, an institute providing analysis on national security issues, since October 2001. From 1995 through 1997, he served as President of Coleman Federal, a division of Coleman Research Corporation (a subsidiary of Thermo Electron Corporation), a systems engineering company. From 1991 through 1995, he served as the 32nd Chief of Staff of the United States Army and as a member of the Joint Chiefs of Staff. Prior thereto, he served as Vice Chief of Staff and Deputy Chief of Staff for Operations and Plans of the United States Army. General Sullivan is a highly decorated Army officer who was awarded numerous medals and citations, including the Purple Heart, the Legion of Merit, the Distinguished Service Medal, the Defense Distinguished Service Medal, the Combat Infantryman Badge, the Bronze Star, the Army Commendation Medal, and the Army Achievement Medal. General Sullivan graduated from Norwich University with a BA degree in 1959. He also earned an MA degree in Political Science in 1974 from the University of New Hampshire. Mr. Sullivan is qualified to serve as a Manager and member of our Governing Board due to his extensive background in the United States Army and his experience on other boards of directors.

Philip A. Wheeler has been a Manager of Colt since 2003. A Colt employee from 1964 until 2006, Mr. Wheeler has been active in union affairs throughout his career, starting as a steward in Local 376 of the United Auto Workers. He was elected shop chairman from 1967 and President of Local 376 in 1969. In 1986, he was appointed assistant director of Region 9A of the UAW, which covers New England, part of New York (including New York City) and Puerto Rico. From 1989 until 2006, he served as a Director of Region 9A of the UAW. He currently serves as President of Citizens for Economic Opportunity and volunteers on the campaign for Universal Health Care. Mr. Wheeler is qualified to serve as a Manager and member of our Governing Board due to his extensive history with the Company, as an employee and director, and by virtue of his designation by the union pursuant to our limited liability company agreement.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discusses the executive compensation programs of Colt Defense, and the compensation of the Named Executive Officers for 2010. As used herein, the term “Named Executive Officers” refers to:

•	Gerald R. Dinkel, President and Chief Executive Office since October 2010 (1)

•	Lt. General William M. Keys, USMC (ret.), President and Chief Executive Officer from 2002 through October 2010(1)

•	Scott B. Flaherty, Sr. VP and Chief Financial Officer since October 2010 (2)

•	John A. Krichavsky, Sr. VP and Chief Financial Officer from May 3, 2007 through April 2010 (2)

•	David A. Almeida, Chief Financial Officer from April 2010 through October 2010(2)

•	Jeffrey G. Grody, Sr. VP and General Counsel since September 6, 2005

•	Maj. General James R. Battaglini (ret.), Executive VP, Business Development since November 2008

•	J. Michael Magouirk, Sr. VP of Operations and COO since November 2008

(1)	Lt. General Keys served as CEO until October 11, 2010 when Gerald R. Dinkel was appointed President and Chief Executive Officer. Lt. General Keys remained with Colt Defense in an advisory capacity until December 31, 2010 and he continues as a Manager.

(2)	Mr. Krichavsky served as the Chief Financial Officer of Colt Defense until April 28, 2010 and voluntarily terminated his employment with Colt Defense on July 2, 2010. From April 28, 2010 until the termination of employment on July 2, 2010, Mr. Krichavsky was employed by Colt Defense as an advisor. David Almeida was hired on April 28, 2010 as the new Chief Financial Officer of Colt Defense. Mr. Almeida voluntarily terminated his employment with Colt Defense on October 15, 2010 and upon his resignation, the duties of Chief Financial Officer were assumed by Scott Flaherty on an interim basis. Mr. Flaherty was subsequently appointed Chief Financial Officer by the Governing Board of Directors in October 2010.

Compensation Program Objectives and Philosophy

The primary objective of the management compensation program has been to attract and retain highly qualified executive officers with the backgrounds, experience and skills necessary to successfully manage our business and to present our company and its products credibly to military and law enforcement customers worldwide. In support of these objectives, we:

•	have sought to provide a total compensation package that is competitive with other companies in our industry and other companies of a similar size, based on institutional knowledge of our industry and informal research regarding the compensation practices typical of our industry and companies of similar size;

•	evaluate and reward executive officers based on dynamic factors such as whether they are willing and able to accept and meet challenges and to work as a team to achieve corporate objectives; and

•	reward all employees with cash bonuses when warranted by the company’s annual performance in order to more completely align individual performance with shareholders’ objectives.

Compensation-Setting Process

The compensation committee of Colt Defense (the “Compensation Committee”) annually determines the compensation of the Chief Executive Officer and, upon hiring, the initial compensation of the Chief Financial Officer. Currently, annual increases of the Chief Financial Officer and our other Named Officers are at the discretion of the Chief Executive Officer. The Compensation Committee consists of non-independent Directors.

In 2011, the Compensation Committee will evaluate the percentage mix of compensation components that they believe are appropriate for each of the executive officers, using their judgment and experience. The Compensation Committee will have responsibility for oversight and review of our total compensation strategy, taking into consideration existing company-wide benefit plans, and will have responsibility for certain executive benefit plans, including administering the annual cash bonus incentive compensation plan; determining the compensation for the Chief Executive Officer and reviewing and approving the compensation for the Chief Financial Officer and others including the Named Executive Officers.

The Compensation Committee will review, on at least an annual basis, the appropriateness and effectiveness of the compensation processes and programs. The Compensation Committee will approve, on an annual basis, target award opportunities and performance criteria to be utilized in the annual cash bonus incentive compensation plan. In addition, the Compensation Committee will consider, on an annual basis and subject to periodic review, discretionary bonuses, equity-based awards and long-term incentive plans. The Compensation Committee will informally consider competitive market practices with respect to the compensation of our executive officers. It will review the market practices by speaking, as warranted, to compensation professionals and recruitment agencies and by reviewing annual reports and other available information of other companies within our industry and companies of a similar size. In addition, the Compensation Committee will have the authority to engage outside compensation and benefits consultants to make recommendations relating to the overall compensation philosophy, comparable base salary levels, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans, and related compensation matters.

Components of Compensation

The compensation programs consist of the following components, each of which are summarized below (although individuals may not be eligible for each component):

•	Annual base salary

•	Annual cash bonus incentive compensation

•	Equity incentive awards

•	Pension and retirement benefits

•	Severance benefits

•	Perquisites and other benefits

Annual Base Salary

Base salary is used to attract and retain highly qualified executive officers. Base salary is designed to be competitive by position relative to the marketplace and to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing base salaries for the Named Executive Officers, the Compensation Committee and/or the Chief Executive Officer (other than for himself) consider a number of factors including the seniority of the individual, the individual’s prior salary, the functional role of the position, and the level of the Named Executive Officer’s responsibility. Base salaries are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities. The leading factors in determining increases in base salary include the employment market for senior executives with similar levels of experience and skills, attainment of corporate and individual goals and objectives for the prior year, and our ability to replace the Named Executive Officer with an individual with similar skills and experience.

Annual Cash Bonus Incentive Compensation

During 2010, the annual cash bonus incentive compensation plan was discretionary in nature. Commencing with fiscal year 2011, each year, the Compensation Committee will consider whether to adopt an annual cash bonus incentive compensation plan for executive officers, including the Named Executive Officers, and certain other employees based on the budgeted performance and other financial and non-financial targets of Colt Defense. The annual cash bonus incentive compensation plan is designed as a retention tool and to reward participating individuals for outstanding individual and corporate achievement for the year. For the fiscal year ending December 31, 2010, Mr. Magouirk was the only Named Executive Officer to receive a discretionary bonus. Mr. Magouirk received his bonus due to his efforts during the year to minimize effects of the downturn in M4 production during 2010 while also leading the production transition of new products, specifically the M240 and M249 barrel projects.

Equity Incentive Awards

At the time of our formation as an independent company in 2003, we issued options to the Chief Executive Officer and certain other members of management to better align their personal interests with the creation of enterprise value for members. Our membership interests have been relatively illiquid and liquidity events have occurred irregularly, so we have viewed management equity incentives as one of our tools for retaining key management, particularly the chief executive officer. We also have issued options in connection with certain management hires in order to recruit the individuals in question. All options we have issued to management have been exercised or have lapsed. As of December 31, 2010, there were no outstanding options. The Compensation Committee is in the process of developing a new Long Term Incentive Award Plan as a retention tool, to use as an additional incentive during the recruiting process and to better align the interests of management with the creation of long-term value for members.

Pension and Retirement Benefits

Defined Benefit Plans

The Colt Defense Retirement Plan (the “Retirement Plan”) was established effective November 4, 2002 to provide retirement income and survivor benefits to Colt Defense’s employees and their beneficiaries through a tax-qualified program. Pension benefits under the Retirement Plan are limited in accordance with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), governing tax-qualified pension plans. Colt Defense approved an amendment to freeze benefit accruals under the Pension Plans as of December 31, 2008 (the “Freeze Date”). Years of Credited Service (as defined in the Retirement Plan) for benefit accrual will not be considered after the Freeze Date. However, Interest Credits will continue to accumulate on each Participant’s Account Balance (as defined in the Retirement Plan) after the Freeze Date. Executive Officers participating in the Plan are Lt. General Keys, Maj. General Battaglini, Mr. Grody, Mr. Krichavsky and Mr. Magouirk.

Defined Contribution Plan

Colt Defense maintains the Colt Defense 401(k) Plan (the “401K Plan”), a qualified defined contribution plan for non-union employees, pursuant to which employees may contribute pre-tax dollars to a qualified plan where employer will match 50% of tax-deferred contributions up to 6% of eligible compensation.

Severance Benefits

Colt Defense has entered into employment or severance agreements with the Named Executive Officers. The agreements provide for the payment of severance benefits to the Named Executive Officers under specified circumstances. In entering into these agreements, the company considered (1) the benefit of receiving confidentiality, non-competition and non-solicitation protections post-termination for a reasonable and measurable cost and (2) an estimated length of time for an individual to find comparable employment at a similar level. The amount and type of benefits under the agreements are described below under “— Potential Payments upon Termination or Change in Control.”

Perquisites and Other Benefits

Living and Commuting Expenses Reimbursement

Colt Defense provided basic living and commuting expenses and income tax gross-ups with respect to such expenses for Mr. Dinkel, Lt. General Keys and Maj. General Battaglini. The expenses for Mr. Dinkel, Lt. General Keys and Maj. General Battaglini were incurred in connection with their fulfillment of duties and responsibilities, primarily with respect to the corporate offices in West Hartford, Connecticut. The primary residence for Mr. Dinkel and Lt. General Keys are outside of the state of Connecticut. They were required to commute to the corporate office in West Hartford, Connecticut in connection with the fulfillment of their duties and responsibilities as Chief Executive Officer. At the time of hire, the primary residence for Maj. General Battaglini was outside of the state of Connecticut. He was required to maintain a residence near the corporate office in Connecticut in connection with the fulfillment of his duties and responsibilities as Executive Vice President. Living and Commuting Expense Reimbursement were utilized as an incentive during the recruiting and hiring process for Mr. Dinkel, Lt. General Keys and Maj. General Battaglini.

Mr. Magouirk received Living and Commuting Expense Reimbursement in 2008 while attending the Industrial College of the Armed Forces. Mr. Magouirk was selected as an Industry Fellow and attended the course at the direction of Colt Defense. While his primary residence remained near the corporate office, he was required to attain suitable housing while attending the course of instruction in Washington DC.

See the footnotes in the “Summary Compensation Table” for the amounts, including tax gross-up amounts, of these costs for Executive Officers listed above receiving these benefits.

Role of Executive Officers in Executive Compensation

The Compensation Committee will recommend and approve the final determination of total compensation for our Chief Executive Officer. Starting in 2011, the Compensation Committee also will evaluate the total compensation of our Chief Financial Officer, in consultation with our Chief Executive Officer. Although the Compensation Committee utilizes and considers comments, advice and recommendations of our Chief Executive Officer and Chief Financial Officer, the final decision with respect to compensation levels and components of the Chief Executive Officer and Chief Financial Officer will remain with the Compensation Committee.

Compensation Tables

The following table summarizes the compensation paid by Colt Defense to the Named Executive Officers for services rendered in December 31, 2010.

2010 Summary Compensation Table

				Change in
				Pension
			Annual	Value and
			Cash	NQDC	All Other
		Salary	Bonus	Earnings	Comp.		Total
Names & Principal Position	Year	($)(1)	($)(2)	($)(3)	($)		($)

Gerald R. Dinkel	2010	$103,846	$—	$—	$2,673	(4)	$106,519
Chief Executive Officer
Lt. General William M. Keys,	2010	$774,208	$—	$8,791	$200,752	(5)	$983,751
Former Chief Executive Officer
Scott B. Flaherty	2010	$—	$—	$—	$477,932	(6)	$477,932
Sr. VP and Chief Financial Officer
John A. Krichavsky,	2010	$197,370	$—	$1,809	$53,346	(7)	$252,525
Former Chief Financial Officer
David Almeida,	2010	$184,500	$—	$—	$3,600	(8)	$188,100
Former Chief Financial Officer
Jeffrey Grody,	2010	$426,097	$—	$4,172	$7,350	(9)	$437,619
Sr. VP and General Counsel
James R. Battaglini,	2010	$320,038	$—	$4,595	$46,316	(10)	$370,949
Executive VP, Business Development
J. Michael Magouirk,	2010	$288,802	$50,000	$11,123	$7,350	(11)	$357,275
Sr. VP of Operations and COO

(1)	Figures represent compensation received from January 1, 2010 through December 31, 2010. Compensation for Mr. Krichavsky is for the period January 1, 2010 through July 2, 2010 when he was an employee of Colt Defense. Compensation for Mr. Almeida was for the period from April 28, 2010 through October 15, 2010 when he was the Chief Financial Officer.

(2)	Mr. Magouirk received a discretionary bonus during 2010.

(3)	Plan values are calculated annually as of December 31.

(4)	Amount reflects living and commuting expenses and a tax gross-up on living and commuting expenses in the amounts of $1,545 and $1,128 respectively.

(5)	Amount reflects living and commuting expenses, a tax gross-up on living and commuting expenses and Company matching contributions to the 401K Plan in the amounts of $111,786, $81,616 and $7,350, respectively.

(6)	Amount reflects consulting fees during 2010.

(7)	Amount reflects consulting fees of $47,425 paid from July 2, 2010 through December 31, 2010 for services rendered after his voluntary termination of employment and Company matching contributions to his 401K Plan.

(8)	Amount reflects Company matching contributions to his 401K Plan.

(9)	Amount reflects Company matching contributions to his 401K Plan.

(10)	Amount reflects living and commuting expenses, a tax gross-up on living and commuting expenses and Company matching contributions to the 401K Plan in the amounts of $21,819, $17,147 and $7,350, respectively.

(11)	Amount reflects Company matching contributions to his 401K Plan.

Grants of Plan-Based Awards

No Grants of Plan-Based Awards were made to Named Executive Officers in 2010.

Mr. Dinkel’s Employment Agreement

Pursuant to his employment agreement, Mr. Dinkel will serve as Chief Executive Officer of the Company, reporting to the Governing Board or its designee. Mr. Dinkel’s employment agreement provides for (i) a base salary of $450,000, (ii) a performance bonus, pursuant to the Company’s Management Incentive Plan, (iii) reimbursement of certain reasonable business expenses, (iv) temporary living expenses of $5,000 per month, on an after-tax basis, for up to 24 months while Mr. Dinkel relocates his residence, (v) the right to participate in such employee benefit programs for which senior executives of the Company generally are eligible and a leased car for business and personal use, and (vi) options to purchase 6,957 common units of the Company at an exercise price of $100.00 per common unit, which will vest beginning on the first anniversary of the employment agreement and continuing through the fifth anniversary if specified performance goals are met. The common unit option award will be issued during 2011.

In the event of a public offering or change of control within the first eighteen months of Mr. Dinkel’s employment, pursuant to either of which the Company’s units are valued at or above $1,000.00 per common unit, all unvested options will immediately vest upon the date of the public offering or change of control. In the event of a public offering or change of control after the first eighteen months of Mr. Dinkel’s employment, all unvested options will immediately vest upon the date of the public offering or change of control.

In the event that Mr. Dinkel’s employment is terminated for any reason other than cause, within ninety days before or eighteen months after a public offering or change of control (or, if earlier, the signing of a purchase and sale agreement that results in a change of control), pursuant to which Mr. Dinkel’s then-unvested options did not immediately vest, all unvested options will immediately vest upon such employment termination.

In the event that, within eighteen months after a public offering or change of control, pursuant to which Mr. Dinkel’s then-unvested options did not immediately vest, Mr. Dinkel is not the Chief Executive Officer of the Company or its successor, or reporting to the Governing Board of the Company or its successor, or his responsibilities are materially diminished, Mr. Dinkel may resign and a resignation under such circumstances will entitle him to be treated as if he had been terminated by the Company without cause. If, at any time during Mr. Dinkel’s employment, the Company materially breaches the employment agreement and does not cure such breach within 30 days after the Company’s receipt of written notice thereof in reasonable detail from Mr. Dinkel, he may resign and will be treated as if he had been terminated by the Company without cause.

Mr. Flaherty’s Employment Agreement

Pursuant to his employment agreement, Mr. Flaherty will serve as Chief Financial Officer and Senior Vice President of Finance of the Company, reporting to the Chief Executive Officer. Mr. Flaherty’s employment agreement provides for (i) a base salary of $400,000, (ii) a performance bonus, pursuant to the Company’s Management Incentive Plan, (iii) reimbursement of certain reasonable business expenses, (iv) the right to participate in such employee benefit programs for which senior executives of the Company generally are eligible, and (v) options to purchase 2,854 common units of the Company at an exercise price of $100.00 per common unit, of which half will vest on October 15, 2020 and the other half of which will vest 25% per year, over a four year period, beginning on October 15, 2011 and ending on October 15, 2014.

In the event of a public offering or change of control prior to April 15, 2012, pursuant to either of which the Company’s units are valued at or above $1,000.00 per common unit, all unvested options will immediately vest upon the date of the public offering or change of control. In the event of a public offering or change of control from and after April 15, 2012, all unvested options will immediately vest upon the date of the public offering or change of control.

In the event that Mr. Flaherty’s employment is terminated for any reason other than cause, within ninety days before or eighteen months after a public offering or change of control (or, if earlier, the signing of a purchase and sale agreement that results in a change of control), pursuant to which Mr. Flaherty’s then-unvested options did not immediately vest, all unvested options will immediately vest upon such employment termination.

In the event that, within eighteen months after a public offering or change of control, pursuant to which Mr. Flaherty’s then-unvested options did not immediately vest, Mr. Flaherty is not the Chief Financial Officer of the Company or its successor, or his responsibilities are materially diminished, Mr. Flaherty may resign and a resignation under such circumstances will entitle him to be treated as if he had been terminated by the Company without cause. If, at any time during Mr. Flaherty’s employment, the Company materially breaches the employment agreement and does not cure such breach within 30 days after the Company’s receipt of written notice thereof in reasonable detail from Mr. Flaherty, he may resign and will be treated as if he had been terminated by the Company without cause.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2010, there were no outstanding equity awards.

Option Exercises and Stock Vested Table

There were no stock options exercised by the Named Executives and no restricted shares held by Named Executive Officers vested in 2010.

Pension and Retirement Benefits

The following Pension Benefits table shows each Named Executive’s number of Years of Credited Service, present value of accumulated benefit and payments during the last fiscal year under the Retirement Plan. The Retirement Plan is a defined benefit pension plan. Accrual of future benefits under the Retirement Plan Ceased on December 31, 2008. Accordingly, a participant’s pension benefit does not credit service after December 31, 2008 and does not consider pay earned after December 31, 2008, but Interest Credits, as described below, continue to be made on the accumulated benefits.

		Number of Years	Present Value of	Payments
		of Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)

Gerald R. Dinkel	Salaried Retirement Income Plan	—	$—	None
Chief Executive Officer
Lt. General William M. Keys	Salaried Retirement Income Plan	9.33	$111,027	None
Chief Executive Officer
Scott B. Flaherty	Salaried Retirement Income Plan	—	$—	None
Sr. Vice President and Chief Financial Officer
John A. Krichavsky	Salaried Retirement Income Plan	1.67	$18,876	None
Chief Financial Officer
Jeffrey Grody	Salaried Retirement Income Plan	3.3	$32,344	None
Sr. Vice President and General Counsel
David A Almeida	Salaried Retirement Income Plan	—	$—	None
Chief Financial Officer
Sr. Vice President and General Counsel
James R. Battaglini	Salaried Retirement Income Plan	4.42	$42,361	None
Executive VP, Business Development
J. Michael Magouirk	Salaried Retirement Income Plan	8.75	$70,767	None
Senior VP of Operations and COO

The Retirement Plan covers our executive officers, including the Named Executives (other than Messrs. Dinkel, Flaherty and Almeida), and other salaried employees in the United States. It is subject to both the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Benefits under the Retirement Plan are computed using a cash balance methodology that provides for credits to be made to a hypothetical account, and the benefits are subject to the limits imposed by the Internal Revenue Code. Prior to the cessation of accrual of future benefits under the Retirement Plan effective December 31, 2008, the hypothetical plan accounts were allocated basic credits equal to 3.5% to 5% (depending on Years of Credited Service) of base salary. Interest credits are made to the participant’s hypothetical account. The plan uses a flat rate of 6.5% since inception of the plan. Participants are generally vested in their plan benefit after five years of service.

Benefits are payable as a life annuity (actuarially equivalent to the account balance), an actuarially equivalent 50%, 66-2/3%, 75%, or 100% joint and survivor annuity or a 10-year certain and continuous annuity. Instead of receiving his or her entire benefit as an annuity, a Named Executive may elect to receive a portion of the benefit as a lump sum. The amount that may be paid as a lump sum is based on the benefit the Named

Executive earned before January 1, 1993. All Named Executives were hired after 1993 and, therefore, the lump sum option is unavailable to them.

The benefits reported in the Pension Benefits table are the present value of the Named Executive’s cash balance accounts at December 31, 2010 with assumed growth due to Interest Credits until benefit payments commence, which is assumed to be on the participant’s normal retirement date, at age 65. The present value of the benefits was determined using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements; i.e., the RP-2000 combined mortality table for males and females and a discount rate of 6%. Retirement Plan accounts are assumed to grow with interest at 6.5% until commencement of pension benefits. No additional earnings or service after December 31, 2008 are included in the calculation of the accumulated benefits.

A Named Executive may receive his or her benefit following termination of employment, if he or she has attained early retirement age, and may defer benefit payments until any time between early retirement age and normal retirement age. Early retirement age is defined as age 55 or over with at least 10 years of service. As of December 31, 2010, Lt. General Keys had attained early retirement age, and Maj. General Battaglini and Messrs. Grody, Krichavsky and Magouirk had not.

Generally, a participant’s Years of Credited Service are based on the years an employee participates in the Retirement Plan. The Years of Credited Service for the Named Executives are based only on their service while eligible for participation in the Retirement Plan. Accruals under the Retirement Plan ceased on December 31, 2008, and accordingly, service performed after such date is not counted.

Benefits under the Retirement Plan are funded by Company contributions to an irrevocable tax-exempt trust. A participant’s benefits under the Retirement Plan are payable from the assets held by the tax-exempt trust.

Potential Payments upon Termination or Change in Control

Other than with respect to Mr. Dinkel and Mr. Flaherty, we do not have formal employment or change of control agreements with our Named Executives. Pursuant to Mr. Dinkel’s employment agreement, his employment is “at will” and it may be terminated by either party at any time and for any reason upon written notice. If the Company terminates Mr. Dinkel’s employment other than for “cause” (as defined in the employment agreement), the Company will provide Mr. Dinkel with monthly severance payments equal to one year’s base salary, commencing 30 days after termination of employment and subject to Mr. Dinkel’s delivery of an executed release. Mr. Dinkel would also receive these payments in the event that, at any time during Mr. Dinkel’s employment, the Company materially breaches the employment agreement and does not cure such breach within 30 days after the Company’s receipt of written notice thereof from Mr. Dinkel, and Mr. Dinkel resigns. See “ — Compensation Program Objectives and Philosophy” for the effect of a public offering or change of control on Mr. Dinkel’s stock options. Pursuant to Mr. Flaherty’s employment agreement, his employment is “at will” and it may be terminated by either party at any time and for any reason upon written notice. If the Company terminates Mr. Flaherty’s employment other than for “cause” (as defined in the employment agreement), the Company will provide Mr. Flaherty with monthly severance payments equal to one year’s base salary, commencing 30 days after termination of employment and subject to Mr. Flaherty’s delivery of an executed release. Mr. Flaherty would also receive these payments in the event that, at any time during Mr. Flaherty’s employment, the Company materially breaches the employment agreement and does not cure such breach within 30 days after the Company’s receipt of written notice thereof from Mr. Flaherty, and Mr. Flaherty resigns. See “— Compensation Program Objectives and Philosophy” for the effect of a public offering or change of control on Mr. Flaherty’s stock options. We have offer letters with several of the Named Executives that provide for severance benefits as described below. We believe that these severance benefits were an important factor in our ability to attract the Named Executives to the Company. Our initial offer letter agreement with Mr. Grody provides for a lump sum severance benefit equal to his annual base salary to be paid to him if his employment is terminated by us not for cause or he ceases to be the general counsel of the Company at the Board’s written request and he therefore resigns, in either case after a change of control of the Company. In that event, the offer letter also provides that certain unvested stock options, if any, held by Mr. Grody would vest. These severance benefits are double trigger benefits, provided only after both a change of control and termination of employment as described above. Our initial offer letter agreement with Mr. Almeida provided for monthly severance payments equal to up to six months’ base salary (so long as he remained unemployed and was actively searching for work) in the event his employment was terminated by the Company not for cause. The severance would not be payable if his termination resulted from negligence or cause or occurred prior to the completion of his initial 120 day assessment period. The offer letter also provided that such severance would be payable for up to twelve months if termination not for cause occurred within 180 days after a change of control of the Company. Also Mr. Almeida’s offer letter provides that any unvested stock options would vest upon a change of control of the Company. Mr. Almeida’s termination was voluntary, therefore no severance payments were made. We also have offer letters with Gen. Battaglini and Mr. Magouirk that provide, in the event their employment is terminated by the Company not for cause, for the payment of severance benefits equal to up to twelve months’ base salary, payable monthly so long as they remain unemployed and are actively searching for work.

Pension Plans

See “— Pension and Retirement Benefits” for the actuarial present value of the accumulated pension benefits payable to Named Executive Officers upon termination of employment.

Summary Tables for Potential Payments upon Termination or Change in Control

The following tables set forth potential payments to the Named Executive Officers upon termination of their employment or a change in control under their current employment agreements and other applicable agreements as of December 31, 2010.

Gerald R. Dinkel. President and Chief Executive Officer

			Terminated	Resign with	Resign without
	Death and	Terminated	without	Good	Good	Change in
	Disability	with Cause	Cause	Reason	Reason	Control

Salary(1)	$—	$—	$450,000	$—	$—	$—

(1)	Salary is one-time Mr. Dinkel’s base salary payable at the time of termination.

Scott B. Flaherty, Sr. VP and Chief Financial Officer

			Terminated	Resign with	Resign without
	Death and	Terminated	without	Good	Good	Change in
	Disability	with Cause	Cause	Reason	Reason	Control

Salary(1)	$—	$—	$400,000	$—	$—	$—

(1)	Salary is one-time Mr. Flaherty’s base salary payable at the time of termination.

Jeffrey Grody, Sr. VP and General Counsel

			Terminated	Resign with	Resign without
	Death and	Terminated	without	Good	Good	Change in
	Disability	with Cause	Cause	Reason	Reason	Control

Salary(1)	$—	$—	$—	$—	$—	$440,337

(1)	Salary is one-time Mr. Grody’s base salary payable at the time of termination.

James R. Battaglini, Executive VP of Business Development

			Terminated	Resign with	Resign without
	Death and	Terminated	without	Good	Good	Change in
	Disability	with Cause	Cause(1)	Reason	Reason	Control

Salary(1)	$—	$—	$330,120	$—	$—	$—

(1)	Salary is one-time Maj. General Battaglini’s base salary, payable on a monthly basis while Maj. General Battaglini is unemployed and actively searching for work.

J. Michael Magouirk, Sr. VP of Operations and COO

			Terminated	Resign with	Resign without
	Death and	Terminated	without	Good	Good	Change in
	Disability	with Cause	Cause(1)	Reason	Reason(8)	Control(9)

Salary(1)	$—	$—	$350,000	$—	$—	$—

(1)	Salary is one-time Mr. Magouirk’s base salary, payable on a monthly basis while Mr. Magouirk is unemployed and actively searching for work.

Director Compensation

On December 9, 2004 our Board Delegated to its Compensation Committee the power to establish reasonable compensation of any or all members of the Governing Board for services to Colt Defense LLC. The compensation structure calls for each board member, who is not an employee of Colt Defense LLC, Sciens Capital Management and The Blackstone Group to receive a $40,000 annual retainer, payable in equal installments, quarterly. Finally, all directors will be reimbursed for reasonable travel and lodging expenses incurred in connection with their roles.

The following table summarizes our director compensation for the 2010 fiscal year.

Director Compensation

			Total Fees
			Earned or
	Retainer	Reimbursed	Paid in
Name	Fees	Expenses	Cash

General the Lord Guthrie of Craigiebank (Charles Guthrie)	$40,000	$—	$40,000
General Gordon R. Sullivan	$40,000	$1,268	$41,268
Philip A. Wheeler	$40,000	$—	$40,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our limited liability company interests as of December 31, 2010 for:

[ ] each person who is known by us to own beneficially more than 5% of our limited liability company interests;

[ ] each of our directors;

[ ] each of our executive officers named in the Summary Compensation Table; and

[ ] all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Interests issuable upon the exercise of options that are exercisable within 60 days of December 31, 2010 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name of Beneficial Owner	Number of Interests		Percent

Sciens Management LLC	70,718.430	(1)	53.50407%
Funds advised by The Blackstone Group	31,165.589	(2)	23.57922%
CSFB SP III Investments LP	12,221.799	(3)	9.24675%
Lt. General William M. Keys (ret.)	7,698.471	(4)(5)	5.82450%
Maj. General James Battaglini	1,511.815	(4)	1.14381%
Jeffrey A. Grody	1,344.892	(4)	1.01752%
John A. Krichavsky	—		—
David A. Almeida	—		—
J. Michael Magouirk	235.215	(4)	0.17796%
Marc Baliotti	—		—
Gen. the Lord Guthrie of Craigiebank	—		—
Michael Holmes	—		—
Vincent Lu	—		—
John P. Rigas	70,718.430	(1)	53.50407%
Daniel J. Standen	—		—
Gen. Gordon R. Sullivan, USA (ret.)	—		—
Philip A. Wheeler	—		—
All executive officers and directors as a group (5 persons)	81,508.823		61.6679%

(1)	Comprised of the following: (a) Colt Defense Holding LLC, or CDH, is the direct beneficial owner of 60,213.137 common units included in this table and (b) CDH II LLC, or CDH II, is the direct beneficial owner of 10,505.293 common units included in this table. Sciens Management LLC is the managing member of CDH and may be deemed to beneficially own the common units of Colt Defense directly held by CDH and CDH II LLC, as CDH is a manager of CDH II LLC. A wholly owned subsidiary of Sciens International Investments and Holdings SA, or Sciens International, is also a manager of CDH II LLC and may be deemed to be the beneficial owner of the common units owned by CDH II LLC. Sciens Management disclaims beneficial ownership of the common units owned by CDH and CDH II, except to the extent of its indirect pecuniary interest therein. John P. Rigas is the managing member of Sciens Management and its sole member. Under applicable law, Mr. Rigas and his spouse may be deemed to be the beneficial owners of the securities of owned of record by CDH and CDH II by virtue of such status. Each of Mr. Rigas and Mr. Rigas’ spouse disclaims beneficial ownership of all common units owned by CDH and CDH II, except to extent of their respective indirect pecuniary interest therein. The address of CDH and CDH II is c/o Sciens Capital Management LLC, 667 Madison Avenue, New York, New York 10065. The address of Sciens International is 10 Solonos Str., Kolonaki, Athens, Greece 106 73.

(2)	The limited liability company interests of The Blackstone Group are held by Blackstone Mezzanine Partners II-A L.P. and Blackstone Mezzanine Holdings II USS L.P. The principal office address of The Blackstone Group is 345 Park Avenue, 29th Floor, New York, NY 10154.

(3)	The principal office address of CSFB SP III Investments LP is 11 Madison Avenue, 13th Floor, New York, NY 10010.

(4)	The address of each of our directors and executive officers listed above is c/o Colt Defense, 547 New Park Avenue, West Hartford, Connecticut 06110.

(5)	Retired as President and Chief Executive Officer in October 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Lease agreement

Under a net lease dated as of October 26, 2005, we lease property in West Hartford, Connecticut, on which our headquarters and primary manufacturing facility are located, from NPA Hartford LLC until October 25, 2012, in return for monthly rental payments in years one through five of $62,500 and monthly payments in years six and seven of $68,750. See “Business — Our properties.” Certain of the principals of Sciens Capital Management and certain of our managers, officers and employees (including General Keys and Messrs. Rigas and Standen) have a direct and/or indirect ownership interest in NPA Hartford LLC.

New Colt Holding Corp. and Colt’s Manufacturing Company LLC

We have several contractual relationships with New Colt and New Colt’s subsidiary, Colt’s Manufacturing Company LLC (“Colt’s Manufacturing”), entities that are controlled largely by certain principals of Sciens Capital Management and certain holders of membership interests in Colt Defense LLC. These contractual relationships consist of the following:

•	License Agreement. We have an exclusive, worldwide, license right from New Colt to use the Colt® brand name for the sale of small arms, spare parts and other products and services for military use and to use the Colt® brand name for the sale of firearms, except handguns, plus spare parts and related products for law enforcement use. This license also includes the right to use the Rampant Colt Logo and the Colt Logo trademarks. The trademark license is fully paid up for its initial 20-year term, and may be extended indefinitely at our option for successive five-year periods upon payment of $250,000 for each additional five-year period.

•	Sublease. We sublease portions of our West Hartford, Connecticut manufacturing facility and administrative offices to Colt’s Manufacturing in return for monthly rental payments of $13,400. The sublease expires on October 25, 2012.

•	Services Agreement. We provide certain factory, overhead, administrative and management services to Colt’s Manufacturing. The services are provided pursuant to an Intercompany Services Agreement that automatically renews for successive one-year periods. Services covered by the agreement and the associated charges include the following: (i) executive, sales management and legal services ($25,000 per year); (ii) utilities, building maintenance and supplies, equipment and general facility maintenance, product engineering and manufacturing engineering services ($350,000 per year); (iii) tumbling and heat-treating factory services ($30,000) year and (iv) accounting and data processing services ($25,000) year. Amounts charged to Colt’s Manufacturing do not necessarily reflect the actual cost to us of providing the services in question, nor does the Services Agreement reflect all of the benefits that we provide to Colt’s Manufacturing.

•	Match Target® Supply Relationship. We supply Match Target® rifles, a commercial version of our military and law enforcement model rifles, to Colt’s Manufacturing at a price that is intended to permit us and Colt’s Manufacturing to share the profit margin that would ordinarily be generated by a sale from manufacturer to distributor. We sold $0.9 million of Match Target® rifles to Colt’s Manufacturing in 2010 and $4.6 million of rifles in 2009. In connection with this relationship, we have licensed the Match Target® TDP and trademark to Colt’s Manufacturing.

•	Collective Bargaining Agreement. Our union employees at our West Hartford, Connecticut facility are members of a single bargaining unit with the employees of Colt’s Manufacturing and a single collective bargaining agreement covers the union employees of both companies. Seniority, “bumping” and other rights and obligations operate across two companies. The impact of cross-company seniority and bumping rights causes layoffs and recalls at one company to affect the other company.

Distributions to members of Colt Defense LLC

As a limited liability company, we are treated as a partnership for federal and state income tax reporting purposes and therefore are not subject to federal or state income taxes. Our taxable income (loss) is reported to the members for inclusion in their individual tax returns. In accordance with our governing document, distributions have been made to members in an amount equal to 45% of the allocated taxable income. The amounts of these distributions to members to fund their allocable shares of taxable income were $2.3 million in 2010, $15.0 million in 2009, $17.5 million in 2008.

At the July 2007 closing of the amendment to our Existing Senior Secured Credit Facility and the concurrent purchase of limited liability company interests by affiliates of The Blackstone Group and funds they manage, we distributed approximately $131.2 million to our members, of which approximately $6.2 million was used to repay indebtedness owed by our members to us and the payment of option exercise price. In September 2006, $35.0 million was used to redeem some of our members’ equity in us. An additional $6.2 million was used to redeem one member’s equity in Colt in October 2006.

Historically, tax distributions to our members have been made in amounts equal to 45% of our taxable income for the applicable period. Under the terms of the letter of credit facility and the indenture governing the notes, we will be permitted to adjust our tax related distributions for tax years beginning after 2009 to fund the deemed tax liability of our members from their investment in the Company. As a result, the Company may make distributions for the payment of deemed tax liabilities of our members that are in excess of the amount that is 45% of our taxable income.

Financial advisory agreements

We entered into an agreement, effective July 9, 2007, with Sciens Management LLC, an affiliate of Sciens Capital Management, pursuant to which Sciens Management LLC provides us with investment banking, corporate and strategic advisory services in return for $350,000 per year paid monthly in advance, such other fees as Sciens Management LLC and we may agree in connection with a specific transaction, as well as the reimbursement of expenses. John P. Rigas, one of our Managers, is a partner and the sole manager and unit holder of Sciens Management LLC and the Chairman and Chief Executive Officer of Sciens Capital Management. Furthermore, Daniel J. Standen, one of our Managers, is a partner of Sciens Capital Management. We have agreed to indemnify Sciens Management LLC for losses relating to the services contemplated by this agreement. The initial term of this agreement expires July 9, 2012, subject to mutual termination by either party upon 60 days notice. Sciens Management LLC receives from us from time to time additional investment banking and other fees for services provided, including in connection with our Leveraged Recapitalization transactions.

In addition, our sponsors received advisory and consulting fees in connection with the offering of the outstanding notes, in an amount equal to 1.5% of the aggregate principal amount of the outstanding notes that were issued.

Colt Security LLC

Effective January 1, 2009, Colt Security LLC (“Colt Security”), a wholly-owned subsidiary of E-Plan Holding, assumed responsibility for providing security guards at our West Hartford, Connecticut facility pursuant to an employee leasing agreement with us. At the same time, Colt Security hired all of our security personnel. Colt Security invoices us for the gross payroll cost, without markup, for each leased employee and, in addition, we pay a management fee of $1,000 per month.

DESCRIPTION OF OTHER INDEBTEDNESS

Letter of credit facility

From November 10, 2009 through October 31, 2010, the Company was party to a $50.0 million senior secured revolving credit facility. On November 1, 2010, the senior secured credit facility was amended to provide solely for a $10.0 million letter of credit facility. The letter of credit facility exists for the sole purpose of supporting the Company’s letter of credit requirements. Loans under the letter of facility bore interest at our option at a rate equal to LIBOR plus 3.75% or an alternate base rate plus 2.75% (with the base rate defined as the higher of (a) the prime rate or (b) the Federal funds rate plus 0.50% or (c) the one-month LIBOR rate plus 1.00%). The letter of credit facility matures January 31, 2014. Obligations under this facility are secured by substantially all of our assets.

At December 31, 2010, we had $0.6 million of standby letters of credit outstanding against the letter of credit facility.

In addition, the amendment to the senior secured credit facility limited the Company’s ability to borrow term loans or obtain revolving loans, other than to reimburse the amount of any draft paid under any letter of credit without lender agreement and eliminated all financial maintenance covenants.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the outstanding notes in the private placement on November 10, 2009, we and the initial purchasers entered into a registration rights agreement for the benefit of the holders of the outstanding notes, under which we agreed to deliver this prospectus to you and to consummate the exchange offer.

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. We have not, however, sought our own no-action letter. Based upon these interpretations by the SEC, we believe that you, or any other person receiving registered notes, generally may offer for resale, resell or otherwise transfer such registered notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. We also believe that a holder may offer, sell or transfer the registered notes only if the holder acquires the registered notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding or understanding with any person to participate in a distribution of the registered notes.

Any holder of the outstanding notes using the exchange offer to participate in a distribution of registered notes cannot rely on the no-action letters referred to above. A broker-dealer that acquired outstanding notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

Each broker-dealer that receives registered notes for its own account in exchange for outstanding notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period ending on the earlier of (i) 180 days after the date of this prospectus and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to broker-dealers for use in connection with any resales. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of registered notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue-sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the outstanding notes, and completion of the exchange offer, is the exchange date, which will be as soon as practicable following the expiration date (unless extended as described in this prospectus). We will issue an aggregate principal amount of up to $250.0 million of the registered notes under the same indenture for a like principal amount of outstanding notes tendered and accepted in connection with the exchange offer. The registered notes issued in connection with the exchange offer will be delivered promptly following the expiration date. Holders may tender some or all of their outstanding notes in connection with the exchange offer, but only in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

The terms of the registered notes will be identical in all material respects to the terms of the outstanding notes for which they have been exchanged, except that:

•	the registered notes will have been registered under the Securities Act, and thus the registered notes generally will not be subject to the restrictions on transfer applicable to the outstanding notes or bear restrictive legends;

•	the registered notes will bear a different CUSIP number from the outstanding notes;

•	the registered notes will not be entitled to registration rights; and

•	the registered notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

The registered notes will evidence the same debt as the outstanding notes and will be issued under the Indenture and entitled to the same benefits under the Indenture as the outstanding notes being exchanged. As of the date of this prospectus, $250.0 million in aggregate principal amount of the outstanding notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders entitled to participate in this exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture. However, such outstanding notes generally will not be entitled to any registration rights under the registration rights agreement. See “— Issuance of the Registered Notes; Consequences of Failures to Properly Tender Outstanding Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered outstanding notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the registered notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospects or otherwise, we will return the outstanding notes, without expense, to the tendering holder promptly after the expiration date.

Holders who tender outstanding notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of outstanding notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on          , 2011, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion:

•	to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Interest on the Registered Notes

Interest on the registered notes will bear interest at 8.75% from the most recent date to which interest on the outstanding notes has been paid or, if no interest has been paid on the outstanding notes, from their issue date. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange registered notes for, any outstanding notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if prior to the expiration date:

•	the exchange offer violates any applicable law; or

•	the exchange offer violates any applicable interpretation of the staff of the SEC.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration date of the exchange offer. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

•	extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these outstanding notes (see “— Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Procedures For Tendering

Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile, the outstanding notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its address set forth under “— Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The tender by a holder of outstanding notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

In the event that a signature on a letter or transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution.”

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any outstanding notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered outstanding notes in our sole discretion. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular outstanding notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of outstanding notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under “— Conditions to the Exchange Offer,” to terminate the exchange offer. By tendering, each holder represents to us, among other things, that:

•	the registered notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the registered notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such registered notes; and

•	neither the holder nor any such other person is our “affiliate” (as defined in Rule 405 under the Securities Act).

If the holder is a broker-dealer which will receive registered notes for its own account in exchange for outstanding notes, it will acknowledge that it acquired such outstanding notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such registered notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

A holder who wishes to tender its outstanding notes and:

•	whose outstanding notes are not immediately available;

•	who cannot deliver the holder’s outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date;

may effect a tender if:

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

(i) a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

(ii) the name and address of the holder, and

(iii) the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the outstanding notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn (including the certificate number(s) and principal amount of such outstanding notes);

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal. Any outstanding notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no registered notes will be issued unless the outstanding notes withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Information Regarding the Registration Rights Agreement

As noted, we are effecting this exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to use our reasonable best efforts to:

•	file with the SEC a registration statement for the exchange offer;

•	cause such registration statement to be declared effective under the Securities Act;

•	have such registration statement remain effective until the closing of the exchange offer;

•	commence the exchange offer promptly after the exchange offer registration statement is declared effective by the Commission; and

•	consummate the exchange offer not later than 540 days following the issue date of the outstanding notes.

In addition, the registration rights agreement requires us to file a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if:

•	the exchange offer is not consummated within 540 days following the issue date of the outstanding notes;

•	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	you are prohibited by applicable law or SEC policy to participate in the exchange offer and indicate that you wish to have your outstanding notes registered under the Securities Act;

•	you may not resell registered notes you have acquired in the exchange offer to the public without delivering a prospectus and this prospectus (including any amendment or supplement thereto) is not appropriate or available for resales by you; or

•	you are a broker-dealer and hold outstanding notes acquired directly from us or any of our affiliates.

In the event that the exchange offer is not consummated within 540 days following the issue date of the outstanding notes, or, if required, the shelf registration statement has not become effective or such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), the interest rate on the affected outstanding notes will be increased by 0.25% per annum for the first 90-day period thereafter, and the amount of such additional interest will increase by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0% per annum over the original interest rate of the outstanding notes. Once the exchange offer is consummated or the registration default affecting the shelf registration statement is cured, the annual interest rate on the outstanding notes will revert to the original interest rate. Any amounts of additional interest due will be payable in cash on the same interest payment dates as interest on the outstanding notes is otherwise payable.

Our obligations to register the registered notes will terminate upon the consummation of the exchange offer. However, under the circumstances specified above, we may be required to file a shelf registration statement for a continuous offer in connection with the outstanding notes.

The foregoing description of the registration rights agreement is not complete, and is qualified in its entirety by reference to all of the provisions of the registration rights agreement. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement which includes this prospectus. See “Available Information.”

Exchange Agent

Wilmington Trust FSB has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at the address and telephone number set forth below.

By Mail, Hand or Overnight Delivery:	By Facsimile:

Wilmington Trust FSB	(302) 636-4139
c/o Wilmington Trust Company
Corporate Capital Markets	For Information or Confirmation by Telephone:
Rodney Square North
1100 North Market Street	Sam Hamed
Wilmington, Delaware 19890-1626	(302) 636-6181

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

Holders who tender their outstanding notes for exchange will not be obligated to pay transfer taxes; however, if:

•	registered notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered; or

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The registered notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be expensed as incurred in accordance with generally accepted accounting principles.

Issuance of the Registered Notes; Consequences of Failures to Properly Tender Outstanding Notes in the Exchange Offer

Issuance of the registered notes in exchange for the outstanding notes in the exchange offer will be made only after timely receipt by the exchange agent of the certificate(s) representing the outstanding notes (or a confirmation of book-entry transfer), a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and all other required documents. Therefore, holders of the outstanding notes desiring to tender such outstanding notes in exchange for registered notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate. In the event the exchange offer is completed, we will not be required to register the remaining outstanding notes. Remaining outstanding notes will continue to be subject to the following restrictions on transfer:

•	the remaining outstanding notes may be resold only (i) if registered pursuant to the Securities Act, (ii) if an exemption from registration is available, or (iii) if neither such registration nor such exemption is required by law; and

•	the remaining outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining outstanding notes under the Securities Act. To the extent that outstanding notes are tendered and accepted in connection with the exchange offer, any trading market for remaining outstanding notes could be adversely affected.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any other person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to the tendering holder.

Other

Participating in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

DESCRIPTION OF THE REGISTERED NOTES

Colt Defense LLC and its wholly-owned, direct subsidiary, Colt Finance Corp. (“Colt Finance Corp.”) will issue the registered senior unsecured notes under the Indenture (the “Indenture”) for the outstanding notes, dated as of November 10, 2009, among themselves, the Subsidiary Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”).

The terms of the registered notes are substantially identical to the terms of the outstanding notes, except that the registered notes are registered under the Securities Act and therefore will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the outstanding notes and will not entitle their holders to registration rights. Registered notes will otherwise be treated as outstanding notes for purposes of the Indenture. Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the registered notes issued in exchange for the outstanding notes, will be treated as a single class of debt securities under the indenture. Unless otherwise indicated, the outstanding notes and the registered notes to be issued in the exchange offer are collectively referred to as the “Notes” in this summary description.

The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes other than the Issue Date, issue price and the first interest payment date (the “Additional Notes”). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the Notes.

This description of the registered notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of the registered notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Issuers and your rights. The Company will make a copy of the Indenture available to the Holders and to prospective investors upon request.

You will find the definitions of capitalized terms used in this description under the heading “— Certain definitions.” For purposes of this description, references to “the Company,” refer only to Colt Defense LLC and not to its subsidiaries, and the terms “we,” “our,” “us” and the “Issuers” refer together to the Company and Colt Finance Corp. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The notes.  The Notes:

•	are general unsecured, senior obligations of the Issuers;

•	were limited to an aggregate principal amount of $250.0 million on the Issue Date, subject to our ability to issue Additional Notes thereafter;

•	mature on November 15, 2017;

•	will be unconditionally Guaranteed on a senior basis by each Subsidiary of the Company that Guarantees certain other Indebtedness of the Company or other Subsidiary Guarantors. See “— Subsidiary guarantees”;

•	are issued in denominations of $2,000 and larger integral multiples of $1,000;

•	are represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form;

•	rank equally in right of payment to any future senior Indebtedness of the Issuers;

•	are effectively subordinated to all Secured Indebtedness of the Issuers (including the Senior Credit Facility) to the extent of the value of the assets securing such Indebtedness; and

•	are senior in right of payment to any future Subordinated Obligations of the Issuers.

Interest.  Interest on the Notes will:

•	accrue at the rate of 8.75% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semiannually in arrears on May 15 and November 15, commencing on May 15, 2010;

•	be payable to the Holders of record on the May 1 and November 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Issuers, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address as it appears in the registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

We will pay principal of, premium, if any, and interest, including Additional Interest, if any, on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuers, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Issuers may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Beneficial interests in the Notes in global form may not be exchanged for Notes in physical, certificated form except in the limited circumstances permitted under the Indenture.

Notes issued in physical, certificated form will be transferable only by surrender and reissue thereof, in a manner consistent with U.S. federal income tax “registered form” requirements.

The registered holder of a Note will be treated as the owner of it for all purposes.

Colt Finance Corp.

Colt Finance Corp. is a wholly-owned direct subsidiary of the Company and was incorporated for the purpose of facilitating an offering of debt securities by the Company. Colt Finance Corp. is nominally capitalized and does not and will not have any operations or revenues. As a result, prospective purchasers of the Notes should not expect Colt Finance Corp. to participate in servicing the interest and principal obligations on the Notes.

Optional redemption

Except as described below, the Notes are not redeemable until November 15, 2013. On and after November 15, 2013, the Issuers may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest, including Additional Interest, if any, on the Notes to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period beginning on November 15 of the years indicated below:

Year	Percentage

2013	104.375%
2014	102.187%
2015 and thereafter	100.000%

Prior to November 15, 2012, the Issuers may on any one or more occasions redeem up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such Equity Offering.

If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no Additional Interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

In addition, at any time prior to November 15, 2013, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, the Issuers may redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In connection with any redemption of Notes (including with the Net Cash Proceeds of an Equity Offering), any such redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including any related Equity Offering.

Mandatory redemption; offers to purchase; open market purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase the Notes as described under the caption “Repurchase at the option of holders.”

The Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

The Notes are general unsecured obligations of the Issuers and rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future liabilities of the Issuers that are not so subordinated and are effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets securing such Indebtedness) and liabilities of our Subsidiaries that do not Guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Issuers or the Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Facility or other senior Secured Indebtedness, the assets of the Issuers and the Subsidiary Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under such Senior Credit Facility and other senior Secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

As of December 31, 2010:

•	outstanding Indebtedness of the Issuers and the Subsidiary Guarantors was approximately $249.2 million, including the Notes, of which $2.4 million ranked senior to the Notes and Subsidiary Guarantees;

•	the Issuers had no Subordinated Obligations outstanding; and the Subsidiary Guarantors had no Guarantor Subordinated Obligations; and

•	our Non-Guarantor Subsidiaries had $16.1 million of total liabilities (including trade payables and deferred income but excluding intercompany liabilities) all of which was structurally senior to the Notes.

Subsidiary guarantees

As of December 31, 2010, following the dissolution of Colt Rapid Mat, no subsidiaries will guarantee the note. Any future Subsidiary Guarantors, jointly and severally, irrevocably and unconditionally Guarantee, on a senior unsecured basis, the Issuers’ obligations under the Notes and all obligations under the Indenture. Such Subsidiary Guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Guarantees.

The Restricted Subsidiaries that Guarantee the Senior Credit Facility will also Guarantee the Notes. Each of the Guarantees of the Notes:

•	will be a general unsecured senior obligation of each Subsidiary Guarantor;

•	will be pari passu in right of payment with any existing and future senior Indebtedness of each such entity; and

•	will be effectively subordinated to all Secured Indebtedness (including the Guarantee of the Senior Credit Facility) of each such entity (to the extent of the value of the assets securing such Indebtedness).

The Notes will be structurally subordinated to all liabilities of Subsidiaries of the Company that do not Guarantee the Notes.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness, (including guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such Indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors — Risks related to the notes — The guarantees may not be enforceable because of fraudulent conveyance laws.”

The Indenture provides that each Subsidiary Guarantee by a Subsidiary Guarantor will be automatically and unconditionally released and discharged upon:

(1) (a) any sale, assignment, exchange, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, or all or substantially all the assets of such Subsidiary (other than by lease), which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture; provided that in the case of any Restricted Subsidiary that is required to guarantee the Notes after the Issue Date pursuant to the covenant described under “— Certain Covenants — Future subsidiary guarantors,” all the obligations of such Subsidiary Guarantor under all Indebtedness of the Company or its Restricted Subsidiaries that resulted in the obligation to guarantee the Notes terminate upon consummation of such transaction;

(b) the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness of the Company and the Subsidiary Guarantors under the Senior Credit Facility (including by reason of the termination of the Senior Credit Facility), all other Indebtedness of the Company and its Restricted Subsidiaries and/or the Guarantee that resulted in the obligation of such Subsidiary Guarantor to Guarantee the Notes, if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture (and treating any Guarantees of such Subsidiary Guarantor that remain outstanding as Incurred at least 30 days prior to such release or discharge), except a discharge or release by or as a result of payment under such Guarantee; provided, that if such Person has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Subsidiary Guarantor under the covenant “Certain covenants — Limitation on indebtedness,” such Subsidiary Guarantor’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under “Certain covenants — Limitation on indebtedness”;

(c) the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

(d) the Issuers exercising their legal defeasance option or covenant defeasance option as described under “— Defeasance” or the Issuers’ obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) such Subsidiary Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, unless the Issuers have exercised their right to redeem all of the Notes as described under “— Optional redemption,” each Holder will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or a larger integral multiples of $1,000) of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, including Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Issuers have exercised their right to redeem all of the Notes as described under “— Optional redemption,” the Issuers will mail a notice (the “Change of Control Offer”) to each Holder at the address appearing in the security register, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made and that such Holder has the right to require the Company to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, including Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Issuers, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers in accordance with the terms of this covenant.

The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or larger integral multiples of $1,000.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date, and no Additional Interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to making a Change of Control Payment, and as a condition to such payment (a) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (b) the Issuers will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Issuers must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such Indebtedness. The Issuers covenant to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Issuers fail to comply with such covenant. A default under the Indenture will result in a cross-default under the Senior Credit Facility.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described in the Indenture by virtue of the conflict.

With respect to the Notes, if holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest, if any, thereon, to the date of redemption.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Issuers by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Issuers to make an offer to repurchase the Notes as described above. Certain provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Sales of assets

The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

(a) to permanently reduce (and permanently reduce commitments with respect thereto): (x) obligations under the Senior Credit Facility and (y) Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) that is secured by a Lien or Indebtedness of a

Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) that is secured by a Lien (in each case other than Indebtedness owed to the Company or an Affiliate of the Company);

(b) to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); provided that the Company shall equally and ratably reduce Obligations under the Notes as provided under “— Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, including Additional Interest, if any, on the amount of Notes that would otherwise be prepaid; or

(c) to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b) or (c) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided, further, that in the case of clause (c), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 360 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; and

(3) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary, as applicable), taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $20.0 million at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any

Asset Disposition, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, plus accrued and unpaid interest, including Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company or agent for such Pari Passu Indebtedness shall select Pari Passu Indebtedness to be purchased on a pro rata basis in authorized denominations on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no Additional Interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

Pending the final application of any Net Available Cash pursuant to this covenant, the holder of such Net Available Cash may apply such Net Available Cash temporarily to reduce Indebtedness outstanding under a revolving Debt Facility or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Certain covenants

Effectiveness of covenants

Following the first day:

(a) the Notes have an Investment Grade Rating from both of the Ratings Agencies; and

(b) no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•	“Repurchase at the option of holders — Sales of assets,”

•	“— Limitation on indebtedness,”

•	“— Limitation on restricted payments,”

•	“— Limitation on restrictions on distributions from restricted subsidiaries,”

•	“— Limitation on affiliate transactions,” and

•	Clause (4) of “— Merger and consolidation”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default (as defined below) occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “Limitation on indebtedness” or one of the clauses set forth in the second paragraph of “Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “Limitation on indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph of “Limitation on indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “— Limitation on restricted payments” will be made as though the covenants described under “— Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on restricted payments.”

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00;

(2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company or any Subsidiary Guarantor Incurred pursuant to Debt Facilities together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount up to $100.0 million less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to clause 3(a) of “Repurchase at the option of holders — Sales of assets” in satisfaction of the requirements of such covenant;

(2) Indebtedness represented by the Notes (including any Subsidiary Guarantee) (other than any Additional Notes) and any exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement (“Exchange Notes”) (including any Subsidiary Guarantee thereof);

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (8), (9), (10), (11), (14), (15) and (16) of this paragraph);

(4) Guarantees by (a) the Company or Subsidiary Guarantors of Indebtedness permitted to be Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Subsidiary Guarantor Subordinated Obligation, then the related Subsidiary Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, and (b) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture;

(5) Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a) if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(6) Indebtedness (x) of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary or (y) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or otherwise in connection with, or in contemplation of, such acquisition; provided, however, that at the time such Person is acquired or such Indebtedness is Incurred, either

(a) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6); or

(b) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries is higher than immediately prior to such acquisition or merger; provided that in the case of clause (y) above only, the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 1.75 to 1.00 after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

(7) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8) Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase of such property, plant or equipment, and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (8), does not exceed $15 million at any one time outstanding;

(9) Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self insurance obligations, performance, bid surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out payments or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of Incurrence;

(12) the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6) and this clause (12) or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity; and

(13) Contribution Indebtedness;

(14) Indebtedness of the Issuers or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(15) Indebtedness of Foreign Subsidiaries of the Issuers in an amount not to exceed $15.0 million at any one time outstanding; and

(16) in addition to the items referred to in clauses (1) through (15) above, Indebtedness or Disqualified Stock of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount or liquidation preference which, when taken together with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (16) and then outstanding, will not exceed $30.0 million at any time outstanding.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6) the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “— Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a) dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock)), including in connection with any merger or consolidation;

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (5) of the second paragraph of the covenant “— Limitation on indebtedness” or

(b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment,

all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default shall have occurred and be continuing (or would result therefrom);

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “— Limitation on indebtedness” covenant; and

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments permitted by clauses (1), (2), (3), (8), (9), (11) and (14) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from October 5, 2009 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of marketable securities or other property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock, Cash Contribution Amount or Excluded Contributions) or other capital contributions subsequent to the Issue Date, other than:

(x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); and

(y) Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of the caption “— Optional redemption”; plus

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than sales to the Company or any Restricted Subsidiary), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the fair market value of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “— Limitation on indebtedness” and constitute Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “— Limitation on indebtedness” and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “Repurchase at the option of holders — Change of control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “Repurchase at the option of holders — Sales of assets” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuers have made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5) any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “Repurchase at the option of holders — Sales of assets”;

(6) dividends, distributions or other amounts paid within 60 days after the date of declaration if at such date of declaration such dividend, distribution or other amount would have complied with this provision;

(7) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any direct or indirect parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors; provided that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $5.0 million in the aggregate during any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of $7.5 million in the aggregate in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in the clauses (a) and (b) of this clause (7) provided, that the Issuers may elect to apply all or any portion of the aggregate increase contemplated by clause (a), (b) or (c) above in any calendar year;

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(10) the declaration and payment of dividends on the Company’s Common Stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s Common Stock), following the first Equity Offering of the Company’s Common Stock (or the Common Stock of any of its direct or indirect parent companies) in a registered public offering after the Issue Date, of up to 6% per annum of the Net Cash Proceeds of such Equity Offering received by or contributed to the Company, other than any Net Cash Proceeds constituting a Cash Contribution Amount or an Excluded Contribution;

(11) the repurchase or redemption of the Company’s Preferred Stock purchase rights, or any substitute therefor, in an aggregate amount not to exceed the product of (a) the number of outstanding shares of Common Stock of the Company and (b) $0.01 per share, as such amount may be adjusted in accordance with the rights agreement relating to the Common Stock of the Company;

(12) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

(13) other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (13) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed $30.0 million;

(14) Investments that are made with Excluded Contributions;

(15) for each taxable year beginning after the Issue Date with respect to which the Company is a partnership for U.S. federal income tax purposes, distributions, advances or other payments to each member, in an amount equal to the product of (1) the portion of the Company’s “taxable income” (as modified below) allocable to such member for such period and (2) the highest combined marginal federal, state and/or local income tax rate applicable to any member for such period; provided that, for purposes of this clause (15), the Company’s “taxable income” for any period shall be computed (1) without any deduction for any interest expense attributable to any indebtedness of the Company used to finance distributions (as determined in accordance with Treasury Regulation Section 1.163-8T) or any indebtedness treated as having refinanced any such indebtedness, or any other interest expense incurred by the Company, that, in each case, is not treated as deductible for federal income tax purposes by each member of the Company, and (2) for the avoidance of doubt, by including any increases to taxable income as a result of any tax examination, audit or other adjustment, whether for taxable years ended prior to or after the Issue Date;

(16) the payment of dividends, other distributions or other amounts by the Issuers to, or the making of loans to, any direct or indirect parent, in the amount required for such parent to, if applicable:

(a) pay amounts equal to the amounts required for any direct or indirect parent of the Issuers to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Issuers, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuers, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuers, if applicable, and the Restricted Subsidiaries; and

(b) pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Issuers, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to the Issuers or any of the Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuers or any of the Restricted Subsidiaries Incurred in accordance with the covenant described under “— Limitation on indebtedness”; and

(17) the payment of cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the payment of fees and expenses owed by the Company or any direct or indirect parent company of the Company, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under “— Limitation on affiliate transactions”;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (8), (12), (13), (14) and (17), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value, as determined in good faith by the Board of Directors of the Company, on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. Such determination of fair market value shall be based upon an opinion or appraisal issued by an Independent Financial Adviser if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $20.0 million. The fair market value of any cash Restricted Payment shall be its face amount. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “— Limitation on restricted payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Subsidiary Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and related Subsidiary Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions pursuant to the Senior Credit Facility and related documentation and other agreements in effect at or entered into on the Issue Date;

(b) the Indenture, the Notes, the Exchange Notes and the Subsidiary Guarantees;

(c) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

(d) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (a), (b), (c) of this paragraph or this clause (d); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive, taken as a whole, than the encumbrances and restrictions contained the agreements referred to in clauses (a), (b) or (c) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(e) in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “— Limitation on liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(f) purchase money obligations and Capitalized Lease Obligations permitted under the Indenture that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(g) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Company or the relevant Restricted Subsidiary, as applicable, are necessary to effect such Qualified Receivables Transaction;

(h) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(j) any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(k) any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(l) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(m) agreements, encumbrances or restrictions, including agreements and instruments governing debt instruments or other debt arrangements Incurred or Preferred Stock issued by Subsidiary Guarantors in accordance with “— Limitation on indebtedness,” that are either (A) not more restrictive, taken as a whole, than those applicable to the Company in either the Indenture or the Senior Credit Facility on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level) or (B) will not materially affect the Issuers ability to make anticipated principal or interest payments on the notes (as determined in good faith by the Company); and

(n) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $2.5 million unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company or by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

The preceding paragraph will not apply to:

(1) any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “— Limitation on indebtedness”;

(2) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on restricted payments” and the definition of “Permitted Investments”;

(3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

(4) the payment of reasonable and customary fees paid to and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(5) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business, in an aggregate amount not in excess of $3.0 million (without giving effect to the forgiveness of any such loan);

(6) any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Company when taken as a whole than the terms of the agreements in effect on the Issue Date;

(7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Company when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the good faith determination of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(10) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(11) payments by the Company or any Restricted Subsidiary to the Sponsor and any of its Affiliates or any other Affiliate for any investment banking, financing, investment, underwriting, placement agent, financial advisory or similar services, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors, as the case may be;

(12) the payment of management, consulting, monitoring and advisory fees and related expenses and termination fees pursuant to the Sponsor Management Agreement not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Company when taken as a whole as compared to the Sponsor Management Agreement as in effect on the Issue Date);

(13) payments and other transactions pursuant to the License Agreement (the “License Agreement”), dated as of December 19, 2003, between the Company and New Colt Holding Corp. and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Company when taken as a whole as compared to the License Agreement as in effect on the Issue Date);

(14) payments and other transactions pursuant to the First Amended and Restated Sublease Agreement (the “First Amended and Restated Sublease Agreement”), dated as of October 25, 2005, between the Company and Colt’s Manufacturing Company LLC (“CMC”), a Delaware limited liability company and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Company when taken as a whole as compared to the First Amended and Restated Sublease Agreement as in effect on the Issue Date);

(15) payments and other transactions pursuant to the Intercompany Services Agreement (the “Intercompany Services Agreement”), dated as of June 26, 2007, between the Company and CMC and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Company when taken as a whole as compared to the Intercompany Services Agreement as in effect on the Issue Date);

(16) payments and other transactions pursuant to the Match Target Agreements as described elsewhere in this prospectus and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Company when taken as a whole as compared to the Intercompany Services Agreement as in effect on the Issue Date);

(17) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company from a financial point of view or meets the requirements of clause (a) of the preceding paragraph; and

(18) the payment of all fees and expenses related to the Transactions, as disclosed in the prospectus.

SEC reports

Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, to the extent permitted by the Exchange Act, the Issuers will file with the SEC (and make available to the Trustee and the Holders, without cost to any Holder within 15 days after the Company files them with the SEC), from and after the Issue Date, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms; provided that notwithstanding the foregoing, (A) other than with respect to information required to be delivered pursuant to Rule 144A(d)(4), the first report (other than the one referred to in clause (B) below) required to be delivered shall be the quarterly report with respect to the fiscal quarter ending April 2, 2010, (B) with respect to the fiscal year of the Company ending December 31, 2009, the only obligation of the Issuers under this covenant shall be to deliver financial statements of the Company for such fiscal year audited by the Company’s independent registered accounting firm, including the report from the Company’s independent registered accounting firm, together with the “Management’s discussion and analysis of financial condition and results of operations” of the Company and its Subsidiaries within 90 days of the end of such fiscal year and (C) until the effectiveness of the exchange offer and/or shelf registration statement relating to the Notes (such date, the “Effectiveness Date”), such reports shall prepared on a basis and presented in a level of detail comparable to the financial statements and management discussion and analysis of the results of operations, liquidity and capital resources of the Company and its Subsidiaries contained in the prospectus for the Notes and shall not be required to be compliant with Regulation S-X under the Act.

Subject to the first paragraph hereof, in the event that the Issuers are not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Issuers will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Issuers were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms, which requirement may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant. Until the Effectiveness Date, the Company will hold quarterly conference calls for beneficial owners of, and prospective investors in, the Notes and securities analysts after the Company’s financial statements for the prior fiscal period have been made available; provided that such conference calls shall be held no later than 30 days after the date that such financial statements are required to be made available. No fewer than three business days prior to the date of the conference call required to be held in accordance with the preceding sentence the Company shall issue a press release to the appropriate U.S. wire services announcing the time and the date of such conference call and directing the beneficial owners of, and prospective investors in, the Notes and securities analysts to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain information on how to access such conference call.

If the Issuers have designated any Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, as determined in good faith by senior management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, the Issuers and the Subsidiary Guarantors have agreed that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Issuers and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the Holders as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any direct or indirect parent company of the Company executes a Guarantee of the Notes, the Company may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that (a) subject to the provisions of the first paragraph hereof, such financial statements are accompanied by consolidating financial information for such parent, the Company, the Subsidiary Guarantors, and the Subsidiaries of the Company that are not Subsidiary Guarantors in the manner prescribed by the SEC and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

Merger and consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia;

(2) the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “— Limitation on indebtedness” covenant, or

(b) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) of the following paragraph shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Successor Company’s obligations in respect of the Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the clauses (3) and (4) of the preceding paragraph,

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company,

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia to realize tax or other benefits, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (6), and

(3) the Company may consolidate into, merge with or into or transfer all or part of its properties and assets to any parent company of the Company that (a) is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company and (b) so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased by more than a de minimis amount thereby (any transaction described in clauses (1), (2) and (3) of this sentence, a “Specified Merger/Transfer Transaction”).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into or wind up into (whether or not the Company or the Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets any Person (other than to another Subsidiary Guarantor) unless:

(1) (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Subsidiary Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia and shall assume by written agreement all the obligations of such Subsidiary Guarantor under the Registration Rights Agreement; (b) the Successor Subsidiary Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Notes, the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture; and

(2) the transaction is made in compliance with the covenant described under “Repurchase at the option of holders — Sales of assets” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and this “— Merger and consolidation” covenant.

Subject to certain limitations described in the Indenture, the Successor Subsidiary Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and the Subsidiary Guarantee of such Subsidiary Guarantor. Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company or merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in a state or territory of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company (including any disposition by means of any merger, consolidation or similar transaction), which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Company and a Subsidiary Guarantor, as the case may be, will be released from its obligations under the Indenture and its Subsidiary Guarantee, as the case may be, and the Successor Company and the Successor Subsidiary Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Subsidiary Guarantor, as the case may be, under the Indenture and such Subsidiary Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes and a Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.

Future subsidiary guarantors

The Company will cause each Restricted Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest, including Additional Interest, if any, in respect of the Notes on a senior basis and all other obligations under the Indenture.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under “— Subsidiary guarantees.”

Events of default

Each of the following is an Event of Default:

(1) default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement), if any, on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Issuers or any Subsidiary Guarantor to comply with its obligations under “Certain covenants — Merger and consolidation”;

(4) failure by the Issuers to comply for 30 days after notice as provided below with any of its obligations under the covenants described under “Repurchase at the option of holders — Change of control” above or;

(5) failure by the Issuers to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuers or any of its Restricted

Subsidiaries), other than Indebtedness owed to the Issuers or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more (or its foreign currency equivalent);

(7) certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) failure by the Issuers or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final (the “judgment default provision”);or

(9) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by written notice to the Issuers, specifying the Event of Default, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuers and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “— Events of default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Issuers or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers are also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Issuers are taking or proposing to take in respect thereof.

Amendments and waivers

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes issued thereunder may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “— Optional redemption,” “Repurchase at the option of holders — Change of control” or “Repurchase at the option of holders — Sales of assets” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of “Change of Control” and “Permitted Holder”);

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder to receive payment of principal of, premium, if any, or interest, including Additional Interest, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) modify the Subsidiary Guarantees in any manner adverse to the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Issuers, the Subsidiary Guarantors and the Trustee may amend the Indenture and the Notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity of the obligations of the Issuers or any Subsidiary Guarantor under the Indenture;

(3) provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to comply with the rules of DTC;

(5) add Subsidiary Guarantors with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(6) secure the Notes;

(7) add covenants of the Issuers or Events of Default for the benefit of, or to make changes that would provide additional rights to, the Holders or to surrender any right or power conferred upon the Issuers or any Subsidiary Guarantor;

(8) make any change that does not adversely affect the legal rights under the Indenture of any Holder;

(9) comply with any requirement of the SEC in connection with any required the qualification of the Indenture under the Trust Indenture Act;

(10) evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11) provide for the issuance of Additional Notes and of Exchange Notes or private exchange notes (which shall be identical to Exchange Notes except that they will not be freely transferable) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(12) conform the text of the Indenture, the Subsidiary Guarantees or the Notes or to any provision of this “Description of the Registered Notes” to the extent that such provision in this “Description of the Registered Notes” is intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees;

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(14) to add the Guarantee of a direct parent of the Company with respect to the Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Issuers are required to mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

The Issuers may, at any time, elect to have all of their obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“legal defeasance”) except for:

(1) the rights of Holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the legal defeasance provisions of the Indenture.

If the Issuers exercise the legal defeasance option, the Guarantees in effect at such time will terminate.

The Issuers at any time may terminate their obligations described under “Repurchase at the option of holders” and under the covenants described under “— Certain covenants” (other than “— Merger and consolidation”), the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “— Events of default” above and the limitations contained in clause (3) under “— Certain covenants — Merger and consolidation” above (“covenant defeasance”).

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “— Events of default” above or because of the failure of the Company to comply with clause (4) under “— Certain covenants — Merger and consolidation” above.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest, including Additional Interest, if any, due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of legal defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of the Restricted Subsidiaries is a party or by which the Issuers or any Restricted Subsidiaries are bound;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(6) the Issuers must deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Issuers under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(8) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with; provided that the Opinion of Counsel required by this clause (8) with respect to a legal defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or instrument to which the Issuers or any Subsidiary Guarantor is a party or by which the Issuers are bound;

(3) the Issuers have paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

No director, Officer, employee, incorporator or stockholder of the Issuers or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Issuers or the Subsidiary Guarantors under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the trustee

Wilmington Trust FSB is the Trustee under the Indenture and has been appointed by the Issuers as registrar and paying agent with regard to the Notes.

The Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder has offered to the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(a) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “Repurchase at the option of holders — Sales of assets” and “Certain covenants — Limitation on affiliate transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on November 15, 2013, (each such redemption price being described under “Optional Redemption”) plus (ii) all required interest payments due on such Note through November 15, 2013 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) a disposition of inventory in the ordinary course of business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “Certain Covenants — Merger and consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary (other than a Receivables Entity);

(7) for purposes of “Repurchase at the option of holders — Sales of assets” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to “Certain covenants — Limitation on restricted payments”;

(8) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(9) dispositions of assets in a single transaction or a series of related transactions with an aggregate fair market value of less than $2.5 million; provided that the aggregate fair market value of such dispositions shall not exceed $5.0 million in the aggregate during any fiscal year;

(10) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption “Certain covenants — Limitation on indebtedness”;

(13) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(14) foreclosure on assets;

(15) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(16) the licensing or sublicensing of intellectual property pursuant to manufacturing license agreements or technical assistance agreements with certain foreign governments, or otherwise in accordance with the International Traffic in Arms Regulations.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any Subsidiary Guarantor as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A 2” or the equivalent thereof by S&P or “P 2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Change of Control” means:

(1) prior to the first public offering of Common Stock of the Company, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as (x) the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity) or (y) no “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), beneficially owns, directly or indirectly, a larger percentage of the voting power of the Voting Stock of the parent entity than the Permitted Holders;

(2) on the date of or after the first public offering of Common Stock referred to in clause (1), (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(3) the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than transactions with a Permitted Holder; or

(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, no Specified Merger/Transfer Transaction, as described above under “Merger and consolidation,” shall constitute a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness outstanding during such four fiscal quarters under any revolving Debt Facility existing on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary has made or will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company,

division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company (including, without limitation, pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation expense; plus

(d) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”; plus

(e) other non cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(2) the amount of any restructuring charges or expenses deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date; plus

(3) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to Sciens Management, L.L.C. or any other Affiliate to the extent permitted under the Indenture; plus

(4) any expenses or charges (other than any consolidated depreciation or amortization expense) related to any issuance of Capital Stock, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the related transactions described in this prospectus, (ii) any amendment or other modification of the Notes or other Indebtedness, (iii) any additional interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including interest expense) related to any Qualified Receivables Transaction;

(5) decreased (without duplication) by non cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), and

(6) increased or decreased by (without duplication) the following items reflected in Consolidated Net Income:

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133;

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

(c) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (e) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (e) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense, but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6) net costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; less

(9) interest income for such period.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.

Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that on an after-tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded, except that:

(a) subject to the limitations contained in clauses (5) and (6) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause 4(c)(i) of “Certain Covenants — Limitation on restricted payments,” any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company shall be excluded, except that:

(a) subject to the limitations contained in clauses (5) and (6) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded;

(4) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(5) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company shall be excluded;

(6) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments or any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk shall be excluded;

(7) any extraordinary gain or loss shall be excluded; and

(8) an amount equal to the amount of tax distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clauses (15) or (16) of the second paragraph under “— Certain covenants — Limitation on restricted payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period; and

(9) the cumulative effect of a change in accounting principles shall be excluded.

“Contribution Indebtedness” means Indebtedness of the Issuers or any Subsidiary Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuers or such Subsidiary Guarantor after the Issue Date; provided that:

(1) such Contribution Indebtedness shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and

(2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any

Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company or its Subsidiaries, as applicable, may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Repurchase at the option of holders — Change of control” and “Repurchase at the option of holders — Sales of assets” and such repurchase or redemption complies with “Certain covenants — Limitation on restricted payments.”

“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Investment Grade Securities received by the Issuers after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuers,

in each case designated on or before the date such amounts are received by the Issuers as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuers, which amounts are excluded from the calculation set forth in clause (c) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith; provided that if the fair market value exceeds $20.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash consideration).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the Subsidiary Guarantor or obligor);

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the Subsidiary Guarantor or obligor); and

(9) to the extent not otherwise included in this definition and would otherwise appear as a liability on a balance sheet prepared in accordance with GAAP, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “Certain covenants — Limitation on restricted payments,”

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB-(or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Issue Date” means November 10, 2009.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements); provided that the cash proceeds of an Equity Offering by a direct or indirect parent of the Company shall not be deemed Net Cash Proceeds, except to the extent such cash proceeds are contributed to the Company.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a Subsidiary Guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Holders” means Sciens Management, L.L.C. and its Affiliates and members of management of the Company on the Issue Date who are Holders of equity interests of the Company. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the Indenture) will thereafter constitute additional Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) a Restricted Subsidiary (other than a Receivables Entity);

(2) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $3.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Repurchase at the option of holders — Sales of assets” or any other disposition of assets not constituting an Asset Disposition;

(9) Investments in existence on the Issue Date;

(10) Currency Agreements, Interest Rate Agreements , Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants — Limitation on indebtedness”;

(11) Guarantees issued in accordance with “Certain covenants — Limitations on indebtedness”;

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(14) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (14), in an aggregate amount at the time of such Investment not to exceed $15.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

(15) Investments the payment for which consists of equity interests of the Company (other than Disqualified Stock) or any direct or indirect parent company of the Company, as applicable; provided, however, that such equity interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments”;

(16) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (5) and (17) of such paragraph);

(17) any Investment by Restricted Subsidiaries of the Company in other Restricted Subsidiaries of the Company;

(18) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(19) additional Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed $5.0 million at any one time outstanding; and

(20) Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and related Hedging Obligations and related banking services or cash management obligations (including any fees, expenses and other amounts payable pursuant thereto) and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company permitted to be Incurred under the Indenture in an aggregate principal amount not to exceed an amount equal to (x) the amount set forth under the provisions described in clause (1) of the second paragraph under “Certain covenants — Limitation on indebtedness”) and (y) an additional amount of Indebtedness such that, as of such date, and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuers and the Restricted Subsidiaries to exceed 2.0 to 1.0;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is permitted under the Indenture;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (8) or (15) of the second paragraph of the covenant described under “Certain Covenant — Limitation on indebtedness”; provided that (x) in the case of clause (8) referred to above, such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof and (y) in the case of clause (15), such Lien extends only to the Capital Stock and/or assets of the Foreign Subsidiaries;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide a lien to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on assets, property or shares of stock of a Person at the time the Company or a Restricted Subsidiary acquired by such Person, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17) Liens securing the Notes and Subsidiary Guarantees;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in favor of the Company or any Restricted Subsidiary;

(21) Liens under industrial revenue, municipal or similar bonds;

(22) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(23) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $5.0 million;

(24) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(25) deposits made in the ordinary course of business to secure liability to insurance carriers;

(26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(27) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries pursuant to which the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries, and any assets related thereto including, without limitation, all liens securing such Receivables, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Rating Agency” means each of S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries makes an Investment and to which the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is Guaranteed by the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which none of the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company, such direct or indirect parent of the Company or such Restricted Subsidiary, as applicable, than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which none of the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company, or the board of directors of the direct or indirect parent of the Company, as applicable, shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company, or the board of directors of the direct or indirect parent of the Company, as applicable, giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Subsidiary Guarantor.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of:

(i) the sum of (A) $100.0 million and (B) the aggregate amount of Indebtedness (other than amounts Incurred pursuant to clause (1) of the second paragraph of the covenant described under “Certain covenants — Limitation on indebtedness) of such Person and its Restricted Subsidiaries secured by a Lien as of such date of calculation (determined on a consolidated basis in accordance with GAAP), to

(ii) Consolidated EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred and in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Credit Agreement, dated as of the Issue Date, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified or supplemented from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Senior Credit Facility or one or more other credit or other agreements or indentures entered into from time to time).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the manufacture and sale of firearms, ammunition and accessories related thereto, or the activities of the Company and its Subsidiaries as of the Issue Date, or any business or activity that is reasonably similar thereto, including, but not limited to, training, logistics or any business or activity directed toward law enforcement, governments and government agencies, United States or foreign militaries or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with Sciens Management, L.L.C. and the Company, as amended, restated or modified from time to time (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Company when taken as a whole as compared to the Sponsor Management Agreement as in effect on the Issue Date).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in securitization of Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person, (3) one or more Subsidiaries of such Person or (4) any Person that is consolidated in the consolidated financial statements of such Person in accordance with GAAP. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means each domestic Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transactions” means this offering of Notes, the entering into of the Senior Credit Facility and the repayment of indebtedness described in this prospectus.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 15, 2013; provided, however, that if the period from the redemption date to November 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2 all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants — Limitation on restricted payments”;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and, either (x) the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “Certain covenants — Limitation on indebtedness” covenant on a pro forma basis taking into account such designation or (y) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation;

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of an outstanding note for a registered note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable gain or loss as a result of exchanging an outstanding note for a registered note pursuant to the exchange offer, (2) your holding period for a registered note will include your holding period for the outstanding note exchanged therefor, and (3) your tax basis in the registered note will be the same as your tax basis in the outstanding note exchanged therefor.

This following discussion summarizes the material U.S. federal income tax consequences of an exchange of an outstanding note for a registered note pursuant to the exchange offer. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This summary applies only to a person who holds the outstanding note and the registered note as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The effect of any state, local or non-U.S. tax laws is not discussed in this summary.

CERTAIN ERISA CONSIDERATIONS

To ensure compliance with U.S. Internal Revenue Service Circular 230, holders of the notes are hereby notified that any discussion of tax matters set forth in this summary was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any holder, for the purpose of avoiding tax-related penalties under federal, state or local law. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans that are subject to Title I of ERISA, as well as individual retirement accounts and other plans subject to Section 4975 of the Code or any entity deemed to hold assets of a plan subject to Title I of ERISA or Section 4975 of the Code (each of which we refer to as a “Plan”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code, or “Parties in Interest,” with respect to such Plans. If we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan may be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there were some other basis on which the transaction was not prohibited.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

Accordingly, the notes may not be sold, exchanged or transferred to, and each purchaser, holder or transferee, by its purchase, exchange or holding of such notes, shall be deemed to have represented and covenanted that it is not purchasing, exchanging or holding the notes for or on behalf of, a Plan or other plan subject to similar law, except that such purchase or exchange for or on behalf of a Plan or other plan subject to similar law shall be permitted to the extent that such purchase or exchange will not give rise to a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable or which is not otherwise prohibited under ERISA, Section 4975 of the Code or the provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA and the Code and any other provision under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code and the availability of exemptive relief applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

The staff of the SEC has taken the position that any broker-dealer that receives registered notes for its own account in the exchange offer in exchange for the outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such registered notes.

Each broker-dealer that receives registered notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for the outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days after the date of this prospectus and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the registered notes. Any broker-dealer that resells registered notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of registered notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the registered notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the registered notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the registered notes offered hereby will be passed upon by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2010 and December 31, 2009 and for each of the two years in the period ended December 31, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2008 included in this prospectus have been so included in reliance on the report of UHY LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

Each holder of outstanding notes will be provided a copy of this prospectus and any related amendments or supplements to this prospectus. Each person receiving this prospectus acknowledges that (1) such person has been afforded an opportunity to request from us and to review, and has received, all additional information considered by that person to be necessary to verify the accuracy and completeness of the information in this prospectus and (2) except as provided pursuant to (1) above, no person has been authorized to give any information or to make any representation concerning the registered notes offered by this prospectus other than those contained in this prospectus and, if given or made, such other information or representation should not be relied upon as having been authorized by us.

Colt Defense LLC is a Delaware limited liability company. Colt Finance Corp. is a Delaware corporation. Our principal executive offices are located at 547 New Park Avenue, West Hartford, Connecticut 06110. Our telephone number is (860) 232-4489.

Following the consummation of this exchange offer, we file certain reports with the Securities and Exchange Commission (the “SEC”), including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains the reports, proxy and information statements and other information that is filed electronically with the SEC. Our website address is www.colt.com. Please note that our website address is provided as an inactive textual reference only. We will make available free of charge and upon request therefore, electronic or paper copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on our website is not part of this prospectus, and is therefore not incorporated by reference unless such information is specifically referenced elsewhere in this prospectus.

Colt Defense LLC and
Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008

Report of Independent Registered Public Accounting Firm

To the Members and Governing Board of Colt Defense LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in deficit and changes in cash flows present fairly, in all material respects, the financial position of Colt Defense LLC and its Subsidiaries (the “Company”) at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
March 21, 2011

Report of Independent Registered Public Accounting Firm

The Members of Colt Defense LLC:

We have audited the accompanying consolidated statements of operations, changes in deficit, and cash flows of Colt Defense LLC and Subsidiaries (collectively, the “Company”) for the year ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of the Company’s operations and their cash flows for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

New Haven, Connecticut
October 22, 2009
Except for Note 3
as to which the date
is March 18, 2011

Colt Defense LLC and Subsidiaries
Consolidated Balance Sheets
For the Years Ended December 31, 2010 and 2009

	2010	2009
	(In thousands of dollars)

ASSETS
Current assets:
Cash and cash equivalents	$61,444	$72,705
Restricted cash	671	1,136
Accounts receivable, net	15,218	20,328
Inventories	31,641	35,448
Other current assets	2,709	2,678

Total current assets	111,683	132,295
Property and equipment, net	21,741	17,919
Goodwill	11,622	11,245
Intangible assets with finite lives	7,484	7,942
Deferred financing costs	9,452	12,541
Other assets	2,277	2,160

Total assets	$164,259	$184,102

LIABILITIES AND DEFICIT
Current liabilities:
Current portion of long-term debt	$—	$15
Current portion capital lease obligations	1,229	1,146
Accounts payable	9,180	14,385
Accrued expenses	7,270	7,007
Pension and retirement obligations — current portion	2,243	1,989
Accrued interest	2,862	3,214
Customer advances and deferred income	9,185	6,927
Accrued distributions to members	15,606	2,645

Total current liabilities	47,575	37,328
Long-term debt, less current portion	246,838	246,520
Capital lease obligations	1,148	2,377
Pension and retirement liabilities	11,911	11,318
Other long-term liabilities	346	446

Total long-term liabilities	260,243	260,661

Total liabilities	307,818	297,989

Commitments and Contingencies (Note 12)
Deficit:
Accumulated deficit	(136,911)	(107,644)
Accumulated other comprehensive loss	(6,648)	(6,147)

Total Colt Defense LLC members’ deficit	(143,559)	(113,791)
Non-controlling interest	—	(96)

Total deficit	(143,559)	(113,887)

Total liabilities and deficit	$164,259	$184,102

The accompanying notes are an integral part of these consolidated financial statements.

Colt Defense LLC and Subsidiaries

Consolidated Statements of Operations
For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(In thousands of dollars)

Net sales	$175,805	$270,163	$269,119
Cost of sales	131,383	183,765	179,797

Gross profit	44,422	86,398	89,322
Selling and commissions	9,344	8,653	5,142
General and administrative	16,157	13,359	13,207
Amortization of purchased intangibles	548	525	593

	26,049	22,537	18,942

Operating income	18,373	63,861	70,380

Other expense (income):
Interest expense	24,598	18,845	19,266
Debt prepayment expense	1,246	11,687	—
Other expenses, net	411	1,779	872

	26,255	32,311	20,138

(Loss) income from continuing operations before provision for foreign income taxes	(7,882)	31,550	50,242
Provision for foreign Income taxes	2,659	2,320	1,097

(Loss) income from continuing operations	(10,541)	29,230	49,145
Discontinued operations:
(Loss) income from discontinued operations	(665)	243	(4,914)
(Loss) on disposal of discontinued operations	(208)	—	—

Net (loss) income	$(11,414)	$29,473	$44,231

Less: Net (loss) income from discontinued operations attributable to non-controlling interest	(84)	75	(47)

Net (loss) income attributed to Colt Defense LLC members	$(11,330)	$29,398	$44,278

The accompanying notes are an integral part of these consolidated financial statements.

Colt Defense LLC and Subsidiaries
Consolidated Statements of Changes in Deficit
For the Years Ended December 31, 2010, 2009 and 2008

			Accumulated
		Accumulated	Other	Non-
	Member	Members’	Comprehensive	Controlling
	Units	Deficit	Loss	Interest	Total
	(In thousands of dollars)

Balance, December 31, 2007	135,993	$(143,862)	$(5,660)	$(124)	$(149,646)
Tax distributions to members	—	(17,508)	—	—	(17,508)
Common unit compensation	—	45	—	—	45
Net income (loss)	—	44,278	—	(47)	44,231
Other comprehensive income/(loss):
Pension liability	—	—	(2,899)	—	(2,899)
Interest rate swap	—	—	(4,326)	—	(4,326)
Foreign currency translation	—	—	(3,157)	—	(3,157)

Comprehensive income	—	—	—	—	33,849

Balance, December 31, 2008	135,993	(117,047)	(16,042)	(171)	(133,260)
Purchase of common units	(3,819)	(5,000)	—	—	(5,000)
Tax distributions to members	—	(14,995)	—	—	(14,995)
Net income	—	29,398	—	75	29,473
Other comprehensive income/(loss):
Post-retirement health liability	—	—	(388)	—	(388)
Pension liability	—	—	611	—	611
Interest rate swap	—	—	6,992	—	6,992
Foreign currency translation	—	—	2,680	—	2,680

Comprehensive income	—	—	—	—	39,368

Balance, December 31, 2009	132,174	(107,644)	(6,147)	(96)	(113,887)
Tax distributions to members	—	(2,331)	—	—	(2,331)
Distributions to members	—	(15,606)	—	—	(15,606)
Disposal of non-controlling interest	—	—	—	180	180
Net loss	—	(11,330)	—	(84)	(11,414)
Other comprehensive income/(loss):
Post-retirement health liability	—	—	(953)	—	(953)
Pension liability	—	—	(864)	—	(864)
Foreign currency translation	—	—	1,316	—	1,316

Comprehensive loss	—	—	—	—	(11,915)

Balance, December 31, 2010	132,174	$(136,911)	$(6,648)	$—	$(143,559)

The accompanying notes are an integral part of these consolidated financial statements

Colt Defense LLC and Subsidiaries

Consolidated Statements of Changes in Cash Flows
For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(In thousands of dollars)

Operating Activities
Net (loss) income	$(11,414)	$29,473	$44,231
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Loss (income) from discontinued operations	873	(243)	4,914
Depreciation and amortization	4,562	3,739	3,730
Prepaid financing fees and other prepaid expenses	1,918	1,502	1,265
Deferred foreign income taxes	(2)	(52)	178
Loss (gain) on disposal of property and equipment	11	(60)	(92)
Amortization of debt discount	318	—	1,303
Debt prepayment expense	1,246	11,687	—
Amortization of deferred income	(188)	(188)	(188)
Common unit compensation expense	—	—	45
Changes in operating assets and liabilities:
Accounts receivable	5,501	(11,970)	6,791
Inventories	3,901	(8,518)	(6,737)
Prepaid expenses and other assets	(198)	(928)	(696)
Accounts payable and accrued expenses	(5,052)	7,476	812
Accrued pension and retirement liabilities	(970)	(475)	(2,635)
Other	1,898	1,785	921

Net cash provided by (used in) operating activities:
Continuing operations	2,404	33,228	53,842
Discontinued operations	(732)	922	(1,750)

Net cash provided by operating activities	1,672	34,150	52,092

Investing Activities
Purchases of property and equipment	(7,440)	(6,768)	(3,200)
Proceeds from sale of property	—	60	93
Change in restricted cash	465	(659)	(11)

Net cash provided by (used in) investing activities:
Continuing operations	(6,975)	(7,367)	(3,118)
Discontinued operations	14	(2)	(48)

Net cash used in investing activities	(6,961)	(7,369)	(3,166)

Financing Activities
Issuance of senior notes	—	246,477	—
Debt issuance costs	(75)	(12,848)	(302)
Debt prepayment	—	(5,985)	—
Term loan and note repayments	—	(132,157)	(2,168)
Subordinated note repayments	—	(58,127)	—
Capital lease obligation payments	(1,146)	(1,259)	(1,240)
Tax distributions paid to members	(4,976)	(14,729)	(16,188)
Purchase of common units	—	(5,000)	—

Net cash (used in) provided by financing activities:
Continuing operations	(6,197)	16,372	(19,898)
Discontinued operations	(15)	(19)	(353)

Net cash provided by (used in) financing activities	(6,212)	16,353	(20,251)

Effect of exchange rates on cash	240	323	303

Change in cash and cash equivalents	(11,261)	43,457	28,978
Cash and cash equivalents, beginning of period	72,705	29,248	270

Cash and cash equivalents, end of period	$61,444	$72,705	$29,248

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$22,817	$14,296	$16,722
Foreign income taxes	3,313	1,152	978

The accompanying notes are an integral part of these consolidated financial statements

Colt Defense LLC and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands of dollars, except unit and per unit data)

1.	Nature of Business

We are one of the world’s leading designers, developers and manufacturers of small arms weapons systems for individual soldiers and law enforcement personnel, and have been expanding our portfolio of products and services to meet evolving military and law enforcement requirements around the world.

We are a global supplier of small arms weapons and have been a leading supplier of these systems to the U.S. military since the Mexican-American War in 1847 and have supplied our products to international customers for nearly as long. We historically have been the U.S. military’s sole supplier of the M4 carbine, the U.S. Army’s standard issue rifle, the Canadian military’s exclusive supplier of the C8 carbine and C7 rifle, and have supplied small arms weapons systems to U.S., Canadian, and foreign law enforcement agencies. Our development and sales of M4 carbines and M16 rifles, have resulted in a global installed base of more than 7 million of these small arms weapons systems. Our expertise in developing small arms weapons systems enables us to integrate new technologies and features into the large installed base, and diversify our revenue sources by adding related products and services, investing in new technologies and seeking strategic acquisitions, co-production opportunities and other alliances.

2.	Summary of Significant Accounting Policies

Basis of Accounting and Consolidation

The accompanying consolidated financial statements are prepared in accordance with the accounting principles generally accepted in the United States of America (U.S. GAAP). Our consolidated financial statements include the accounts of Colt Defense LLC and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Reclassification of Prior Period Amounts

Certain prior period amounts have been reclassified to conform to the current year’s presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments in highly liquid debt instruments with original maturities of three months or less at the date of purchase are considered cash equivalents.

Restricted cash at December 31, 2010 and 2009 consists of funds deposited to secure standby letters of credit primarily for foreign-based sales performance guarantees.

Revenue, Accounts Receivable and Credit Policies

We recognize revenue when evidence of an arrangement exists, delivery of the product or service has occurred and title and risk of loss have passed to the customer, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured. For certain “bill and hold” sales to the U.S. and Canadian governments, such sales and related accounts receivable are recognized upon inspection and acceptance of the rifles, including title transfer, by a government official and after we place the accepted rifles in a government approved location at our premises where they are held waiting shipping instructions. Such bill and hold sales at December 31, 2010, 2009 and 2008 were $9,026, $590 and $1,283, respectively. As of

December 31, 2010 and 2009, the receivables related to such bill and hold sales have been fully paid by the governments.

At the inception of a contract that has multiple deliverables, we evaluate the deliverables to determine if multiple elements can be separated into different units of accounting. A deliverable would be segmented and considered a separate unit of accounting, if the deliverable item has stand-alone value to the customer and if there is objective and verifiable evidence of fair value of the undelivered items. Separate contracts with the same entity that are entered into at or near the same time are presumed to have been negotiated as a package and are combined and accounted for as a single arrangement. We have not segmented any contracts. We had no contracts with multiple deliverables for the periods presented.

We account for revenues and earnings under one long-term government contract/program with interrelated multiple elements (procurement of parts, manufacturing and refurbishment services) using concepts of proportionate performance. This contract effects reported results for all periods presented. We estimate the total profit on this contract as the difference between the total estimated revenue and total estimated cost of the contract and recognizes that profit over the remaining life of the contract using an output measure (the ratio of rifles completed to the total number of rifles to be refurbished under the contract). We compute an earnings rate for this contract, including general and administrative expense, to determine operating earnings. We review the earnings rate quarterly to assess revisions in contract values and estimated costs at completion. Any changes in earnings rates and recognized contract to date earnings resulting from these assessments are made in the period the revisions are identified. Contract costs include production costs, related overhead and allocated general and administrative costs. Amounts billed and collected on this contract in excess of revenue recorded are reflected as customer advances in the consolidated balance sheets.

Anticipated contract losses are charged to operations as soon as they are identified. Anticipated losses cover all costs allocable to the contracts, including certain general and administrative expenses. When we have a customer claim, revenue arising from the claims process is either recognized as revenue or as an offset against a potential loss only when the amount of the claim can be estimated reliably and its realization is probable. We had no claims recorded at any year-end presented.

Credit is extended based on an evaluation of each customer’s financial condition. Generally, collateral is not required, other than in connection with foreign sales. For foreign sales, we typically ship products only after the receipt of a documentary letter of credit or prepayment.

Credit losses are provided for, primarily using a specific identification basis. Once a customer is identified as high risk based on the payment history and credit worthiness, we will provide an allowance for the estimated uncollectible portion. Accounts are considered past due based on the original invoice date. Write-offs of uncollectible accounts receivable occur when all reasonable collection efforts have been made. Neither provisions nor write-offs were material for any period presented. Our allowance for doubtful accounts at December 31, 2010 was $216 and at December 31, 2009 was $523.

Total

Balance at December 31, 2008	$9
Additions charged to expense	516
Deduction	—
Write-off of receivable	(2)

Balance at December 31, 2009	$523
Additions charged to expense	—
Deductions	(307)

Balance at December 31, 2010	$216

Accounts receivable represent amounts billed and currently due from customers. There are no material amounts not expected to be collected within one year from the balance sheet date.

Inventories

Inventories are stated at the lower of cost, determined using the first-in, first-out method or market. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventories. We review market value based on historical usage and estimates of future demand. Based on these reviews, inventory write-downs are recorded, as necessary, to reflect estimated obsolescence, excess quantities and market value.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of building and equipment (including assets recorded under capital leases) and amortization of leasehold improvements are computed using the straight-line method over the estimated useful life of the assets, for leasehold improvements, over the life of the lease term if shorter. Depreciation and amortization of property and equipment for the years ended December 31, 2010, 2009 and 2008 was $3,712, $2,940 and $2,855, respectively. We did not enter into any capital leases during 2010 or 2009.

Expenditures that improve or extend the lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Property and equipment consist of:

	December 31,		Estimated
	2010	2009	Useful Life

Land	$362	$344	—
Building	2,029	1,810	33
Machinery and equipment	32,738	24,826	7-10
Furniture, fixtures and leasehold improvements	5,174	4,445	3-5

	40,303	31,425
Less accumulated depreciation and amortization	(19,260)	(15,536)

	21,043	15,889
Construction in process	698	2,030

Property and equipment, net	$21,741	$17,919

Goodwill

Goodwill is tested for impairment annually during the fourth quarter, or when events or circumstances indicate that its value may have declined. Impairment exists when the carrying amount of goodwill exceeds its fair market value. We determine the fair value of each of our reporting units based on a market approach. Using this approach, we select public companies that are comparable to ours and review their revenue and EBITDA to determine comparable multiples which we use to value our business. The comparable companies consist of small capitalization arms manufacturers, U.S. prime contractors and European defense contractors.

During the fourth quarter of 2008, we determined that the goodwill associated with the acquisition of Colt Rapid Mat had been impaired due to declining sales and failure to obtain any commitments for significant sales contracts. Accordingly, we wrote-off $2,631 which represented all of the goodwill associated with the acquisition. This impairment is included in loss from discontinued operations.

There were no impairment indicators of any other goodwill during 2010, 2009 or 2008. Changes in the carrying amount of goodwill are as follow:

Total

Balance at December 31, 2008	$10,263
Effect of foreign currency translation	982

Balance at December 31, 2009	11,245
Effect of foreign currency translation	377

Balance at December 31, 2010	$11,622

As of December 31, 2010, there is an accumulated impairment of $1,245 on the gross book value of $12,867.

Intangible Assets

We review long-lived assets, including intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Impairment losses, where identified, are determined as the excess of the carrying value over the estimated fair value of the long-lived asset. We assess the recoverability of the carrying value of assets held for use based on a review of projected undiscounted cash flows. When long-lived assets are reclassified to “held for sale”, we compare the asset’s carrying amount to its estimated fair value less cost to sell to evaluate impairment. No long-lived assets have been reclassified to held for sale for any period presented.

We had intangible assets with definite lives. The net carrying value of these assets follows:

	As of December 31, 2010
	Amount			Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Life

Customer relationship
Canadian Government	$2,534	$(472)	$2,062	30
Customer relationships other	7,221	(3,731)	3,490	20
Technology-based intangibles	3,610	(1,678)	1,932	15

	$13,365	$(5,881)	$7,484

	As of December 31, 2009
	Gross
	Carrying	Accumulated
	Amount	Amortization	Net

Customer relationship
Canadian Government	$2,405	$(367)	$2,038
Customer relationships other	6,255	(2,483)	3,772
Technology-based intangibles	3,610	(1,478)	2,132

	$12,270	$(4,328)	$7,942

Amortization expense associated with continuing operations for these intangible assets for the years ended December 31, 2010, 2009 and 2008 was $749, $727 and $794, respectively. The Company expects to record annual amortization expense of $739, $707, $676, $645 and $613 for 2011, 2012, 2013, 2014 and 2015, respectively. The Canadian government customer intangible and technology based intangibles are amortized using the straight-line method. The other customers’ intangibles are amortized using the sum of the years’ digits method.

Prepaid License Fee

The prepaid license fee (see Note 11) is being amortized over its initial 20-year term. Amortization expense was $101 in 2010, 2009 and 2008.

Deferred Financing Costs

Deferred financing costs are amortized over the term of the related debt as a component of interest expense.

Warranty Costs

We generally warrant our military products for a period of one year and record the estimated costs of such product warranties at the time the sale is recorded. For direct foreign sales, posting a warranty bond for periods ranging from one to five years is occasionally required. Our estimated warranty costs are based upon actual past experience, our current production environment as well as specific and identifiable warranty. The warranty reserve is included in current accrued expenses in the Consolidated Balance Sheets. In 2010, we favorably settled a specific warranty claim, which was accrued in 2008 and recorded income of $433 related to the settlement which is included in (loss) income from discontinued operation in the Consolidated Statement of Operations. A summary of warranty activity follows:

	2010	2009	2008

Balance, at beginning of period	$527	$572	$204
Net provision charged to operations	(400)	(25)	368
Payments	(11)	(20)	—

Balance, at end of period	$116	$527	$572

Advertising Costs

We expense advertising as incurred. Advertising expense was $774 for the year ended December 31, 2010, $738 for the year ended December 31, 2009 and $444 for the year ended December 31, 2008.

Research and Development Costs

Research and development expenses were $4,536 in 2010, $2,645 in 2009 and $2,547 in 2008.

Costs incurred to develop new products and to enhance existing products are expensed as incurred, and have been included in general and administrative expense.

Self-Funded Medical Plan

We maintain a self-funded employee group medical plan under which the liability is limited by individual and aggregate stop loss insurance coverage. Included in the accompanying financial statements is a liability for reported claims outstanding, as well as an estimate of incurred but unreported claims, based on our best estimate of the ultimate cost not covered by stop loss insurance. The actual amount of the claims could differ from the estimated liability recorded of $419 and $449 at December 31, 2010 and 2009, respectively.

Income Taxes

On January 1, 2007, we adopted the authoritative guidance which clarified the accounting for uncertainty in income taxes recognized in the financial statements. This guidance provides the framework for the recognition threshold and measurement attributes for financial statement disclosures of tax positions taken or expected to be taken on a tax return. The impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. As of December 31, 2010 and 2009, we had no reserves for any uncertain tax position.

Common Unit Compensation Expense (Benefit)

We account for employee unit awards based on the grant date fair value of unit based compensation awards. Compensation expense is recognized over the period during which the employee is required to provide service in exchange for the award.

Since we did not adjust the option award exercise price and the number of units following our July 2007 distributions to unit holders, applicable option grants have been accounted for as variable awards, resulting in adjustments to compensation whenever we determine that the fair value of our Common Units have changed. Unit options have been exercised using non-recourse notes resulting in “in substance options” and variable accounting. As such, each time we determine there has been a change in the fair value of its units, we adjust compensation expense. As of July 2007, all non-recourse notes were repaid and accordingly no subsequent adjustments were required to be made to compensation expense related to non-recourse notes. We also record the portion of distributions paid to employees for units owned through exercise of options pursuant to non-recourse notes as additional compensation expense. As of July 2007, all non-recourse notes were repaid and accordingly no subsequent charges were required to be made to compensation related to distribution to employees for these units.

Derivative Instruments

During 2007, we entered into interest rate swap agreements to hedge the variable-rate characteristics of the term loans outstanding under a previously existing credit facility. These derivative instruments were recorded at fair value and were classified as cash flow hedges. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative is reported as a component of accumulated other comprehensive income or loss. The ineffective portion of the gain or loss was reported in earnings. During 2009 and 2008, there was no ineffectiveness. Net amounts paid or received under the interest rate swap agreement were included in interest expense (See Note 5). We had no derivative instruments outstanding as of December 31, 2010.

Foreign Currency Translation

The functional currency for our Canadian operation is the Canadian dollar. We translate the balance sheet accounts of our Canadian operation at the end-of-period exchange rates and its income statement accounts at the average exchange rates for each month. The resulting foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income or loss, which is included in members’ deficit.

Our Canadian operation is subject to foreign currency exchange rate risk relating to receipts from customers, payments to suppliers and some intercompany transactions in currencies other than the Canadian dollar. As a matter of policy, we do not engage in interest rate or currency speculation. We have no derivative financial instruments to hedge this exposure.

Fair Value Measurements

We adopted the authoritative guidance for fair value measurements and the fair value option for financial assets and financial liabilities as of January 1, 2008. The fair value of an asset or liability is the amount at which the instrument could be exchanged or settled in a current transaction between willing parties where neither is compelled to buy or sell. There was no effect on our financial statements upon adoption of this guidance. The carrying values for cash, accounts receivable, accounts payable, accrued liabilities and other current assets and liabilities approximate their fair values due to their short maturities.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs used to measure fair value fall into the following hierarchy.

Level 1:  Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:  Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3:  Unobservable inputs for the asset or liability.

During 2010 and 2009, we did not have any financial assets and liabilities reported at fair value and measured on a recurring basis or any significant non-recurring measurements of nonfinancial assets and nonfinancial liabilities.

Retirement Benefits

We have pension and other post retirement benefit costs and obligations which are dependent on various assumptions. Our major assumptions relate primarily to discount rates, salary growth, long-term return on plan assets and medical cost trend rates. We base the discount rate assumption on current investment yields of high quality fixed income investments during the retirement benefits maturity period. The salary growth assumptions reflect our long-term actual experience and future and near-term outlook. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment, as well as target asset allocations.

Our medical cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. Actual results that differ from our assumptions are accumulated and are amortized generally over the estimated future working life of the plan participants.

Recent Accounting Pronouncements

Revenue Arrangements with Multiple Deliverables — In September 2009, the accounting standard for the allocation of revenue in arrangements involving multiple deliverables was amended. Current accounting standards require companies to allocate revenue based on the fair value of each deliverable, even though such deliverables may not be sold separately either by the company itself or other vendors. The new accounting standard eliminates i) the residual method of revenue allocation and ii) the requirement that all undelivered elements must have objective and reliable evidence of fair value before a company can recognize the portion of the overall arrangement fee that is attributable to items that already have been delivered. This revised accounting standard will be effective for us beginning January 1, 2011 via prospective transition. Early adoption and retrospective transition are permitted. The adoption of this guidance will not have an impact on our consolidated financial statements.

3.	Discontinued Operations

On December 1, 2010, we closed a non-core business located in Delhi, Louisiana, Colt Rapid Mat, which was engaged in the manufacture and sale of runway repair systems. Accordingly, Colt Rapid Mat is presented as a discontinued operation in the consolidated financial statements. Colt Rapid Mat was a guarantor of our $250,000 senior notes issued November 3, 2009; however, upon dissolution Colt Rapid Mat ceased being a guarantor of our senior notes. No other subsidiaries, domestic or foreign, guarantee our senior notes. There was no buyer for this business and no significant proceeds as most assets were either disposed of or absorbed into other parts of the business. In addition, there were no significant costs nor on-going commitments associated with the closure.

The following table summarizes the components of the discontinued operations for Colt Rapid Mat:

	2010	2009	2008

Net sales	$612	$3,863	$1,257
(Loss) income from discontinued operations	(665)	243	(4,914)

A loss on disposal of discontinued operations of $208 was recognized in 2010 as a result of the disposal of Colt Rapid Mat’s assets. Additionally, included in the (loss) income from discontinued operations in the

Statement of Operations is net loss (income) attributed to non-controlling interest of ($84), $75 and ($47) for the years ended December 31, 2010, 2009 and 2008, respectively.

Included in the December 31, 2009 Consolidated Balance Sheets and Notes to the Consolidated Financial Statements are the following assets and liabilities associated with the discontinued operations:

December 31,
2009

Assets
Cash and cash equivalents	$74
Inventories	370
Other current assets	21
Property and equipment, net	60
Other assets	36

Total assets	$561

Liabilities
Accounts payable	$51
Accrued expenses	517
Current portion of long-term debt	15

Total liabilities	$583

4.	Inventories

Inventories consist of:

	December 31,
	2010	2009

Materials	$19,338	$17,673
Work in process	10,257	13,451
Finished products	2,046	4,324

	$31,641	$35,448

5.	Notes Payable and Long-term Debt

On November 10, 2009, Colt Defense LLC (Parent), our parent company, and Colt Finance Corp, a 100%-owned finance subsidiary of Parent, jointly and severally co-issued $250,000 of unsecured senior notes (“the senior notes”). Proceeds from the offering of senior notes were used to repay the outstanding balances of our then outstanding senior secured credit facility and senior subordinated notes ($189,281), settle outstanding interest rate swap agreements ($5,395), pay a prepayment premium on our senior subordinated notes ($581), pay bank legal costs associated with the prepayment ($9) and pay financing costs ($12,848). The balance of the proceeds was available for general corporate purposes.

Concurrently with the issuance of the senior notes, we entered into a senior secured credit facility, consisting of a $50,000 revolving credit line (the “revolver”). On November 1, 2010, the revolver was amended to provide for a $10,000 letter of credit facility. Costs associated with the financing of $75 were capitalized and will be amortized over the life of the underlying debt.

Senior Notes

The $250,000 senior notes bear interest at 8.75% and mature November 15, 2017. Interest is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2010. We issued the senior notes at a discount of $3,522 from their principal value. This discount will be amortized as additional interest expense over the life of the indebtedness.

No principal repayments are required until maturity. However, in the event of a change in control of our company, we are required to offer to purchase the senior notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest. In addition, the senior notes may be redeemed at our option under certain conditions as follows:

•	at any time prior to November 15, 2012, we may redeem up to 35% of the senior notes with the proceeds of certain equity offerings at a redemption price equal to 108.75% of their principal amount together with accrued unpaid and interest to the date of redemption; and

•	at any time prior to November 15, 2013, we may redeem some or all of the senior notes at a price equal to 100% of their principal amount together with accrued and unpaid interest plus a make whole premium, as defined in the indenture; and

•	on and after November 15, 2013, we may redeem all or, from time to time, a part of the senior notes at the following redemption price (expressed as a percentage of principal amount of the senior notes to be redeemed) plus accrued and unpaid interest, including additional interest, if any on the senior notes to the applicable redemption date if redeemed during the twelve month period beginning on November 15 of the years indicated below:

Year	Percentage

2013	104.375%
2014	102.187%
2015 and thereafter	100.00%

The senior notes are not guaranteed by any of our subsidiaries and do not have any financial condition covenants that require us to maintain compliance with any financial ratios or measurements on a periodic basis. The senior notes do contain non-financial covenants that, among other things, limit our ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens and engage in certain transactions with our affiliates. Under certain circumstances, we are required to make an offer to purchase our senior notes offered hereby at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase with the proceeds of certain asset dispositions. In addition, the indenture restricts our ability to pay dividends or make other Restricted Payments (as defined in the indenture) to our members, subject to certain exceptions, unless certain conditions are met, including that (1) no default under the indenture shall have occurred and be continuing, (2) we shall be permitted by the indenture to incur additional indebtedness and (3) the amount of distributions to our unit holders may not exceed a certain amount based on, among other things, our consolidated net income. Such restrictions are not expected to affect our ability to meet our cash obligations for the next 12 months. The indenture does not restrict the ability to pay dividends or provide loans to the Parent or the net assets of our subsidiaries’, inclusive of the co-issuer Colt Finance Corp, which itself has no subsidiaries. Additionally, the senior notes contain certain cross default provisions with other indebtedness, including the senior secured credit facility, if such indebtness in default aggregates to $20,000 or more.

Revolver (Senior Secured Credit Facility)

From November 10, 2009 through October 31, 2010, the Company was party to a $50,000 revolver. On November 1, 2010, the revolver was amended to provide for a $10,000 letter of credit facility only. The letter of credit facility exists for the sole purpose of supporting our letter of credit requirements. Loans under the letter of credit facility bear interest at our option at a rate equal to LIBOR plus 3.75% or an alternate base rate plus 2.75% (with the base rate defined as the higher of (a) the prime rate or (b) the Federal funds rate plus 0.50% or (c) the one-month LIBOR rate plus 1.00%). The letter of credit facility matures January 31, 2014. Obligations under this facility are secured by substantially all of our assets.

We are subject to a non-financial covenant limiting out maximum capital expenditure made in the ordinary course of business in any year to $10,000, with provisions to carryover up to $5,000 of the unused amounts to the succeeding year. We were in compliance with this non-financial covenant as of and through December 31, 2010.

Prior to November 1, 2010, loans under the $50,000 revolver bore interest at our option at a rate equal to LIBOR plus 3.75% or an alternate base rate plus 2.75% (with the base rate defined as the higher of (a) the prime rate or (b) the Federal funds rate plus 0.50% or (c) the one-month LIBOR rate plus 1.00%). A commitment fee of 0.75% was applied on the unused portion of the revolver. The revolver originally matured January 31, 2014; but was amended on November 1, 2010. The revolver provided for a sub limit of $40,000 for the issuance of letters of credit. The revolver also provided for the capacity to incur additional revolving or term loans in the future subject to the agreement of financial institutions to provide them. Obligations under this revolver were secured by substantially all of our assets.

The outstanding loan balances and weighted average interest rates at December 31, 2010 and 2009 are as follows:

	Year Ended	Weighted	Year Ended	Weighted
	December 31,	Average	December 31,	Average
	2010	Interest Rates	2009	Interest Rates

Senior notes(a)(b)	$246,838	9.0%	$246,520	9.0%
Equipment Indebtedness	—		15

	246,838		246,535
Less: current portion	—		15

	$246,838		$246,520

(a)	$250,000 senior notes are recorded net of unamortized original issue discount of $3,162 at December 31, 2010 and $3,480 at December 31, 2009. Interest expense for 2010 includes $318 of amortization of original issue discount.

(b)	The senior notes bear interest at 8.75%. The effective rate of these notes is 9%, giving effect to the original issue discount.

As of December 31, 2010, there were $632 standby letters of credit outstanding against the $10,000 letter of credit facility. Our long-term debt as of December 31, 2010 matures, in its entirety, in 2017.

Financing Costs

On November 1, 2010, we amended our revolving credit line into a $10,000 Letter of Credit facility. In conjunction with this amendment, we wrote-off unamortized financing costs of $1,246, which is included in debt prepayment costs in the Statement of Operations, and incurred an additional $75 of financing costs which will be amortized over the remaining life of the credit facility. Prior to 2010, in connection with various refinancing or amendments to our credit facilities in 2009 and 2008 we incurred $12,848 and $302 of financing costs, respectively and we wrote-off unamortized financing costs of $5,702 in 2009 attributable to refinanced debt. Amortization of deferred financing costs for years ended December 31, 2010, 2009 and 2008 were $1,835, $1,325 and $1,168, respectively.

Interest Rate Swap

Prior to 2009, we entered into cash flow hedge transactions designed to eliminate the variability of cash flows related to interest payments on our then existing LIBOR-based term loan facility. In connection with the refinancing of our credit facilities in November 2009 all of our interest rate swap agreements were terminated prior to their maturity. Settlement costs of $5,395 were incurred in connection with this termination and the losses in accumulated comprehensive income were released to debt prepayment expense. Monthly variable interest payments of $2,937 were recognized as an increase in interest expense for the year ended December 31, 2009. We have no derivative type instruments outstanding at December 31, 2009 or 2010.

Debt Prepayment Costs

Total debt prepayment costs, which reduced our net income, related to the amendment of our revolving credit line in 2010 and related to the repayment of previously existing indebtedness in 2009, was as follows:

	2010	2009

Settlement of outstanding interest rate swap agreements	$—	$5,395
Prepayment premium on senior subordinated notes	—	581
Write-off of deferred financing costs	1,246	5,702
Other	—	9

	$1,246	$11,687

6.	Lease Obligations

Future minimum lease payments at December 31, 2010 are as follows:

	Capital	Operating
	Leases	Leases

2011	$1,374	$1,068
2012	1,195	903
2013	—	92

Total minimum lease payments	2,569	$2,063

Less amount representing interest	(192)

Present value of net minimum lease payments	$2,377

As of December 31, 2010, machinery and computer equipment with an original cost of $6,641 was recorded under capital leases, with accumulated depreciation of approximately $4,065. Amortization of assets under capital leases is included in depreciation expense. Rent expense under our operating leases was $1,008, $835 and $842 in 2010, 2009 and 2008, respectively. Rent expense for such years is net of $161 for rental income for the portion of the West Hartford facility subleased to Colt’s Manufacturing Company LLC (“Colt’s Manufacturing”), an affiliated company. The Colt’s Manufacturing sublease expires in October 2012. In October 2005, another affiliate of ours purchased the West Hartford manufacturing facility, where we also have our corporate offices. We signed a non-cancelable lease with the affiliate with a seven-year term. Terms of the lease include monthly payments of $63 for the first five years and $69 for the last two years. We are responsible for all related expenses, including taxes, maintenance and insurance. We have a $250 security deposit related to this lease agreement.

7.	Income Taxes

The components of income (loss) from continuing operations before foreign income taxes consisted of:

	December 31,
	2010	2009	2008

United States	$(16,035)	$25,630	$47,742
Foreign	8,153	5,920	2,500

Total	$(7,882)	$31,550	$50,242

As a limited liability company, we are treated as a partnership for U.S. federal and state income tax reporting purposes and therefore, is not subject to U.S. federal or state income taxes. Our taxable income (loss) is reported to our members for inclusion in their individual tax returns. Our Canadian operation files separate income tax returns in Canada. Any year in which U.S. taxable income is allocated to the members and to the extent the Board of Directors determines that sufficient funds are available; distributions to members equal to 45% of the highest taxable income allocated to any one unit shall be made.

The provision (benefit) for foreign income taxes consists of the following:

	December 31,
	2010	2009	2008

Current	$2,661	$2,372	$1,176
Deferred	(2)	(52)	(79)

Total	$2,659	$2,320	$1,097

The difference between our consolidated effective tax rate and the U.S. Federal statutory tax rate, results primarily from U.S. income taxable to our members, the difference between the U.S. and Canadian statutory rates, Canadian non-deductible expenses, and withholding taxes on Canadian interest and royalty expenses.

The components of our deferred income taxes consisted of:

	December 31,
	2010	2009

Deferred tax assets
Reserves	$136	$55
Deferred tax liabilities
Fixed assets	(247)	(209)
Other	(48)	—

Total	$(159)	$(154)

The net long-term deferred tax liability of $247 is included in Other Long-term liabilities and the net current deferred tax asset of $88 is included in current assets.

8.	Pension, Savings and Postretirement Benefits

We have two noncontributory, domestic defined benefit pension plans (the “Plans”) that cover substantially all eligible salaried and hourly U.S. employees.

We also provide certain postretirement health care coverage to retired U.S. employees who were subject to our collective bargaining agreement when they were employees. The cost of these postretirement benefits is determined actuarially and is recognized in our consolidated financial statements during the employees’ active working career.

We recognize the projected liability for our pension benefits and postretirement health care coverage in excess of plan assets. Obligations for both pension and postretirement plans are measured as of our December 31 year-end.

Disclosures related to the pension plans and the postretirement health care coverage follows:

			Post-Retirement
	Pension Plans		Healthcare Coverage
	2010	2009	2010	2009

Projected benefit obligation at beginning of year	$19,110	$18,135	$11,636	$11,263
Service cost	361	401	257	289
Interest cost	1,123	1,109	668	673
Curtailment of salaried plan	—	—	(261)	—
Actuarial loss/(gain)	1,304	1,025	528	27
Benefits paid	(614)	(1,560)	(630)	(616)

Projected benefit obligation at end of year	21,284	19,110	12,198	11,636

Fair value of plan assets at beginning of year	17,439	15,389	—	—
Employer contributions	1,200	1,273	—	—
Actual return on plan assets	1,303	2,337	—	—
Benefits paid	(614)	(1,560)	—	—

Fair value of plan assets at end of year	19,328	17,439	—	—

Unfunded benefit obligation at end of year	$(1,956)	$(1,671)	$(12,198)	$(11,636)

The components of the unfunded benefit obligations of the hourly and salaried defined benefit plans follow:

	2010			2009
	Hourly	Salaried		Hourly	Salaried
	Plan	Plan	Total	Plan	Plan	Total

Projected benefit obligation	$14,285	$6,999	$21,284	$12,811	$6,299	$19,110
Fair value of plan assets	13,462	5,866	19,328	12,123	5,316	17,439

Unfunded benefit obligation	$(823)	$(1,133)	$(1,956)	$(688)	$(983)	$(1,671)

The difference between accumulated benefit obligations and projected benefit obligations as of December 31, 2010 and December 31, 2009 was immaterial.

Effective January 1, 2009, we froze the pension benefits under the salaried defined benefit plans. Accordingly, participants retain the pension benefits already accrued, however no additional benefits will accrue after the effective date of the freeze.

The components of cost recognized in our statement of operations for our pension plans are as follows:

	December 31,
	2010	2009	2008

Service cost	$361	$401	$676
Interest cost	1,123	1,109	1,028
Expected return on assets	(1,389)	(1,244)	(1,267)
Amortization of unrecognized prior service costs	170	170	260
Amortization of unrecognized loss	358	372	164

Net periodic cost	$623	$808	$861

The components of cost recognized in our statement of operations for our post-retirement health cost coverage are as follows:

	December 31,
	2010	2009	2008

Service cost	$257	$289	$310
Interest cost	668	673	644
Amortization of unrecognized prior service costs	(285)	(361)	(361)
Amortization of unrecognized loss	7	—	48
Effect of curtailments and settlements	(407)	—	—

Net periodic cost	$240	$601	$641

The components of cost recognized in other comprehensive loss for our pension and post-retirement health plans are as follows:

		Post
	Pension	Retirement
	Plans	Health	Total

Balance at December 31, 2008	$(8,017)	$510	$(7,507)
Recognized in other comprehensive loss	611	(388)	223

Balance at December 31, 2009	(7,406)	122	(7,284)
Recognized in other comprehensive loss	(864)	(953)	(1,817)

Balance at December 31, 2010	$(8,270)	$(831)	$(9,101)

The estimated amount that will be amortized from accumulated other comprehensive loss into net periodic cost in 2011 is as follows:

		Post
	Pension	Retirement
	Plans	Health

Prior service cost/(gain)	$170	$(231)
Actuarial loss	456	17

Total	$626	$(214)

Weighted average assumptions used in determining the year-end benefit obligation are as follows:

			Post-Retirement
	Pension Plans		Healthcare Coverage
	2010	2009	2010	2009

Discount rate	5.50%	6.00%	5.5%	6.00%
Expected return on plan assets	8.00%	8.00%	N/A	N/A

Weighted average assumptions used to determine net periodic cost for the years ended December 31 are as follows:

	Pension Plans			Post-Retirement Health
	2010	2009	2008	2010	2009	2008

Discount rate	5.50%	6.25%	5.75%	5.50%	6.25%	5.75%
Expected return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase (Salaried plan only)	N/A	N/A	4.50%	N/A	N/A	N/A

In connection with the renewal of our collective bargaining agreement in 2007, effective April 1, 2007, we capped our monthly contribution to the cost of providing retiree health care benefits at approximately $250

(not in thousands) per employee. For the year ended December 31, 2010, the cost per month was $212 (not in thousands) per employee.

In developing the overall expected long-term return on plan assets assumption, a building block approach was used in which rates of return in excess of inflation were considered separately for equity securities, debt securities and other assets. The excess returns were weighted by the representative target allocation and added along with an appropriate rate of inflation to develop the overall expected long-term return on plan assets.

We have developed an investment strategy for the Plans’ that emphasizes total return; that is, the aggregate return from capital appreciation and dividend and interest income. The primary objective of the investment management for the Plans’ assets is the emphasis on consistent growth; specifically, growth in a manner that protects the Plans’ assets from excessive volatility in market value from year-to-year. The investment policy also takes into consideration the benefit obligations, including expected timing of distributions.

The primary objective for the Plans is to provide long-term capital appreciation through investment in equity and debt securities. We select professional money managers whose investment policies are consistent with our investment strategy and monitor their performance against appropriate benchmarks. The Plans do not own an interest in us and there are no significant transactions between us and the Plans.

Our overall investment strategy is to achieve a mix of approximately 50% equity and 50% fixed income payments. The Plan’s target allocation at December 31, 2010 and 2009 are as follows:

Pension
Plans
Domestic large capitalization equities	40%
Domestic small-mid capitalization equities	5%
International equities	5%

Total equities	50%
Domestic fixed income	45%
Money market	5%

100%

We re-balance our portfolio periodically to realign the actual asset allocation with our target allocation. The percentage allocation to each asset class may vary depending upon market conditions. The allocation by asset category is as follow:

	Fair Value Measurements at
	December 31, 2010
		Allocation
	Total	Percent	Level 1	Level 2	Level 3

Equity Mutual Funds	$9,103	47%	$9,103	$—	$—
Fixed Income Mutual Funds	9,709	50%	6,601	3,108	—
Money Market Funds	516	3%	516	—	—

	$19,328	100%	$16,220	$3,108	$—

We anticipate making pension contributions of approximately $1,325 to the plans in 2011.

The following benefit payments, which reflect future service as appropriate, are expected to be paid. The benefit payments are based on the same assumptions used to measure our benefit obligation at the end of 2010.

		Post
	Pension	Retirement
Years Ending	Plans	Health

2011	$1,325	$893
2012	1,431	936
2013	1,517	969
2014	1,608	983
2015	1,704	974
2016-2020	6,953	4,818

Defined Contribution Plans

We have a contributory savings plan (the “401K Plan”) under Section 401(k) of the Internal Revenue Code covering substantially all U.S. employees. The 401K Plan allows participants to make voluntary contributions of up to 15% of their annual compensation, on a pretax basis, subject to IRS limitations. During 2009, we amended our 401(K) Plan to provide for a match of a portion of salaried employee contributions. Employer contributions during 2010 were $259 and during 2009 were $227. Prior to 2009, employer contributions were discretionary and there were no contributions in 2008.

Our Canadian operation has a defined contribution pension plan whereby the employees can make voluntary contributions up to 2.5% of their gross earnings. This plan requires employer matching. There is a 700 hours worked eligibility requirement. There is no vesting period. The Canadian operation also has a profit sharing plan, which provides for a contribution calculated at up to 7% of the net operating earnings, minus the employer contributions to the pension plan. The funds are distributed proportionately based on years of service and annual remuneration. Our Canadian operation incurred expenses related to these plans of $527, $317 and $280 in 2010, 2009 and 2008, respectively.

9.	Colt Defense LLC Deficit

Our authorized capitalization consists of 1,000,000 common units and 250,000 preferred units. Common units issued and outstanding as of December 31, 2010 and 2009 were 132,174. No preferred units have been issued.

In February 2010, our board declared a special distribution to members of $15,606. As of December 31, no portion of this special distribution had been paid.

Colt Defense Employee Plan Holding Corp (“E-Plan Holding”) is wholly owned by the Colt Defense LLC Profit Sharing Plan (the “Plan”). The Plan was converted from an employee stock ownership plan to a profit sharing plan effective January 1, 2009. We have no obligation to make any future contributions to E-Plan Holding or the Plan. No common units were purchased during 2010, 2009 or 2008. At December 31, 2010, E-Plan Holding owns 1,205 of our outstanding units.

During 2009, we purchased 3,819 common units from an officer at a purchase price per unit of $1,309 per unit for a total of $5,000.

10.	Management Option Incentive Plan

Effective June 12, 2003, the Colt Defense LLC 2003 Management Option Incentive Plan (the “Option Plan”) was established.

In connection with the 2007 Leveraged Recapitalization, employees and directors exercised all of their vested options. Immediately after the Leveraged Recapitalization the fair market value was $654.60 per unit.

Prior to the 2007 Leveraged Recapitalization, we had recognized stock based compensation charges relating to the issuance of non-recourse notes using variable accounting. These notes, which extended the life of the original term of the underlying options, were deemed to be “in substance options.” We also used variable accounting and recorded stock based compensation costs when employees received dividends related to the units where the consideration used to purchase the units was non-recourse notes. Subsequent to July 9, 2007, no further compensation charges will be recorded related to these non-recourse notes due as they were all repaid in connection with the Leveraged Recapitalization. Additionally, we recorded stock based compensation on certain option grants using variable accounting due to a re-pricing or change in terms of the options.

At December 31, 2008, only one employee had options outstanding and they were fully vested. Accordingly, there was no stock compensation expense related to these options subsequent to December 31, 2008. No options were issued or exercised during 2010 or 2009. There were no stock based compensation charges in 2010 or 2009. The Company recorded $45 of stock based compensation charges in 2008.

A summary of option activity and exercise prices follows:

		Weighted	Weighted
		Average	Average	Aggregate
	Number	Exercise	Remaining	Intrinsic
	of	Price	Contractual	Value
	Options	per Unit	Life in Years	per Unit

Outstanding at January 1, 2008	1,044	$357	3	$311
Exercised	—	—	—	—

Outstanding at December 31, 2008	1,044	357	2	$311
Exercised	—	—	—	—

Outstanding at December 31, 2009	1,044	357	1	952
Expired	(1,044)

Outstanding at December 31, 2010	—	$—	—	$—

11.  Transactions With Related Parties

We have a financial advisory agreement with Sciens Management LLC, an affiliate of Sciens Capital Management. Under the terms of the agreement, we incurred annual advisory fees of $350 during 2010, 2009 and 2008, respectively. We also reimburse the affiliate for expenses incurred in connection with the financial advisory services provided. During 2010, 2009 and 2008, we incurred $39, $52 and $17, respectively, for such reimbursements. The cost for these advisory services and the expenses are recorded within general and administrative expenses. In connection with the November 2009 financing described in Note 5, the same affiliate and another member received transaction fees of $3.2 million and $0.6 million, respectively.

We have a license agreement (the “License”) with New Colt Holding Corp (“NCHC”), an affiliate, for the use of certain Colt trademarks. Under the terms of the License, we received a 20-year paid-up license for the use of the Colt trademarks, which expires December 31, 2023. Thereafter, the License may be extended for successive five-year periods. Consideration for the License included the transfer to NCHC’s wholly-owned subsidiary, Colt’s Manufacturing of the Colt Match Target® rifle line of business, inventories of $18 and cash of $2,000. The total transferred of $2,018 is recorded in other assets and is being amortized over 20 years. At December 31, 2010 and 2009 this intangible had an unamortized balance of $1,311 and $1,412, respectively.

Effective July 1, 2007, we entered into a service agreement with Colt’s Manufacturing, an affiliate entity, which provides for remuneration for certain factory accounting, data processing and management services provided by us to Colt’s Manufacturing. The annual fee for these services was initially $580, with payments made quarterly in arrears. Effective December 1, 2007, the service agreement was amended when a portion of the services Colt’s Manufacturing was receiving were reduced and the annual fee was reduced to $480. Effective January 1, 2009 the annual fee was reduced to $430 as a result of further reductions in services provided to Colt’s Manufacturing.

Transactions with Colt’s Manufacturing and related accounts receivable follow:

	Year Ended December 31,
	2010	2009	2008

Sales of rifles to Colt’s Manufacturing	$855	$4,566	$2,450
Accounts receivable for product sales as of year end	36	221	1,135
Service fees earned	430	430	480

As discussed in Note 6, we also lease our West Hartford facility from an affiliate and we sublease a portion of our facilities to Colt’s Manufacturing.

During 2009, Colt Security LLC (“Security”), a wholly-owned subsidiary of E-Plan Holding, assumed responsibility for providing security guard services to us, effective January 1, 2009. At that time, Security employed all of the security guards previously employed by us and leased them back to us. We incurred employee leasing costs of $858 in 2010 and $919 in 2009.

12.	Commitments and Contingencies

A summary of standby letters of credit issued principally in connection with performance and warranty bonds established for the benefit of certain international customers is as follows:

	As of December 31,
	2010	2009

Standby letters of credit secured by restricted cash	$655	$1,102
Standby letters of credit secured by Revolver	632	—
Guarantees of standby letters of credit established by a sales agent on behalf of Colt	804	2,490

At December 31, 2010 and 2009, we had unconditional purchase obligations related to capital expenditures for machinery and equipment of $950 and $834, respectively.

We also had certain Industrial Cooperation Agreements, which stipulate terms of cooperation for commitment of offsetting business over five to six years for the foreign governments that are party to the related sales contracts. We generally settle our offset purchase commitments under Industrial Cooperation Agreements through on-going business and/or cooperating with other contractors on their spending during the related period. Additionally, we identify future purchases and other satisfaction plans for the remainder of the offset purchase commitment period and should there be a projected net purchase commitment after such consideration, we accrue the estimated cost to settle the offset purchase commitment.

Our remaining gross offset purchase commitment is the total amount of offset purchase commitments reduced for claims submitted and approved by the governing agencies. At December 31, 2010 and 2009, our remaining gross offset purchase commitments totaled $25,807 and $23,158, respectively. We have evaluated our settlement of our remaining gross offset purchase commitments through probable planned spending and other probable satisfaction plans to determine our net offset purchase commitment. We have accrued $412 and $0 as of December 31, 2010 and 2009, respectively, based on our estimated cost of settling the remaining net offset purchase commitment.

During 2007, we entered into a contract with one of our vendors to purchase all of its requirements for the U.S. Army for a specific accessory from this vendor at specified pricing. In consideration for entering into this agreement, we received a non-refundable payment of $750 from the vendor. This payment has been recorded as deferred income and is being amortized to income ratably through the expiration of the commitment in June 2011.

We are involved in various litigations, which are incidental to our normal business. In management’s opinion, the ultimate disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

13.	Segment Information

Our small arms weapons systems segment represents our core business, as substantially all of our operations are conducted through this segment. Our small arms weapons systems segment consists of two operating segments which have similar economic character and have been aggregated into the company’s only reportable segment. The small arms weapons systems segment designs, develops and manufactures small arms weapons systems for military and law enforcement personnel both domestically and internationally.

Management uses Adjusted EBITDA from continuing operations to evaluate the financial performance of and make operating decisions for the small arms weapons systems segment. See the footnotes that follow the reconciliation tables below for additional information regarding the adjustments made to arrive at Adjusted EBITDA from continuing operations of the small arms weapons systems segment.

The following tables represent a reconciliation of Adjusted EBITDA from continuing operations to net (loss) income from continuing operations:

	Year Ended December 31,
	2010	2009	2008

Statement of Operations Data:
Adjusted EBITDA from continuing operations	$22,935	$67,600	$74,155
Provision for foreign income taxes	(2,659)	(2,320)	(1,097)
Depreciation and amortization(i)	(4,562)	(3,739)	(3,730)
Interest expense, net	(24,598)	(18,845)	(19,266)
Non-cash common unit compensation expense	—	—	(45)
Other expenses, net(ii)	(1,657)	(13,466)	(872)

Net (loss) income from continuing operations	$(10,541)	$29,230	$49,145

(i)	Includes depreciation and amortization of intangible assets.

(ii)	Includes:

•	Expenses associated with the write-off of unamortized deferred financing fees associated with the refinancing of credit arrangements in 2010 and 2009 as well as the 2009 settlement of outstanding interest rate swap agreements and the 2009 payment of a prepayment premium on our Senior Subordinated Notes.

•	Expenses incurred in connection with prior refinancing activities, transaction costs incurred in connection with our contemplated merger and acquisition activities, foreign currency exchange gains or losses, service income from an affiliate and other less significant charges not related to on-going operations.

Geographical Information

The table below presents net sales for specific geographic regions:

	2010	2009	2008

United States	$107,272	$209,733	$221,254
Canada	18,090	18,109	14,915
Asia	11,794	17,157	23,009
Europe	30,927	17,965	9,036
All other	7,722	7,199	905

	$175,805	$270,163	$269,119

Geographic External Revenues

Geographic external revenues are attributed to the geographic regions based on the customer’s location of origin. Included in the reported net sales in the United States are revenues to the U.S. Government for resale to Foreign Military Services which are direct customers of the U.S. government located outside the United States.

Long-lived assets are net fixed assets attributed to specific geographic regions:

	2010	2009

United States	$18,538	$14,874
Canada	3,203	3,045

	$21,741	$17,919

Major Customer Information

Sales to the U.S. government represented 55% of net sales in 2010, 61% 2009 and 75% in 2008. No sales to any one direct foreign customer exceeded 10% in 2010, 2009 or 2008.

14.	Concentration of risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of accounts receivable. Accounts receivable due from most significant customers were:

	As of
	December 31,
	2010	2009

United States Government	$1,838	$9,059
Government of Netherlands	4,211	4,985
Government of Canada	1,082	2,261
Government of Denmark	4,745	324

15.	Other Long-Term Liabilities

Other long-term liabilities consist of the following:

	As of December 31,
	2010	2009

Deferred Canadian income taxes	$248	$154
Deferred income related to vendor supply contract	—	125
Long-term accounts payable, less current portion	—	78
Other	98	89

	$346	$446

16.	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss follows:

	Unrecognized		Interest	Foreign
	Prior Service	Unrecognized	Rate	Currency
	Cost	Loss	Swaps	Translation	Total

Balance, December 31, 2007	$614	$(5,222)	$(2,666)	$1,614	$(5,660)
Pension liability	260	(3,159)	—	—	(2,899)
Change in post-retirement health liability	(361)	361	—	—	—
Change in fair value of interest rate swap	—	—	(4,326)	—	(4,326)
Currency translation	—	—	—	(3,157)	(3,157)

Balance, December 31, 2008	513	(8,020)	(6,992)	(1,543)	(16,042)
Pension liability	170	441	—	—	611
Change in post-retirement health liability	(361)	(27)	—	—	(388)
Change in fair value of interest rate swap	—	—	6,992	—	6,992
Currency translation	—	—	—	2,680	2,680

Balance, December 31, 2009	322	(7,606)	—	1,137	(6,147)
Pension liability	527	(1,391)	—	—	(864)
Change in post-retirement health liability	(693)	(260)	—	—	(953)
Currency translation	—	—	—	1,316	1,316

Balance, December 31, 2010	$156	$(9,257)	$—	$2,453	$(6,648)

17.	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 21, 2011, the date at which the financial statements were available to be issued and determined there were no other items to disclose.

COLT DEFENSE LLC
COLT FINANCE CORP.

$250,000,000

OFFER TO EXCHANGE

Outstanding
8.75% Senior Notes
due 2017

for

Registered
8.75% Senior Notes
due 2017

PROSPECTUS

          , 2011

We have not authorized any dealer, sales representative or any other person to give any information or to make any representations not contained in this prospectus or the accompanying letter of transmittal. This prospectus and the accompanying letter of transmittal do not offer to sell or buy any securities in any jurisdiction where it is unlawful.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification Under the Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The bylaws of Colt Finance Corp. indemnify any person, to the fullest extent permitted and in the manner provided, by the Delaware General Corporation Law.

Indemnification Under the Delaware Limited Liability Company Act

Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

The limited liability company agreement of Colt Defense LLC provides a right to indemnification to any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a member of the governing board, director or officer of Colt Defense LLC or is or was serving at the request of the Company as a member of the governing board, director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith. With respect to proceedings initiated by an indemnitee to enforce the rights to indemnification, the Company will indemnify the indemnitee only if the proceeding is authorized by the Governing Board. Additionally, the Board may grant rights to indemnification to other employees and agents of the Company.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b) Financial Statement Schedules:

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22.	UNDERTAKINGS

Each undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

7. Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8. Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Colt Defense LLC and Colt Finance Corp. have duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in West Hartford, Connecticut, on the 5th day of April, 2011.

COLT DEFENSE LLC
COLT FINANCE CORP.

By:	/s/ Scott B. Flaherty
Scott B. Flaherty
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald R. Dinkel and Scott B. Flaherty his true and lawful attorneys-in-fact, singly, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald R. Dinkel Gerald R. Dinkel	Chief Executive Officer & Manager	April 5, 2011

/s/ Scott B. Flaherty Scott B. Flaherty	Chief Financial Officer	April 5, 2011

/s/ Cynthia J. McNickle Cynthia McNickle	Chief Accounting Officer	April 5, 2011

/s/ Gen. William Keys Gen. William Keys, USMC (ret.)	Manager	April 5, 2011

/s/ Marc C. Baliotti Marc Baliotti	Manager	April 5, 2011

/s/ Gen. the Lord Guthrie of Craigiebank Gen. the Lord Guthrie of Craigiebank	Manager	April 5, 2011

Signature	Title	Date

/s/ Michael Holmes Michael Holmes	Manager	April 5, 2011

/s/ Vincent Lu Vincent Lu	Manager	April 5, 2011

/s/ John P. Rigas John P. Rigas	Manager	April 5, 2011

/s/ Daniel J. Standen Daniel J. Standen	Manager	April 5, 2011

/s/ Gen. Gordon R. Sullivan, USA (ret.) Gen. Gordon R. Sullivan, USA (ret.)	Manager	April 5, 2011

/s/ Philip A. Wheeler Philip A. Wheeler	Manager	April 5, 2011

INDEX TO EXHIBITS

Exhibit
No.		Description

3.1		Amended and Restated Limited Liability Company Agreement of Colt Defense LLC dated as of June 12, 2003 reflecting the amendments adopted as of July 9, 2007.***
3.2		Certificate of Incorporation of Colt Finance Corp., effective October 15, 2009.***
3.3		By-Laws of Colt Finance Corp., effective November 7, 2009.***
4.1		Indenture, dated as of November 10, 2009, by and among Colt Defense LLC, Colt Finance Corp. and Wilmington Trust FSB as trustee.***
4.2		Registration Rights Agreement, dated as of November 10, 2009.***
4.3		Credit Agreement, dated as of November 10, 2009, among Colt Defense LLC, the other loan parties from time to time party thereto, the financial institutions party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent.***
4.4		Amendment No. 1 to Credit Agreement, dated as of March 11, 2010, among Colt Defense LLC, JPMorgan Chase Bank, N.A., as administrative agent and as a lender and Morgan Stanley Bank, N.A., as a lender.***
4.5		Second Amendment and Limited Waiver to Credit Agreement, dated as of October 29, 2010 (effective as of November 1, 2010), among Colt Defense LLC, JPMorgan Chase Bank, N.A., as administrative agent and as a lender and Morgan Stanley Bank, N.A., as a lender.***
4.6		Form of 8.75% Senior Note due 2017 (included as part of Exhibit 4.1).***
4.7		Form of Guarantee 8.75% Senior Note due 2017 (included as part of Exhibit 4.1).***
5.1		Opinion of Cahill Gordon & Reindel llp.*
10.1		Letter Agreement, between certain of the management companies associated with Sciens Management, L.L.C. and Colt Defense LLC, dated as of July 9, 2007.***
10.2		License Agreement, dated as of December 19, 2003, between Colt Defense LLC and New Colt Holding Corp.***
10.4		First Amended and Restated Sublease Agreement, dated as of October 25, 2005, between Colt Defense LLC and Colt’s Manufacturing Company LLC.***
10	.5.1	Intercompany Services Agreement, dated as of June 26, 2007, between Colt Defense LLC and Colt’s Manufacturing Company LLC.***
10	.5.2	First Amendment to Intercompany Services Agreement dated as of December 1, 2007.***
10	.5.3	Second Amendment to Intercompany Services Agreement dated as of January 1, 2009.***
10.6		Match Target License Agreement, dated as of December 19, 2003 (effective as of January 1, 2004), between Colt Defense LLC and Colt’s Manufacturing Company LLC.***
10	.7.1	Employment Agreement dated as of October 4, 2010, between Gerald R. Dinkel and Colt Defense LLC.***†
10	.7.2	Letter agreement dated as of August 30, 2005, between Jeffrey Grody and Colt Defense LLC.***†
10	.7.3	Letter agreement dated as of August 23, 2004, between James R. Battaglini and Colt Defense LLC.***†
10	.7.4	Letter agreement dated as of April 28, 2003, between J. Michael Magouirk and Colt Defense LLC.***†
10	.7.5	Employment Agreement dated as of February 1, 2011, between Scott B. Flaherty and Colt Defense LLC.***†
10	.8.1	Colt Defense Salaried Income Plan effective November 4, 2002.***†
10	.8.2	First Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2005.***†
10	.8.3	Second Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2004.***†
10	.8.4	Third Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective March 28, 2005.***†
10	.8.5	Fourth Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2008.***†
10	.8.6	Fifth Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2009.***†
10	.8.7	Sixth Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective December 31, 2008.***†
12		Statement of ratio of earnings to fixed charges.***
21		Subsidiaries of Registrant.***
23.1		Consent of PricewaterhouseCoopers LLP.*

Exhibit
No.	Description

23.2	Consent of UHY LLP.*
23.3	Consent of Cahill Gordon & Reindel LLP (included as part of Exhibit 5.1).*
24.1	Power of Attorney.***
25.1	Form T-1 Statement of Eligibility of Wilmington Trust FSB, as Trustee for Indenture dated November 10, 2009.***
99.1	Letter of Transmittal.***

*	Filed herewith

***	Previously filed.

†	Management contracts and compensatory plans and arrangements.